Exhibit 4.7

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

PERION NETWORK LTD.

MR. ASAF KATZIR

MR. ZIV YIRMIYAHU

January 14, 2020

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is entered into effective as of January 14, 2020 by and among Asaf Katzir (“Asaf”) and Ziv Yirmiyahu (“Ziv,” and together with Asaf, each a “Seller” and, collectively, “Sellers”), Content IQ LLC, a New York limited liability company (the “Company”), and Perion Network Ltd., a private company incorporated in the State of Israel (the “Purchaser”).

RECITALS

WHEREAS, Sellers collectively own one hundred percent (100%) of the issued and outstanding membership, ownership and/or equity interests in the Company (the “Ownership Interests”);

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Ownership Interests, and be admitted as substitute member in the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, on the date hereof, and as an inducement for the Purchaser to enter into this Agreement, all Key Persons (as defined herein) have entered into certain contractual obligations with the Purchaser, which are conditional on the Closing (as defined herein) (the “Key Person Agreements”);

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01       Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“Accounting Principles” means GAAP, consistently applied throughout the respective periods covered, and in each case applied on a basis consistent with the Audited Financial Statements.

“Additional Condition” means, with respect to any Seller as of any time, that such Seller is still employed or otherwise engaged by Purchaser and/or a Subsidiary thereof (including the Company) or such Seller has been involuntarily terminated by one or more of Purchaser and/or a Subsidiary thereof (excluding a termination initiated by Asaf with respect to Ziv or Ziv with respect to Asaf), in each case without Cause, and (ii) has not resigned from the Purchaser and/or a Subsidiary thereof, or provided notice of an intention to resign, except for Good Reason.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of more than 50% of the voting securities, by contract or otherwise.  With respect to any natural Person, any family members of that Person (and their respective Affiliates).

“Aggregate Consideration” means the sum of: (i) the Purchase Price, plus (ii) the GC Payments, plus (iii) US$4,000,000.

“Antitrust Laws” means any competition, antitrust or investment or trade regulatory Applicable Laws.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, or other law (including common law), statute, regulation, regulatory guidance, directive, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended.

“Business” means the business of the Company and the Company Subsidiaries as currently conducted and as proposed to be conducted as of the Closing Date, primarily being paid distribution of written content monetized by programmatic display advertising.

“Business Day” means a day, other than Saturday or Sunday or other day on which commercial banks in Tel Aviv, Israel, or New York City, New York, are authorized or required by Applicable Law to close.

“Cap Step Down Date” means the date on which both the Earnout Payment in respect of the 2020 Earnout Period and the Additional Payments made pursuant to paragraph 1(a) and 2(a) of Part 1 of Exhibit B are made or required to be made by fulfilling the conditions in accordance with the terms hereof, regardless for these purposes of any permitted set off pursuant to Section 12.11.

“Cause” means, with respect to any Seller, (i) breach of trust by such Seller with respect to Purchaser and/or its Affiliates, in the form of fraud, material misappropriation of property, engagement in competing activities with Purchaser and/or its Affiliates, any breach of such Seller’s undertakings under non-competition, non-solicitation, and intellectual property assignment agreements with Purchaser and/or its Affiliates, or material breach of such Seller’s confidentiality obligations to Purchaser, the Company or its Affiliates, or under the (a) Code of Business Conduct and Ethics, (b) Disclosure and (c) Insider Trading policies of the Purchaser's group, causing damage to Purchaser or its Affiliates (including the Company); (ii) the Seller’s willful and persistent failure to perform his duties to the Purchaser and/or its Affiliates (provided that, to remove any doubt, (A) not meeting business objectives, targets or milestones and (B) dissatisfaction of the Sellers’s performance shall not be deemed, in and of itself, a failure to perform material duties for purposes of this clause (ii)); and (iii) the Seller’s conviction of, or plea of “guilty” or “no contest” to a criminal offense involving moral turpitude, relating to the Purchaser or its Affiliates (including the Company), or involvement in discrimination or harassment of another employee or third party.

“Closing Working Capital” means, as calculated on a consolidated basis for the Company and the Company Subsidiaries, an amount equal to (a) the amount of current assets (excluding Company Cash) of the Company and the Company Subsidiaries (which shall include: (1) accounts receivable less a proper and reasonable allowance for doubtful accounts; (2) prepaid expenses, deposits and other current assets; (3) unbilled receivables; (4) account receivables; and (5) negative credit card balances) minus (b) the amount of current liabilities of the Company and the Company Subsidiaries (which shall include (1) accounts payable; (2) accrued expenses, including but not limited to accrued Taxes, payroll and benefits (including any accrued bonuses, expense reimbursement and vacation, but excluding unpaid bonuses and unfunded employee benefits to the extent included in Company Debt), consulting expenses to third-party contractors and vendors, professional service fees and royalties payable to any Governmental Authority, and any deferred compensation benefits to employees or third party contractors; (3) other accrued and unpaid current liabilities; (4) customer credit and refunds; and (5) deferred revenues, including declared but unpaid dividends; excluding any unpaid Transaction Expenses and Company Debt); in each case as calculated in accordance with the Accounting Principles, as of the Closing; provided that (x) the foregoing will not include deferred Tax assets or deferred Tax liabilities and intercompany balances between the Company and the Company Subsidiaries, if any, and (y) the Closing Working Capital shall be calculated net of any 'claw-back' (i.e., the repayment of any amounts from the Company to any third party revenue partner) or other amounts that are otherwise repaid to a counterparty (including by way of set off against future payments to the Company or a Company Subsidiary), whether or not such claw-back is notified or effected prior to Closing or otherwise.

“Closing Working Capital Balance” means either (i) the amount by which the Closing Working Capital Target exceeds the Closing Working Capital (if any) (in which case such amount shall be a negative amount) (such negative amount, the “Closing Working Capital Deficiency”) or (i) the amount by which the Closing Working Capital exceeds the Closing Working Capital Target (if any) (in which case such amount shall be a positive amount).

“Closing Working Capital Target” means $0.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Subsidiary” any direct or indirect Subsidiary of the Company.

“Company Cash” means the aggregate amount of the Company's and/or the Company Subsidiaries' unrestricted cash and cash equivalents.

“Company Debt” means, without duplication, any of the following indebtedness of the Company and the Company Subsidiaries, on a consolidated basis (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, redemption costs and fees, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (i) any obligations for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (ii) any obligations as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with Accounting Principles; (iii) all liabilities under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (iv) any obligations to pay the deferred purchase price of property, goods or services (including any “earn-out” or similar payments, but excluding ordinary course of business trade payables that are included in the working capital calculations in the definition of Closing Working Capital); (v) all liabilities arising from cash/book overdrafts; (vi) all liabilities under conditional sale or other title retention agreements; (vii) all obligations with respect to customer advances or any other advances made by such person; (viii) all liabilities arising out of interest rate, financial derivatives and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (ix) any liability or obligation of others guaranteed by, or secured by any Lien on any assets or properties of, the Company or any Company Subsidiary; (x) any long term liability required to be identified in accordance with Accounting Principles; (xi) any unpaid bonuses and unfunded employee benefits (including any pension, severance, employee benefits accruals or other liabilities required by Applicable Law) relating to any period on or prior to the Closing (including, without limitation, any and all amounts paid or payable to employees or consultants of the Company or its Affiliates with respect to any commissions).

“Company Disclosure Schedule” means the disclosure schedules, attached hereto as Exhibit Q, dated as of the date of this Agreement that have been delivered by the Company pursuant to Article III.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or any Company Subsidiary, or otherwise used or held for use in connection with the operation of the business of the Company or any Company Subsidiary, including Company-Owned Intellectual Property.

“Company-Owned Intellectual Property” means any Intellectual Property that is owned by or exclusively licensed to, or purported to be owned by or exclusively licensed to, the Company or any Company Subsidiary.

“Company Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, used for any Company Service (other than with respect to Software licensed to the Company).

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated September 9, 2019, by and between Purchaser on its behalf and on behalf of its subsidiaries and affiliates and the Company.

“Confidential Information” means any and all non-public or confidential or proprietary information of the Company or any Company Subsidiary, including Trade Secrets, techniques, know-how, processes, algorithms, Software, design details and specifications, financial information, customer lists, business forecasts, sales and marketing plans, all notes, analyses, reports, compilations, studies, interpretations, summaries or other documents, and any and all non-public or confidential or proprietary information disclosed to the Company or a Company Subsidiary or any of their Representatives by any other Person on a confidential basis.

“Consent” means any consent, approval, license, permission, requirement, exemption, Order, waiver, allowance, novation, authorization, declaration, clearance, filing, registration or notification.

“Contract” means, with respect to a Person, any contract, agreement, understanding, arrangement, undertaking, agreed policy, obligation, promise, commitment, indenture, note or bond (whether written or oral and whether express or implied) (i) to which such Person is a party, (ii) under which such Person has any rights, (iii) under which such Person has any Liability, or (iv) by which such Person, or any of the assets or properties owned or used by such Person, is bound.

“Copyrights” means as set forth in the definition “Intellectual Property”.

“Disability” means, with respect to a Seller, that such Seller has been unable to perform his duties of employment or services as a consultant as the result of his incapacity due to physical or mental illness, and such inability, at least one hundred twenty (120) days after its commencement, is determined to be total and permanent by a physician selected by such Seller, and acceptable to Purchaser or its insurers (such acceptance by Purchaser not to be unreasonably withheld, delayed or conditioned).

“Documents” means all files, documents, instruments, correspondence, papers, books, reports, records, tapes, microfilms, photographs, letters, mails, e-mails, budgets, forecasts, ledgers, journals, customer lists, customer files, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing and advertising documentation (sales brochures, flyers, pamphlets, promotional materials, web pages, etc.), and other similar materials, in each case in whatever form, including electronic databases, printed and other electronic media.

“Domain Names” means all Internet domain names, general-use e-mail addresses, Internet electronic addresses, uniform resource locators (URL) and alphanumeric designations associated therewith and all registrations for any of the foregoing, worldwide.

 “Escrow Agent” means SunTrust Bank or such other entity selected by the Purchaser and the Sellers’ Representative to act as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement by and among the Purchaser, the Sellers’ Representative and the Escrow Agent in the form of Exhibit A attached hereto.

“Escrow Increased Percentage” means 17.22%.

“Escrow Percentage” means 15%.

“GAAP” means generally accepted accounting principles in the USA.

“GC Payments” means all payments made to Gil by way of 'Bonus' (as defined in the Key Person Agreement with Gil).

“Gil” means Mr. Gil Canetti.

“Good Reason” means, with respect to any Seller, (i) the failure by Purchaser or an applicable Affiliate to pay to such Seller any material portion of his agreed upon employment remuneration or benefits due to him, (ii) a demand by Purchaser or an applicable Affiliate that such Seller relocate his regular place of work by more than forty (40) miles, without the consent or agreement of such Seller, (iii) demotion of the Seller to a level of management of the business unit  that is below General Manager of business unit or Co-General Manager of business unit, or (iv) a reduction prior to the second anniversary of the Closing Date, in the Seller's compensation entitlement under his Key Person Agreement, without the consent or agreement of such Seller, provided that in each case that (x) the relevant Seller has notified Purchaser in writing that he believes that such a condition has occurred and the Purchaser has not remedied or cured such conduct within thirty (30) days after its receipt of such notice, and (y) a resignation shall only be for Good Reason where such resignation is within ninety 90 days of the relevant Good Reason event, and is stated by the applicable Seller as being the cause of such resignation at that time.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, or other government, (c) governmental, quasi-governmental or regulatory body of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, or body, or (d) court, arbitrator, public tribunal or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority or funding of any Governmental Authority.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Applicable Law relating to human health and safety, the environment or any of the foregoing substances.

“Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, whether or not registered or applied for, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures and improvements thereon; (b) all patents and patent applications, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof (collectively, “Patents”); (c) trademarks, common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos and other indicia of commercial source or origin, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof anywhere in the world (collectively, “Trademarks”); (d) Domain Names; (e) works of authorship (whether or not copyrightable), including copyrights, and registrations, applications and renewals for any of the foregoing (collectively, “Copyrights”); (f) all trade secrets and rights in confidential, non-public or proprietary information and know-how (collectively, “Trade Secrets”); (g) all software, including data files, source code, object code, databases, application programming interfaces, and related specifications and documentation (collectively, “Software”); (h) moral and economic rights of authors and investors; and (i) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Internet Resources” means all Domain Names, electronic addresses, uniform resource locators (URL), websites, mobile apps, databases, Internet blogs, social media sites (e.g., Facebook, YouTube, Twitter), adtech platforms, DSPs, SSPs, data brokers, and similar online resources.

“IRS” means the United States Internal Revenue Service.

“Israeli Tax Authority” means the Israel Tax Authority.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, and any regulations promulgated thereunder, as may be amended from time to time.

“Key Counterparty” means those Persons set forth in Exhibit O.

“Key Persons” means Asaf Katzir, Ziv Yirmiyahu, and Gil Canetti.

“Knowledge” (and expressions of similar import) means (i) with respect to the Company, the knowledge of each of the following: the Key Persons; and (ii) with respect to a Seller, the knowledge of such Seller.  A Person will be deemed to have “Knowledge” of a particular fact or matter if such Person is actually aware of such fact or matter having made due inquiry of the appropriate employees and consultants of the Company and/or the Company Subsidiaries.

“Liability” means any and all debts, liabilities, Tax, penalty, fine, judgment, losses, cost or expense (to the extent that such costs and expenses are actually incurred), obligations and commitments of whatever nature, fixed, absolute or contingent, matured or un-matured, accrued or unaccrued, liquidated or unliquidated or due or to become due, (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise).

“Lien” means, with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, easement, trust, equitable interest, servitude, proxies (other than any proxies provided hereunder), right of first refusal, defect in title, impediment of title, impairment of title, imperfection of title, preemptive right or restrictions or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security) or other adverse claim of any kind in respect of such property or asset, existing or known to be pending restriction on the use of any asset or the possession, exercise or transfer of any attribute of ownership of any asset, or any claim with respect to any of the foregoing.  Without derogating from the foregoing, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” means any and all losses, Liabilities (only to the extent not otherwise covered by this definition), damages, deficiencies, fines, payments, Taxes, costs and expenses (to the extent that such costs and expenses are incurred in connection with Losses), whether or not arising from or in connection with any third-party claims (including, without limitation, interest, penalties actually incurred, attorneys’, accountants', consultants’ and experts’ costs, fees and expenses and all amounts paid in investigation, preparation for, defense or settlement of any Proceedings) or any other default, adverse judgments, settlements and compromises plus interest actually and reasonably payable in connection therewith from the date of incurrence.

“Material Adverse Effect” means any event, change, effect, condition or circumstance that, when taken individually or together with any other adverse events, changes or effects, (a) is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, affairs, operations, prospects, results of operations, cash flows or condition (financial or otherwise) of the Company or the Company Subsidiaries; or (b) does, or is reasonably likely to, prevent or materially delay consummation of the transactions contemplated by this Agreement or performance by the Company or any Company Subsidiary or any Seller of any material obligations under this Agreement or the Transaction Documents; other than an effect to the extent resulting from: (i) any change, effect, event, occurrence, condition, development or state of facts arising from or relating to changes or conditions generally affecting the industries or markets related to the business of the Company or any Company Subsidiary to the extent that such changes or conditions do not have a disproportionate adverse effect on such Company as a whole relative to other similarly situated companies, (ii) any change in the general business, market, technological, economic, capital market, financial, political or regulatory conditions worldwide or in any territory in which the Company or any Company Subsidiary operates, to the extent that such changes or conditions do not have a disproportionate adverse effect on such Company as a whole relative to other similarly situated companies, (iii) any change in GAAP or other applicable accounting standards, requirements or principles, or Applicable Laws, or the interpretation of the foregoing, (iv) any political conditions (or changes in such conditions) acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of war, armed hostilities, sabotage or terrorism) or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside of Israel, to the extent that such acts do not have a disproportionate adverse effect on such Company as a whole relative to other similarly situated companies operating in the same industries or geographies as the Company, or (v) any failure by the Company or any Company Subsidiary to meet any internal or published projections, estimates, forecasts of financial or operating performance.

“Noncompete Period” means the period commencing on the date hereof and ending on the later to occur of (i) four (4) years following the Closing or (ii) the date that is one (1) year following termination (for any reason whatsoever) of such Seller's employment, consulting or other relationship with the Company or any Company Subsidiary.

“Open Source Materials” means any Software or other material that (i)  is subject to any agreement with terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing, the software: (A) be disclosed, made available or distributed in source code or object code form; (B) be licensed for the purpose of making derivative works and/or redistributable; (C) be licensed under terms that allow or permit any third party to decompile, recompile, update, modify, reverse engineering, reverse assembly or disassembly all or any part of the software or merge the software into any other software; or (D) be redistributable at no charge.  Open Source Materials includes, but is not limited to, any Software which is licensed under a license which complies with the Open Source Initiative Corporation’s (OSI) open source definition or which is, or is equivalent to, a license approved by OSI, or Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); the Perl Artistic License; the Mozilla Public License(s); the Netscape Public License; the Berkeley Software Design (BSD) license including Free BSD or BSD-style license; the Sun Community Source License (SCSL); the Apache license; and any licenses listed at http://www.opensource.org/licenses.

“Option(s)” means (i) securities, instruments or obligations that are or may become convertible into or exchangeable for membership, ownership and/or equity interests or other securities of the Company or any Company Subsidiary; (ii) subscriptions, options, calls, convertible notes, warrants or rights (whether or not currently exercisable) to acquire any membership, ownership and/or equity interests or other securities of the Company or any Company Subsidiary; and (iii) Contracts under which the Company is or may become obligated to sell or otherwise issue any membership, ownership and/or equity interests or other securities.

“Order” means any temporary, preliminary or permanent order, injunction, judgment, decree, edict, pronouncement, determination, reported decision, published opinion, verdict, sentence, stipulation, subpoena, ruling, writ, assessment or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or any Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Organizational Documents” means, as applicable, the certificate or articles of incorporation, memorandum of association, limited liability company agreement, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements, investor rights agreement, voting agreement, and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.

“Parent” means Perion Network Ltd.

“Partnership Audit Regime” means the centralized partnership audit rules of Sections 6221 through 6241 of the US Internal Revenue Code of 1986, as amended, and any regulations promulgated or proposed under any such Sections and any administrative guidance with respect thereto, and any similar rules under state or local tax law.

“Patents” means as set forth in the definition “Intellectual Property”.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or other entity.

“Pre-Closing Tax Period” means any Tax period ending on (and including) the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Pro Rata Portion” means, with respect to Asaf, 54%, and with respect to Ziv, 46%.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser’s Accounting Principles” means the accounting methods and policies applied by Purchaser in the preparation of the audited consolidated financial statements of Parent and its Subsidiaries.

“Purchaser Business” means services relating to (i) online advertising solutions for advertisers and publishers (typically solutions related to branded and/or video advertisements) (currently operated as part of the 'Undertone' business unit), (ii) distribution and monetization of internet search results (currently operated as part of the 'CodeFuel' business unit), (iii) management of online advertising campaigns on social networks through a platform on fully-manage and self-service (currently operated as part of the 'MakeMeReach' business unit), and (iv) online creation tools for cards (such as "e-cards"), invitations, and slideshows, (currently operated as part of the 'Smilebox' business unit).

“Purchaser M&A Event” means (i) any merger (including a reverse triangular merger) or consolidation in which the Parent is a constituent party, except any such merger or consolidation in which the shares of the Parent outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of share capital that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the share capital of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, or (ii) any acquisition by any Person (or group of affiliated or associated Persons), of at least a majority of the shares of the Parent (other than as a result of issuance of equity or securities convertible into equity by the Parent for the purpose of raising funds) in a single transaction or a series of related transactions.

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration, issuance, renewal or other document issued, filed with, or recorded by any Governmental Authority, including Patents, Trademarks, Copyrights and Domain Names.

“Representative(s)” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors, in each case, to the extent acting on behalf of such Person.

“Sellers Disclosure Schedule” means the disclosure schedule dated as the date of this Agreement that has been delivered by the Sellers to the Purchaser pursuant to Article IV.

“Sellers’ Representative” means Asaf (or in his absence or unavailability, Ziv), or any other representative appointed as a successor or in replacement thereof, from time to time, in accordance with this Agreement.

“Software” means as set forth in the definition “Intellectual Property”.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means any and all taxes, charges, duties, fees, levies, imposts or other assessments, reassessments, or mandatory payments of any kind whatsoever, whether direct or indirect, imposed by or payable to or accrued to the benefit of any Israeli, U.S. federal, state, municipal, local or other tax authority and/or Governmental Authority, including, without limitation, gross income, net income, gross receipts, license, payroll, employment, workers’ compensation, excise, severance, national security insurance, health, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, business, ad valorem, duties, turnover, goods, production, occupancy, utility, services, municipal, real property, abandoned property under escheatment laws, capital gain, transfer and gain, alternative or add-on minimum, estimated, or other taxes or mandatory payments of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any liability for the foregoing by reason of membership in affiliated, consolidated, combined, unitary or similar Tax group by Contract and any obligation to assume or succeed the Liability of any other Person with respect to any of the forgoing.

“Tax Return” means any return, statement, declaration, estimate, schedule, notification, form, election, notice, certificate, report or other document that is or has been filed with or submitted to, or is or was required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, com-bined, consolidated or unitary returns for any group of entities that includes the Company or any Company Subsidiary, a Seller, or any of their Affiliates.

“Tax Authority” means the Israeli, U.S., or other tax authority and any other Governmental Authority responsible for the imposition, assessment, collection or administration of any Tax.

“Third Party” means (whether or not a capitalized term) any Person, including the parties hereto, other than the referenced Person or Persons.

“Trademarks” means as set forth in the definition “Intellectual Property”.

“Trade Secrets” means as set forth in the definition “Intellectual Property”.

“Transaction Documents” means this Agreement, its exhibits and schedules and any and all other Contracts, certificates and documents attached, ancillary or to be delivered pursuant hereto or thereto.

“Transaction Expenses” means, without duplication, any and all (whether or not disclosed) (i) unpaid costs, fees and expenses (including value added tax thereon) of outside professionals incurred prior to or at the Closing or payable prior to or at the Closing by the Company or any Company Subsidiary (whether on its behalf or for any Seller) arising from or in connection with the negotiation, execution and consummation of the Transaction Documents and transactions contemplated thereby, including all legal fees, Tax payable in connection with fees, consulting, accounting, audit, investment banking, broker, finder, financial advisor or other similar fees, (ii) change of control, bonus, termination, severance or other similar payments that are payable by the Company and/or a Company Subsidiary to any Person (including any employee, consultant or service provider thereof) following the Closing as a result of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents (alone or in combination with any other event) and which were accrued, agreed, undertaken or incurred prior to or at the Closing, (iii) employer payroll Taxes, arising directly in connection with the payment of the foregoing or a payment of any portion of the Aggregate Consideration to any Person; but for purposes of the Closing Working Capital, without duplication of amounts taken into account in determining the Liabilities included therein.

“Transactions” means the purchase of all the Ownership Interests by the Purchaser and all the other transactions contemplated by this Agreement and the other Transaction Documents.

Section 1.02       Additional Definitions.

Term	Section
Accounting Arbitrator	Section 2.02(d)(5)
Additional Escrow Amount	Section 2.02(c)
Additional Payments	Section 2.03
Adjustment Shortfall Amount	Section 2.02(d)(10)
Agreed Amount	Section 10.03(c)
Allocation	Section 2.07(a)
Arbitrator Paramaters	Section 12.05
Asset	Section 3.13(b)
Assignment	Section 2.06(b)(1)(i)
Audited Financial Statements	Section 3.08(a)
Balance Sheet Date	Section 3.08(a)
Bankruptcy Events	Section 3.02(b)
Basket	Section 10.02
Budget	Section 8.03(c)
Claim Certificate	Section 10.03(a)
Claimed Amount	Section 10.03(a)
Closing	Section 2.06(a)
Closing Date	Section 2.06(a)
Closing Escrow Amount	Section 2.02(c)

Closing Purchase Price Adjustment Amount	Section 2.02(b)(1)
Company Contractor	Section 3.19(a)
Company Group	Section 7.07(a)(ii)
Company Leased Real Property	Section 3.13(a)
Company Registered Intellectual Property	Section 3.16(b)
Company Services	Section 3.16(a)
Contested Amount	Section 10.03(c)
Data	Section 3.16(o)
Data Standards	Section 3.16(o)
Determination Materials	Section 2.02(d)(5)
Dispute Period	Section 10.03(c)
Earnout Calculation	Section 2.04(b)(1)
Earnout Calculation Delivery Date	Section 2.04(b)(1)
Earnout Escrow Amount	Section 2.02(c)
Earnout Payments	Section 2.04(a)
Earnout Review Period	Section 2.04(b)(2)
ERISA Affiliate	Section 3.19(n)
Escrow Fund	Section 2.02©
Escrow Period	Section 2.02©
Estimated Adjustment Statement	Section 2.02(d)(1)
Final Adjustment Statement	Section 2.02(d)(8)
Final Amount	Section 12.11
Financial Statements	Section 3.08(a)
Fraud	Section 10.01(c)
Fundamental Representations	Section 10.01(b)
Indemnifiable Matters	Section 10.02(a)(1)
Information Systems	Section 3.16(r)
Insider Receivables	Section 3.08(g)
Israeli Subsidiary	Section 3.18(m)
KPI Determination Date	Section 2.03(d)(3)
KPI Item	Section 2.03(d)(5)
KPI Satisfaction Calculation	Section 2.03(d)(1)
KPI Satisfaction Review Period	Section 2.03(d)(2)
Leased Assets	Section 3.13(c)

Major Rev-Partners	Section 3.15(a)
Major Suppliers	Section 3.15(a)
Management Accounts	Section 3.08(a)
Material Contract	Section 3.11(a)
Meitar	Section 12.14
Meitar NY	Section 12.14
Non-PII	Section 3.16(o)
Objection	Section 2.02(d)(3)
Paid Tax Amount	Section 2.05(b)(2)
Payor	Section 2.05(a)
PII	Section 3.16(o)
PPACA	Section 3.19(s)
Privacy Policy	Section 3.16(o)
Publication Matters	Section 10.01(b)
Purchase Price	Section 2.02(b)(1)
Purchaser Indemnified Parties	Section 10.01(a)(1)
Quasi Equity Rights	Section 3.07(a)
Real Property Lease	Section 3.13(a)
Realized Closing Working Capital Balance	Section 2.02(d)(2)(ii)
Related Person	Section 3.21
Releasee	Section 7.08(a)
Response Notice	Section 10.03(c)
Restrictive Field	Section 7.07(a)(i)
Section 14 Arrangement	Section 3.19(a)
Special Escrow Agreement	Section 2.05(b)(1)
Special Escrow Amount	Section 2.05(b)(2)
Stipulated Amount	Section 10.03
Survival Period	Section 10.01(b)
Tax Incentives	Section 3.18(l)
Tax Matter	Section 3.19
Template PIAA	Section 3.16(l)
Third Party Claims	Section 10.04
Unaudited Financial Statements	Section 3.08(a)
Undisputed Amounts	Section 2.02(b1)

Unrealized Accounts Receivable	Section 2.02(d)(2)(ii)
Unresolved Claims	Section 10.03(b)(1)
VAT	Section 3.18(n)
Warranty Obligations	Section 3.14(a)
Working Capital Adjustment Date	Section 2.02(d)(2)(i)

Section 1.03       Definitional and Interpretative Provisions.

(a)          The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  All references to time shall refer to New York City time.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The use of the word “or” shall not, necessarily, be exclusive.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement. The term “Dollar”, “$”, or US$ shall refer to the currency of the United States of America.  Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the first Business Day following if the last day of the period is not a Business Day. Any action under this Agreement that would be required to occur on a Friday due to the classification of such Friday as a “Business Day” pursuant to this Agreement shall instead be required to occur on the following Monday.  Any reference to an item being “in writing” shall include any written form, as well as email and/or facsimile.

(b)          The term “made available to Purchaser” or “provided to the Purchaser”  in the following sections of this Agreement: Section 3.15(c), Section 3.18(d), Section 3.18(l), Section 3.191.1(g), Section 3.04(a) and Section 3.08(g) means a document was uploaded to the ciq Dropbox electronic datasite and made available for review by Purchaser and its designated counsels or advisors at least two (2) Business Days prior to the date hereof (unless otherwise approved in writing by Purchaser).

ARTICLE II
PURCHASE OF OWNERSHIP INTERESTS

Section 2.01       Purchase and Sale of the Ownership Interests

Upon and subject to the terms and subject to the conditions contained herein, on and effective as of the Closing, (i) the Sellers shall sell and assign to Purchaser, and Purchaser shall purchase and acquire from the Sellers, all of the Ownership Interests, free and clear of any and all Liens, (ii) the Sellers shall cease being members of the Company, and (iii) Purchaser shall be admitted as the sole member of the Company.

Section 2.02       Consideration.

(a)          General.  In consideration for the sale, assignment, transfer and delivery of all Ownership Interests to the Purchaser at the Closing under the terms and conditions of this Agreement, each Seller shall be eligible to receive, subject to the terms of this Agreement and the procedure set forth in this Section 2.02, such Seller’s respective Pro Rata Portion of the Purchase Price, subject to the withholding, adjustment and deductions as provided herein.

(b)          The Purchase Price.  The purchase price shall consist of (i) US$15,000,000, plus (ii) the Additional Payments, plus (iii) the Earnout Payments, in each case as provided herein (collectively, the “Purchase Price”) and shall be paid, subject to withholdings, adjustments and deductions set forth herein, as follows:

(1)          A cash payment in the amount of US$15,000,000, less (i) the aggregate unpaid Transaction Expenses as of the Closing,  plus (ii) the Company Cash as of the Closing, less (iii) the aggregate Company Debt as of Closing (the amounts in clauses (i) through (iii) collectively referred to as the “Closing Purchase Price Adjustment Amount”), and less (iv) the Closing Escrow Amount, (the result being the “Closing Payment”), shall be delivered by the Purchaser to the Sellers on the Closing;

(2)          Cash payments equal to the Realized Closing Working Capital Balance (which may be a negative amount), payable in accordance with Section 2.02(d)(2).

(3)          The Additional Payments, less the Additional Escrow Amounts, which shall be payable in accordance with Section 2.03 and Part 1 of Exhibit B;

(4)          The Earnout Payments, less the Earnout Escrow Amounts, which shall be payable in accordance with Section 2.04 and Part 2 of Exhibit B; and

(5)          The Escrow Fund, which shall be payable in accordance with Section 2.02.

Unless otherwise specified (such as with respect to the Additional Payments), each payment of Purchase Price to the Sellers shall be apportioned among the Sellers in accordance with their respective Pro Rata Portions.

(b1)          Late Payment of Undisputed Amounts Due.  In the event that the Purchaser shall not timely pay any undisputed portion of an Earnout Payment or an Additional Payment under this Agreement that both the Purchaser and the Sellers Representative agree are payable (or that are otherwise determined to be due pursuant to Section 2.04(b)(4) (Resolution of Disputes Relating to an Earnout Payment) (such undisputed amounts, the “Undisputed Amounts”) (for avoidance of doubt, in case of any dispute of whatever nature, including under indemnities and/or any set off rights, such amounts shall not be considered undisputed) for a period of more than ten (10) Business Days following written notice thereof by the Sellers to the Purchaser, then without prejudice to any other right or remedy available to the Sellers to enforce such payment such payment shall be deemed to include an 8% simple interest per annum, calculated with respect to any portion of such Undisputed Amounts from the date on which such Undisputed Amounts was due pursuant to this Section (i.e. the date on which it became undisputed) to be paid to the Sellers, and until actual payment of such amount.

(c)          Escrow Fund.

The Purchaser will deliver to the Escrow Agent: (A) at the Closing an amount equal to the Escrow Percentage of the sum of (i) US$15,000,000, and (ii) the Closing Purchase Price Adjustment Amount (such amount, the “Closing Escrow Amount”); (B) upon payment of each Additional Payment, an amount equal to the Escrow Percentage of the amount actually paid in each Additional Payment (each such amount being an “Additional Escrow Amount”), and (C) upon payment of each Earnout Payment, the Escrow Increased Percentage of each Earnout Payment (each such amount being an “Earnout Escrow Amount”), (provided that in the event that a payment from the Escrow Fund has actually been made to the Purchaser pursuant to Section 10.02(a)(1)(xi) (Employee Equity Claims) or (xii) (Employee IP Claims), the Additional Escrow Amount and the Earnout Escrow Amount shall be increased by an amount equal to such payment from the Escrow Fund), in each case to be held and released by the Escrow Agent pursuant to the Escrow Agreement (the Closing Escrow Amount, together with the Additional Escrow Amounts, the Earnout Escrow Amounts, any amounts deposited pursuant to Section 12.11, and all income and interest earned or accrued on the foregoing, being the “Escrow Fund”), with the contents of the Escrow Fund to be held, subject to Article X, until the expiration of 24 months from the Closing (the “Escrow Period”).  The Escrow Fund will be available to secure the indemnification and other payment obligations of the Sellers pursuant hereto, and be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement.  The Escrow Fund shall be deemed to have been contributed by each Seller based on its Pro Rata Portion.

(d)          Purchase Price Adjustment.

(1)        The statement, attached as Exhibit C hereto sets forth in reasonable detail the Company's good faith estimates of the: (A) Closing Working Capital, (B) Closing Working Capital Balance, (C) Company Cash, (D) Company Debt, (E) the aggregate unpaid Transaction Expenses of the Company, and (F) the calculation of the estimated Closing Purchase Price Adjustment Amount and the resulting Closing Payment.  Such statement has been certified by the executive officers of the Company to have been prepared in good faith as of the Closing, pro forma for the Closing, on a consolidated basis, and based on the Accounting Principles (the statement, as so approved, the “Estimated Adjustment Statement”).  The calculation of the amount by which the Purchase Price shall be reduced or increased by the Closing Purchase Price Adjustment Amount as of the Closing (if any, and subject to subsection (2)) shall be based on the Estimated Adjustment Statement.

(2)          Realized Closing Working Capital Balance.

(i)          If on the date that is sixty (60) days after the Closing Date (the “Working Capital Adjustment Date”): (A) the Realized Closing Working Capital Balance is positive, the Purchaser shall within fifteen (15) Business Days following the Working Capital Adjustment Date, pay to the Sellers in cash by wire transfer, in accordance with their respective Pro Rata Portions the amount of the Realized Closing Working Capital Balance on the Working Capital Adjustment Date, and (B) the Realized Closing Working Capital Balance is negative, the Sellers shall within fifteen (15) Business Days following the Working Capital Adjustment Date, pay to the Purchaser in cash by wire transfer, an amount equal to the Realized Closing Working Capital Balance, with each Seller responsible for wiring such Seller’s Pro Rata Portion of such amount. Without limitation of the foregoing, the Purchaser may at any time recover any negative Realized Closing Working Capital Balance, to the extent not paid by the Sellers as contemplated by the preceding sentence, by recovering such amount from the Escrow Fund, or by setting-off any other amounts payable to the Sellers pursuant to Section 12.11. For the avoidance of doubt, no amounts paid to the Sellers as Realized Closing Working Capital Balance shall be taken into account for the purpose of calculating the Escrow Fund and for the purpose of calculating the liability caps set forth in Section 10.02(b).

(ii)          The “Realized Closing Working Capital Balance” at any time for determination shall be equal to the amount of the Closing Working Capital Balance as of the Closing, subject to a reduction by the aggregate amount of all accounts receivable included in the Closing Working Capital that have not been fully paid and satisfied in cash on or prior to such time of determination (being “Unrealized Accounts Receivable”).

(iii)          In the event that Purchaser’s payment under clause (ii) is reduced by the amount of accounts receivable that are not paid and satisfied in cash on or prior to the Working Capital Adjustment Date, following the Working Capital Adjustment Date and until the first anniversary of the Closing Date, Purchaser shall within 30 days of the later of its receipt of such and the date of the Final Adjustment Statement, pay to the Sellers in cash by wire transfer, in accordance with their respective Pro Rata Portions, the amount of such Unrealized Accounts Receivable (to the extent that such Unrealized Accounts Receivable is included in the Closing Working Capital in the Final Adjustment Statement) that are subsequently received by the Company, and which were not otherwise paid to the Sellers pursuant hereto.

(3)           Within ninety (90) days after the Closing Date, the Purchaser may deliver in writing to the Sellers’ Representative any objections that the Purchaser may have with respect to the Estimated Adjustment Statement setting forth in reasonable detail the basis for such objections (an “Objection”).

(4)          The Purchaser and the Sellers’ Representative shall attempt in good faith to reach agreement resolving all matters set forth in the Objection within thirty (30) days after its delivery.  If the Purchaser and the Sellers’ Representative reach an agreement, the amounts so agreed shall be final and such agreement shall constitute the Final Adjustment Statement.

(5)          In the event that the Purchaser and the Sellers’ Representative cannot agree within such thirty (30) days period (or such longer period as the Purchaser and Sellers’ Representative shall agree in writing) on all matters set forth in the Objection, then the Estimated Adjustment Statement, the Objection and any supporting documentation referred to in subsection (1) above and other documentation provided by Purchaser in connection with the matters underlying its Objection (collectively, the “Determination Materials”) will be promptly submitted to confidential binding arbitration, which may be initiated by either of the Purchaser or the Sellers’ Representative by written notice to the other, within 20 days of the lapse of the above 30-day period.  The arbitration shall be conducted in accordance with the rules provisions of the Arbitration Law, except as otherwise provided herein.  The arbitration shall be conducted by one arbitrator, mutually agreed on by the Purchaser and Sellers’ Representative, who shall be a partner in one of the "big 4" accounting firms in New York City, New York having proficiency and expertise in the applicable generally accepted accounting principles (the “Accounting Arbitrator”).  If no agreement is reached on the identity of the Accounting Arbitrator within ten (10) days following the notice initiating the arbitration, the identity of the Accounting Arbitrator will be one of the “Big 4” accounting firms, other than the auditor of the Company and/or the Purchaser. The seat or place of arbitration shall be New York City, New York or such other place mutually acceptable to the Purchaser and the Sellers’ Representative.

(6)          The Accounting Arbitrator shall be appointed for the limited purpose of resolving the matters set forth in the Objection, based solely on the Determination Materials and presentations by the Purchaser and the Sellers’ Representative and their respective Representatives, and not by independent review.  In resolving any Objection, the Accounting Arbitrator (i) will not review any matters not specifically relating to the Objection, (ii) shall not assign a value to any such item greater than the greatest value for such item claimed by either the Purchaser or Sellers’ Representative in the Estimated Adjustment Statement or less than the smallest value for such item claimed by either the Purchaser or Sellers’ Representative in the Estimated Adjustment Statement and its determination may not be outside the range comprised of the calculation of such items in the Purchaser’s Objection or the Estimated Adjustment Statement; (iii) shall rule only on the objections raised by the Purchaser in the Objection, accepting all other aspects of the Estimated Adjustment Statement; (iv) shall make its determination regarding the Closing Working Capital in accordance with the Accounting Principles, and in accordance with the provisions hereof defining Closing Working Capital (to the extent they are inconsistent with the Accounting Principles) and shall have no right, authority or discretion to employ any other accounting standard, principles or policies (except as set forth herein).  The Accounting Arbitrator shall not have authority to consider or determine any other matter.  The Accounting Arbitrator shall conduct such hearings or hear such presentations by each of the Purchaser and the Sellers’ Representative as the Accounting Arbitrator deems necessary.  The Accounting Arbitrator shall not be bound by procedural law or rules of evidence and shall have no authority to issue any injunctions, Orders or other interlocutory remedies but will rule consistently with the substantive law of the State of New York, disregarding its conflict of law rules, and will provide a reasoned decision.  The Purchaser and the Sellers’ Representative shall use all reasonable efforts to cause the Accounting Arbitrator to issue its written determination as promptly as practicable, and in no event later than the thirty (30) days after its acceptance of its appointment, and the Accounting Arbitrator's award and the resulting calculation of Closing Purchase Price Adjustment Amount and Closing Working Capital Balance from such determination shall be the Final Adjustment Statement.  The Accounting Arbitrator’s determination, and the Final Adjustment Statement reflecting such determination, shall be final, conclusive and binding on the Purchaser, Sellers’ Representative and the Sellers and will be enforceable in a court of law.  The proceedings described herein and the Accounting Arbitrator's determination shall be the sole and exclusive resolution relating to the determination of the Final Adjustment Statement, if any, and any objection or dispute related thereto.  The parties hereby waive to the fullest extent permitted by Applicable Law any right to appeal or to review such award by any court or tribunal.  The costs, fees and expenses of the Accounting Arbitrator and experts appointed pursuant to this Section 2.02(d) shall be equally borne by the Purchaser and Sellers’ Representative, unless the Accounting Arbitrator rules otherwise.  Each party shall bear its own other costs and fees, including attorney's fees, incurred by that party in the course of the arbitration, except to the extent entitled to indemnification, compensation or reimbursement under this Agreement or as otherwise determined by the Accounting Arbitrator.

(7)           Any discussion, negotiations or proceeding hereunder and the content of any discussions or communications with the Accounting Arbitrator, as well as the Accounting Arbitrator’s determination, shall be conducted on a confidential basis, and the Accounting Arbitrator (or any attorneys, parties to the arbitration, witnesses, expert, or other persons present at the arbitration) shall be required (if requested by the Purchaser, or other persons present at the arbitration) to execute, prior to the commencement of their service, the Purchaser’s standard confidentiality agreement in favor of the Purchaser and the Sellers, which shall contain an undertaking to maintain strict confidentiality regarding the arbitration proceedings.  Any information (whether in writing, by testimony or in oral hearings, and whether or not confidential, proprietary or public) provided by the Purchaser or the Sellers’ Representative shall only be presented or provided to the Accounting Arbitrator or the experts appointed above (and no other person) in strict confidence, and may not be used in any subsequent or other proceedings. In no event shall either the Purchaser or the Sellers be required to use or produce information that is not directly relevant to resolving the objection reflected in the Objection. No Accounting Arbitrator engagement letter shall modify the terms of this Agreement unless otherwise agreed to by the Purchaser and the Sellers’ Representative.  Notwithstanding anything to the contrary, in any information of the Purchaser or its Affiliates, the Purchaser may redact proprietary and/or confidential information (including designate customers, purchasers or any other business partners, or products, by code numbers/code names (without disclosing any names)), unless the Accounting Arbitrator determines that such information is reasonably required thereby to reach a resolution, in which case the Accounting Arbitrator shall be provided with such redacted information.

(8)           As used herein, the term “Final Adjustment Statement” means (i) the Estimated Adjustment Statement if the Purchaser does not deliver an Objection in accordance with this subsection (d); (ii) if the Purchaser delivers an Objection and all of the disputed items are resolved by mutual agreement, the Estimated Adjustment Statement, as amended, if necessary, to reflect such resolution of all disputes; or (iii) if any Objections are submitted to the Accounting Arbitrator for resolution in accordance with this Section 2.02(d), the Estimated Adjustment Statement, as amended, if necessary, to reflect any resolution of any disputes by agreement of the Purchaser and the Shareholders Representative and the resolution of all other disputes as determined by the Accounting Arbitrator.

(9)          If the Closing Payment together with the Realized Closing Working Capital Balance as would have been calculated to the extent that the Closing Purchase Price Adjustment Amount and Closing Working Capital Balance set forth on the Final Adjustment Statement would have been applied at the Closing is higher than the Closing Payment as actually calculated at the Closing and the actual Realized Closing Working Capital Balance determined on the Working Capital Adjustment Date based on the Closing Purchase Price Adjustment Amount and the Closing Working Capital Balance set forth on the Estimated Adjustment Statement, then the Purchaser shall, within ten (10) Business Days, deliver to the Sellers, in accordance with their Pro Rata Portions, the balance between such amounts.

(10)          If the Closing Payment together with the Realized Closing Working Capital Balance as would have been calculated using the Closing Purchase Price Adjustment Amount and Closing Working Capital Balance set forth on the Final Adjustment Statement is lower than the Closing Payment as actually calculated at the Closing and the actual Realized Closing Working Capital Balance determined on the Working Capital Adjustment Date based on the Closing Purchase Price Adjustment Amount and the Closing Working Capital Balance set forth on the Estimated Adjustment Statement (the difference between such amounts, the “Adjustment Shortfall Amount”), then the Sellers shall, within ten (10) Business Days, deliver to the Purchaser in cash by wire transfer the Adjustment Shortfall Amount, with each Seller responsible for wiring such Seller’s Pro Rata Portion of such amount. Without limitation of the foregoing, the Purchaser may at any time recover the Adjustment Shortfall Amount due and payable, to the extent not reimbursed by the Sellers as contemplated by the immediately preceding sentence, by recovering such amount from the Escrow Fund, or by setting-off any other amounts payable to the Sellers pursuant to Section 12.11.  For the avoidance of doubt, the fact that any account receivable is paid and satisfied in cash shall not by itself be deemed to indicate that such account receivable is properly included in the Closing Working Capital Balance.

(11)          Nothing in this Section 2.02(d) will be deemed to limit the indemnification rights of the Purchaser Indemnified Parties in accordance with Article X; provided that any amount paid to the Purchaser as a purchase price adjustment pursuant to this Section 2.02 shall not be deemed as a Loss and shall not be claimed by the Purchaser pursuant to Article X.

(12)          Any payments made pursuant to this Section 2.02(d) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes.

Section 2.03       Additional Payments

(a)          General. The amount, composition, and timing of certain additional payments for the sale of the Sellers’ Ownership Interests (the “Additional Payments”) shall be determined as set forth in this Section 2.03 and Part 1 of Exhibit B, and paid pursuant to conditions set forth in Section 2.02, Exhibit B, and otherwise in accordance with this Agreement.

(b)          Acceleration of Additional Payments.

(1)            The Additional Payments specified in paragraph (1) of Part 1 of Exhibit B (Additional Payment – Additional Condition Only) shall be fully accelerated (i) in respect of both of the Sellers, upon a Purchaser M&A Event, and (ii) in respect of either Seller, (x) upon such Seller's death or Disability, provided in each case that such Seller had satisfied the Additional Condition immediately prior to the Purchaser M&A Event, or his death or Disability, or (y) termination not for Cause (and not a termination effected by the other Seller) (each such date referred to in subsection (i) and (ii) is an “Acceleration Date”).

(2)          The Additional Payments specified in paragraph (3) of Part 1 of Exhibit B (Additional Payment – EBITDA Condition) shall be fully payable (but paid at the end of the relevant period only if and to the extent that the EBITDA Condition was fulfilled ) in respect of either Seller, upon such Seller's death, provided in each case that such Seller had satisfied the Additional Condition immediately prior to his death (or the circumstances leading to his death) and that the EBITDA Condition was fulfilled at the end of the relevant periods.

(c)          Timing of Additional Payments.  Subject to any applicable limitations set forth in this Agreement, Additional Payments that become payable shall be paid in accordance with ordinary course payroll procedures, at the next following payroll date after either the satisfaction of the applicable Additional Condition or Acceleration Date (unless such payroll date is less than ten (10) Business Days following such time, in which case it shall be the next following payroll date thereafter), provided that (i) the Additional Payments contemplated by paragraph 2 of Part 1 of Exhibit B (Additional Payments – Tech KPI) shall be payable within fifteen (15) Business Days of the KPI Determination Date, and (ii) the Additional Payments contemplated by paragraph 3 of Part 1 of Exhibit B (Additional Payments – EBITDA Condition) shall not be payable until the Earnout Determination Date with respect to the Earnout EBIDTA for each applicable Earnout Period.

(d)          Calculation and Determination of the 2020 Tech KPI Percentage and the 2021 Tech KPI Percentage.

(1)          Delivery of the Purchaser's Calculation.  Within sixty (60) calendar days following the end of the 2020 Earnout Period and the 2021 Earnout Period, as applicable, Purchaser shall deliver to the Sellers' Representative its calculation (a “KPI Satisfaction Calculation”) setting forth its computation of the aggregate 2020 Tech KPI Percentage or the 2021 Tech KPI Percentage Earnout Payment, as applicable, together the corresponding calculation of the Additional Payment due under paragraph (2) of Part 1 of Exhibit B for such Earnout Period.

(2)            Review by the Sellers' Representative.  After delivery of a KPI Satisfaction Calculation, the Sellers' Representative shall have a period of sixty (60) calendar days thereafter (the “KPI Satisfaction Review Period”) to review that KPI Satisfaction Calculation and shall have the ability to adjust and fix any required issue relating to any KPI item.  During the KPI Satisfaction Review Period, if Purchaser receives a written request from the Sellers' Representative for any additional supporting documentation relating to the satisfaction of the KPIs for such Earnout Period that is reasonably necessary in order to verify the KPI Satisfaction Calculation, the Purchaser shall provide such requested supporting documentation, provided that such documentation (x) is in its possession, and (y) does not include any non-public information, the disclosure of which is strictly prohibited under any Applicable Law (which information may be redacted).

(3)            Final and Binding KPI Satisfaction Calculation.  Unless the Sellers' Representative, on or prior to the last day of the KPI Satisfaction Review Period, gives the Purchaser written notice objecting to the relevant KPI Satisfaction Calculation and specifying, in reasonable detail, the basis for each such objection and the amount in dispute, such KPI Satisfaction Calculation and the amount of the applicable Additional Payment, if any, resulting therefrom shall be final and binding upon the Purchaser and the Sellers in respect of all amounts not specified as being in dispute under the aforementioned notice of objection.  If a timely notice of dispute of such KPI Satisfaction Calculation is delivered to the Purchaser, then such KPI Satisfaction Calculation (as revised in accordance with this Subsection (d)) shall become final and binding upon the Purchaser and the Sellers with respect to the stated amount in dispute upon the earlier of the date that (A) Purchaser and the Sellers' Representative resolve in writing any differences they have with respect to any matter specified in the notice of dispute, or (B) any matters in dispute are finally resolved pursuant to Section 12.05 below.  The “KPI Determination Date” shall mean the earliest of (i) the last day of the KPI Satisfaction Review Period in the event that the Sellers' Representative does not deliver a written notice of dispute within such KPI Satisfaction Review Period, (ii) the date immediately following the date that the Sellers' Representative delivers a written notice to Purchaser that it does not dispute the computation of the relevant KPI Satisfaction Payments as set forth in the KPI Satisfaction Calculation, (iii) the date that the Sellers' Representative and Purchaser resolve in writing any differences they have with respect to any matter specified in a notice of dispute with respect to the applicable KPI Satisfaction Payments, or (iv) the date that all matters in dispute with respect to the applicable KPI Satisfaction Calculation are finally resolved pursuant to Section 12.05 below.

(4)           Resolution of Disputes relating to a KPI Satisfaction Calculation.  If the Sellers' Representative has timely and properly disputed any calculations shown in a KPI Satisfaction Calculation, then during the fifteen (15) calendar days immediately following the delivery of a notice of dispute, the Sellers' Representative and Purchaser shall use their commercially reasonable good faith efforts to reach agreement on the disputed items specified in the notice of dispute.  If the parties are unable to resolve such dispute within such 30-day period (unless such 30-day period shall be extended by the mutual agreement of Purchaser and the Sellers' Representative), then such dispute shall be finally resolved pursuant to Section 12.05 below.

(5)            Confirmation of Satisfaction During the Earnout Periods.  It is here clarified that during each applicable Earnout Period, Sellers' Representative can submit any item of "KPI" identified in the table in Part 5 of Exhibit B (a "KPI Item") for Purchaser's review during the applicable Earnout Period, and in the event that Purchaser and Sellers' Representative agree in writing (with specific reference to this Agreement) that such KPI Item has been satisfied, such KPI Item shall be considered as a Tech KPI Achieved Item for the purposes of Part 5 of Exhibit B.

(e)          Miscellaneous.  The provisions of this Agreement (including Section 2.03) do not constitute a contract of employment or service or impose any obligation on the Purchaser or any of its Affiliates to retain or continue to engage a Seller.

Section 2.04       Earnout Payments

(a)          General. The amount, composition, and timing of certain earnout payments (“Earnout Payments”) shall be determined as set forth in, and shall be subject to the conditions set forth in, Part 2 of Exhibit B hereto and otherwise in accordance with this Agreement.

(b)          Calculation and Determination of the Earnout Payments.

(1)            Delivery of the Earn-Out Calculation.  Within thirty (30) calendar days following the delivery to the Purchaser of an audit opinion in respect of its consolidated financial statements, including the Company, with respect to the period ending on the last day of the 2020 Earnout Period and the 2021 Earnout Period, as applicable (each being an “Earnout Calculation Delivery Date”), Purchaser shall deliver to the Sellers' Representative its calculation (an “Earnout Calculation”) setting forth its computation of the aggregate Earnout Payment with respect to such 2020 Earnout Period or 2021 Earnout Period, as applicable, if any, together with the calculation thereof, including the amount of Earnout Revenues and the Earnout EBITDA for such Earnout Period.

(2)           Review by the Sellers' Representative.  After delivery of an Earnout Calculation, the Sellers' Representative shall have a period of thirty (30) calendar days thereafter (the “Earnout Review Period”) to review that Earnout Calculation.  At all reasonable times during the Earnout Review Period, the Purchaser shall make its best effort to provide the Sellers and its advisors and representatives, full access to any document or other information relating to the Earnout Calculation as reasonably requested by the Sellers Representative; provided that the Sellers and any such advisors and representatives shall, if requested by the Purchaser, first execute the Purchaser’s standard confidentiality agreement in favor of the Purchaser and its Affiliates, which shall contain an undertaking to maintain strict confidentiality regarding any relevant document or information. During the Earnout Review Period, if Purchaser receives a written request from the Sellers' Representative for any additional supporting documentation relating to the Company that is reasonably necessary in order to verify the Earnout Calculation, the Purchaser shall provide such requested supporting documentation, provided that such documentation (x) is in its possession, and (y) does not include any non-public information, the disclosure of which is strictly prohibited under any Applicable Law (which information may be redacted).

(3)             Final and Binding Earnout Calculation.  Unless the Sellers' Representative, on or prior to the last day of the Earnout Review Period, gives the Purchaser written notice objecting to the relevant Earnout Calculation and specifying, in reasonable detail, the basis for each such objection and the amount in dispute, such Earnout Calculation and the amount of the applicable Earnout Payment, if any, resulting therefrom shall be final and binding upon the Purchaser and the Sellers in respect of all amounts not specified as being in dispute under the aforementioned notice of objection.  If a timely notice of dispute of such Earnout Calculation is delivered to the Purchaser, then such Earnout Calculation (as revised in accordance with this Subsection (b)) shall become final and binding upon the Purchaser and the Sellers with respect to the stated amount in dispute upon the earlier of the date that (A) Purchaser and the Sellers' Representative resolve in writing any differences they have with respect to any matter specified in the notice of dispute, or (B) any matters in dispute are finally resolved pursuant to Section 12.05 below.  The “Earnout Determination Date” shall mean the earliest of (i) the last day of the Earnout Review Period in the event that the Sellers' Representative does not deliver a written notice of dispute within such Earnout Review Period, (ii) the date immediately following the date that the Sellers' Representative delivers a written notice to Purchaser that it does not dispute the computation of the relevant Earnout Payments as set forth in the Earnout Calculation, (iii) the date that the Sellers' Representative and Purchaser resolve in writing any differences they have with respect to any matter specified in a notice of dispute with respect to the applicable Earnout Payments, or (iv) the date that all matters in dispute with respect to the applicable Earnout Payments are finally resolved pursuant to Section 12.05 below.

(4)            Resolution of Disputes relating to an Earnout Payment.  If the Sellers' Representative has timely and properly disputed any calculations shown in an Earnout Calculation, then during the thirty (30) calendar days immediately following the delivery of a notice of dispute, the Sellers' Representative and Purchaser shall use their commercially reasonable good faith efforts to reach agreement on the disputed items specified in the notice of dispute.  If the parties are unable to resolve such dispute within such 30-day period (unless such 30-day period shall be extended by the mutual agreement of Purchaser and the Sellers' Representative), then such dispute shall be finally resolved pursuant to Section 12.05 below.

(c)          Timing and Payment.  Each Earnout Payment, less the applicable Earnout Escrow Amount, shall become payable by the Purchaser to the Sellers in accordance with their respective Pro Rata Portions on or prior to the date that is ten (10) Business Days following the applicable Earnout Determination Date, subject in all cases to Section 2.04(f). The payment of any Earnout Payment shall not be conditional upon whether or not the Sellers (or either of them) satisfied the Additional Condition at the applicable time of such payment.  Subject to and without derogating from Section 12.11, the payment of each Earnout Payment shall made in full, without any deduction or set-off.

(d)          Miscellaneous. Notwithstanding any other provision of this Agreement, following the Closing the Purchaser and its Affiliates shall retain full operational flexibility and control with respect to decisions concerning the Company, the Company Subsidiaries and their business, products and services.  Nothing herein shall require the Purchaser or its Affiliates (including the Company and the Company Subsidiaries), and they will not be subject to any obligation or liability (contractual or otherwise), with regard to any Earnout Payment (or attainment of the relevant conditions for payment thereof) (other than making such payments if the agreed upon terms set forth in Exhibit B are fulfilled during the applicable Earnout Period), including with regard to the allocation of any resources (funds, people or otherwise), the business practices or decision taken (e.g. with respect to entering into customer contracts, margins and the like), the manner in which the Purchaser and its Affiliates (including the Company and the Company Subsidiaries) or their respective businesses will be operated, or any other obligation or liability of any nature.  Purchaser and its Affiliates shall have the sole and absolute discretion with respect to the subject matter and shall not be subject to any express or implied obligation to take, or omit to take, any action to satisfy the conditions to, or meet the goals required for, payment of the Earnout Payments or to maximize the amount thereof.  The parties acknowledge the potential of conflict of interests with respect to such matters, and the Sellers consent to the Purchaser's sole and absolute discretion with respect to the subject matter and hereby waives any rights to make any claim with respect to such conflict.

Section 2.05       Withholding Tax.

(a)          General Provisions.  Notwithstanding any other provision of this Agreement, each of the Purchaser, the Escrow Agent, and any other person acting on their behalf (each, a “Payor”), shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person pursuant to this Agreement (including any portion of the Closing Payment, the Escrow Fund, the Realized Working Capital Balance, the Additional Payments, the Earnout Payments, and any other payment), such amounts as such Payor determines that are required to be deducted and withheld with respect to the making of any such payment under any Applicable Law, as determined by the Purchaser.

(b)          Treatment of Additional Payments.  With respect to the Additional Payments, in the event that a Seller shall deliver to the Purchaser, not more than six (6) months following the Closing Date, a written and signed opinion  acceptable to the Purchaser at its discretion from a U.S. office of one of the "Big Four" accounting firms, supported by a clear valuation of the membership interest value, then:

(1)          Purchaser and each of the Sellers shall enter into an escrow agreement, with the Escrow Agent, pursuant to which the Special Escrow Amount shall be deposited and held by the Escrow Agent, and shall be: (i) paid to the Purchaser to the extent that any Tax Authority in the United States determines or advises that Purchaser or its Affiliates has any liability, or obligation to withhold, with respect to the payment of any Additional Payment or is otherwise liable for such taxes due by Sellers (including payroll withholding tax for federal income tax purposes, state and/or city tax purposes), and (ii) otherwise released to the Sellers (based upon their Pro Rata Shares) upon the third anniversary of the date of April 15 that falls in the calendar year following the calendar year of the payment of the applicable Additional Payment to which such Special Escrow Amount relates provided that the circumstances in (i) did not apply, and otherwise in a customary form reasonably acceptable to the Purchaser and the Sellers (the “Special Escrow Agreement”);

(2)           subject to entry into the Special Escrow Agreement, Purchaser shall upon each payment of any Additional Payment thereafter, pay 50% of such Additional Payment to the Escrow Agent to be held pursuant to the Special Escrow Agreement (such amount being a “Special Escrow Amount”), and pay the remaining portion of such Additional Payment to the applicable Sellers without making any withholding, provided that, following the deposit of any Special Escrow Amount with respect to a particular Additional Payment, upon delivery by a Seller of a confirmation of payment of the amount of capital gains Tax paid by such Seller with respect to the applicable Additional Payment to the applicable US Tax Authorities (including federal, state and city Taxes) (such aggregate amount of capital gains Tax being the “Paid Tax Amount”), the Special Escrow Agreement shall provide for the release to such Seller of an additional amount equal to the Paid Tax Amount (i.e. such that the amount retained in the escrow account with respect to such Additional Payment shall be equal to the excess of the Special Escrow Amount relating to such Additional Payment, above the Paid Tax Amount).

(c)          Treatment of Withheld Amounts.  To the extent that amounts are withheld pursuant to this Section 2.05, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payment recipient, in respect of which such deduction and withholding was made.

Section 2.06        Closing.

(a)          Time and Place.  The consummation of the Transactions (the “Closing”) shall take place remotely, via exchange of documents and signatures immediately following the execution of this Agreement, or at such other time, date and location as the parties hereto agree in writing.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

(b)          Transactions at Closing.  At the Closing, the following transactions shall occur and deliveries shall take place, which transactions and deliveries shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(1)          The Company and the Sellers shall deliver to the Purchaser the following agreements and documents:

(i)           Assignments of all of the Ownership Interests, in the form attached hereto as Exhibit D (the “Assignment”), duly executed by each of the Sellers, as applicable;

(ii)          an executed resignation, in the form attached hereto as Exhibit E, from the Sellers, in their capacities as members of the Company, effective as of the Closing;

(iii)         duly executed resolutions of the Sellers in their capacities as members of the Company, in the form attached hereto as Exhibit F approving and authorizing (i) the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party by the Company, (ii) the appointment of such persons as are requested by Purchaser prior to Closing as managers of the Company, with effect from Closing, and (iii) such changes to the signature rights for the Company's bank accounts as are requested by Purchaser prior to the Closing, in form and substance approved by Purchaser;

(iv)          the Organizational Documents of the Company and each Company Subsidiary, certified by the Sellers;

(v)          a certificate as to the incumbency of the officers of the Company and the Company Subsidiaries, certified by the Sellers;

(vi)          the Escrow Agreement executed by the Sellers’ Representative and the Escrow Agent;

(vii)        a certificate, in the form attached hereto as Exhibit G, executed on behalf of the Company by its officers, certifying that the conditions set forth in Section 8.01 and Section 8.02 have been duly satisfied;

(viii)      certificates, dated within five (5) days prior to the Closing Date, from (A) the Secretary of the State of New York, certifying as to the good standing and subsistence in such jurisdiction of the Company and (B) the Secretary of the State of Nevada, certifying as to the good standing and subsistence in such jurisdiction of the Company Subsidiary;

(ix)          For each Seller - the Spousal Consent, in the form attached hereto as Exhibit H;

(x)          the Estimated Adjustment Statement and the Company's Closing Financial Certificate, in the form attached hereto as Exhibit I;

(xi)          termination of the Operating Agreement between the Sellers;

(xii)        executed Key Person Agreements;

(xiii)       executed letter of resignation from the Company’s auditors as auditors of the Company (without compensation for loss of office or any other claim) in a form acceptable to the Purchaser;

(xiv)       Two (2) USB Drives containing a copy of the entire Datasite as of immediately prior to the Closing Date;

(xv)        a FIRPTA Certificate duly executed by each Seller; and

(xvi)       documentation evidencing the termination of all employment, equity and bonus agreements between the Company or a Company Subsidiary and GC, other than his respective Key Person Agreement.

(2)          The Purchaser shall deliver the following:

(i)           In accordance with the provision of Section 2.02(b)(1) the Closing Payment shall be delivered to the Sellers and provide confirmation of the wire transfers;

(ii)          a certificate, in the form attached hereto as Exhibit J, executed on behalf of the Purchaser by its officers, certifying that the conditions set forth in Section 8.01 and Section 8.03and  have been duly satisfied;

(iii)         to the Sellers’ Representative the Escrow Agreement executed by the Purchaser and the Escrow Agent

(iv)          the Closing Escrow Amount to the Escrow Agent pursuant to Section 2.02(c); and

(v)          the Service Principles attached hereto as Exhibit K.

Section 2.07       Purchase Price Allocation.

(a)          Within thirty (30) Business Days after Closing Date, Purchaser shall provide to Sellers' Representative an allocation of the Purchase Price among the assets of the Company (the “Allocation”).  The Allocation shall be prepared by Purchaser in accordance with Section 1060 of the Code.  Sellers' Representative shall be entitled to review and comment on such schedule for thirty (30) Business Days, and Purchaser shall consider such comments in good faith.  Thereafter, Purchaser shall provide Seller with Purchaser’s final allocation schedule.

(b)          Each of the Sellers and Purchaser shall (i) be bound by the Allocation for purposes of determining Taxes and (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation.  Sellers and Purchaser shall not take any position inconsistent with the Allocation in any Tax Return, in any refund claim, in any litigation, or otherwise unless required by a final determination by an applicable Tax Authority.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Company Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures)), the Company represents and warrants to the Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

Section 3.01       Corporate Existence and Power.

(a)          The Company and each Company Subsidiary is duly organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its establishment and has all requisite power and authority to conduct its business as now conducted and as currently proposed to be conducted (except where the failure to be so qualified or be in good standing (where such concept exists) would not be material to the Company or the Company Subsidiaries, or the Business), and to own and operate its assets as now owned and operated by it and as currently proposed to be owned and operated by it.  The Company and each Company Subsidiary is duly qualified, authorized, registered or licensed to do business as a foreign entity and is in good standing (where such concept exists) under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business (except where the failure to be so qualified or be in good standing (where such concept exists) would not be material to the Company or the Company Subsidiaries, or the Business) or the ownership of its assets requires such qualification, authorization, registration or license. Section 3.01(a) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company or any Company Subsidiary has employees or facilities, and neither the Company nor any Company Subsidiary is qualified or licensed to do business in any other jurisdiction.

(b)          Except for the Company Subsidiaries listed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not have and has not ever had a Subsidiary and there are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(c)          The Company has delivered to the Purchaser accurate and complete copies of: (i) its Organizational Documents, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of all actions taken by its and each Company Subsidiary's shareholders, members, board of directors (or other similar body) and all committees of the board of directors (or other similar body). There has not been any violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary that would be material to the Company or such Company Subsidiary, and neither the Company nor any Company Subsidiary has taken any action that is inconsistent with any resolution adopted by its members, board of directors, general managers, any equivalent body or any committee thereof, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a material violation.  The books of account, stock records, minute books and other records of the Company and each Company Subsidiary are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all Applicable Law.

(d)          Section 3.01(d) of the Company Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors and/or of the general managers of the Company and each Company Subsidiary; (ii) the names of the members of each committee of the board of directors (or similar body) of the Company and each Company Subsidiary; and (iii) the names and titles of the officers of the Company and each Company Subsidiary.

(e)          Except as listed in Section 3.01(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.

(f)          Except as listed in Section 3.01(e)(f) of the Company Disclosure Schedule, no power of attorney that would entitle any Person to act on behalf of the Company or any Company Subsidiary is currently outstanding.

Section 3.02       Corporate Authorization.

(a)          The Company has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents to which it is a party in accordance with the respective terms thereof; and the execution, delivery and performance by the Company of the Transaction Documents to which it is a party in accordance with the respective terms thereof have been duly authorized by all necessary corporate action on the part of the Company and its members.  This Agreement constitutes the legal, valid and binding obligation of the Company, and, assuming the due authorization, execution and delivery by the Purchaser (if party thereto), enforceable against the Company in accordance with its terms.  Upon the execution of each of the other Transaction Documents at the Closing, each of such Transaction Documents to which the Company is a party will constitute the legal, valid and binding obligation of the Company, and will be, assuming the due authorization, execution and delivery by the Purchaser (if party thereto), enforceable against the Company in accordance with its respective terms, in each case, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

(b)          Neither the Company nor any Company Subsidiary has: (i) received any notice from any applicable Governmental Authority that its registration may be revoked, stricken or erased, (ii) admitted an inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy, liquidation, winding up, stay of proceedings, plan of arrangement or any similar proceeding or passed any resolution approving any of the foregoing, or (iii) consented to the appointment of a receiver, liquidator, trustee or special manager for itself or for any substantial part of its properties or assets, or made any determination in respect of the distribution of its assets (the forgoing collectively referred to below as “Bankruptcy Events”).  No notice has been received of any action for, or the intent of any Person to request to seek or pursue, any remedy under or in connection with a Bankruptcy Event.

Section 3.03       Compliance with Applicable Law.

(a)          The Company and each Company Subsidiary is, and has at all times been, in compliance with and has operated its business and maintained its assets and properties in compliance with all Applicable Laws, except for immaterial de minimis breaches.  Neither the Company nor the operation of the Business (whether by the Company or by any shareholder, Subsidiary, or any Affiliates thereof) is or has been under investigation with respect to, given notice of any violation of, or, to the Company’s Knowledge, threatened to be charged with any violation of, Applicable Law or received any inquiry regarding the possible violation of, any Applicable Law.  No event has occurred, and no condition or circumstance exists, in each case, that will or could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company or any Company Subsidiary, or a failure on the part of the Company or any Company Subsidiary to comply with or failure of its business and operations to be otherwise in compliance with, any Applicable Law, except for immaterial de minimis breaches.

(b)          Neither the Company, any Company Subsidiary, nor any Representative or other Person acting on behalf of the Company or a Company Subsidiary, has at any time, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, or any other anti-corruption Applicable Law; (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; or (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (a) favorable treatment in securing business or (b) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above.

Section 3.04       Trade Compliance and Encryption

(a)          The Company and each Company Subsidiary has conducted its marketing, export and trade in accordance with all Applicable Laws relating to export (which, for the purposes hereof, shall include the provision of Company Services outside of the U.S.), import and trade compliance, including that: (i) the Company and each Company Subsidiary has obtained all Consents and/or Governmental Authorizations required for its marketing, export and import of the Company Services and Intellectual Property, from any Governmental Authorities necessary for marketing, exporting or importing the same from any country in which any Intellectual Property and/Company Services are currently marketed, sold, licensed for use or otherwise distributed or for importing the same into any country in which the Company Services are now sold or licensed for use, and all such Consents and/or Governmental Authorizations are valid, current and in full force and effect; (ii) such Consents and/or Governmental Authorizations are listed on Section 3.04(a) of the Company Disclosure Schedule and a true, correct and complete copy thereof has been provided to the Purchaser; (iii) all such Consents and/or Governmental Authorizations throughout the world are in the name of the Company (or relevant Company Subsidiary, as applicable), are valid, current, outstanding and in full force and effect, and the Company (or relevant Company Subsidiary) is in compliance with the terms of all such Consents and/or Governmental Authorizations, including the decisions of the relevant Governmental Authority; (iv) there are no pending or, to the Knowledge of the Company and each Company Subsidiary, threatened claims or Proceedings against the Company or any Company Subsidiary with respect to such marketing, export or import Consents and/or Governmental Authorizations; and (v) there are no actions, conditions or circumstances pertaining to the marketing, export or import transactions of the Company or the Company Subsidiaries that would reasonably be expected to give rise to any claims or Proceedings against the Company, a Company Subsidiary, any assets thereof, the Business, or any of the directors, managers or officers (in their capacity as directors, managers or officers) of the Company or a Company Subsidiary.

(b)          No Company Service is subject to any restriction or limitation under Applicable Laws relating to export control.

(c)          No Company Service is registered with or required to be registered with or is otherwise subject to regulation by any applicable Governmental Authority.

(d)          The Company has not distributed any Company Services, technology or product to, and has no obligations to, any third party located in Cuba, Democratic Republic of the Congo, Iran, North Korea, Sudan, Lebanon, Somalia or Syria. The Company has not entered into, and the Business does not and has not contained any transaction that falls within the scope of, and has not, directly or indirectly, engaged in any operation in violation of, the sanctions and restrictive measures of Israel, the U.S. or the European Union or any member state thereof.

(e)          The Business does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted, or requires a Consent or Governmental Authorization, under Applicable Law.

Section 3.05       Governmental Authorizations; Governmental Grants

(a)          Section 3.05(a) of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company or a Company Subsidiary, the Business, or used for the assets or properties of the Company or a Company Subsidiary. The Company has delivered to the Purchaser accurate and complete copies of all Governmental Authorizations identified in Section 3.05(a) of the Company Disclosure Schedule and any and all correspondence and amendments related thereto. The Governmental Authorizations identified in Section 3.05(a) of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and the Company Subsidiaries to conduct the Business. Each of the Company, each Company Subsidiary, and any other Person that held or is holding the same is, and has at all times been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 3.05(a) of the Company Disclosure Schedule, except to the extent that non-compliance would not be material to the Company or a Company Subsidiary. Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, no notice or other communication from any Governmental Authority was received regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b)          The Company has never applied for or received any Governmental Grant nor is any asset owned or used by the Company or otherwise necessary for its business (including Company Intellectual Property) subject to any limitations, restrictions, obligations or other Liabilities or claims by virtue or as a result of any Governmental Grant made available to any other Person.

Section 3.06       Non-Contravention.

Neither the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents to which it is a party; nor the consummation of the Transactions, will (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of: (i) any of the provisions of its or its Subsidiaries’ Organizational Documents or (ii) any Applicable Law;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which the Company, a Company Subsidiary, or any of the assets owned or used by the Company or a Company Subsidiary, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or a Company Subsidiary or that otherwise relates to the business of the Company or a Company Subsidiary or to any of the assets owned or used by the Company or a Company Subsidiary;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract by which the Company or a Company Subsidiary is bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any such Contract, or (iv) vary (or result in the variation of) the terms of any such Contract;

(e)          result in any Liability to the Company or a Company Subsidiary or in the imposition or creation of any Lien upon or with respect to any assets, properties or rights owned or used by the Company or a Company Subsidiary or their respective membership, ownership and/or equity interests;

(f)          requires or will require the Company or any Company Subsidiary to make any filing with or give any notice to, or to obtain any Consent from, any Person (and, in respect to antitrust filings or consents, in reliance on the Purchaser’s respective representations herein); or

(g)          cause any option, right of notification, right of first refusal or right of pre-emption applicable to the Company or any Company Subsidiary to become exercisable, except to the extent it has been waived prior to the date hereof.

Except as set forth in Section 3.06 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transaction Documents; or (y) the consummation of the Transactions contemplated by this Agreement.

Section 3.07       Capitalization.

(a)          The Ownership Interests held by the Sellers constitute the entire record and beneficial equity and economic ownership interests in the Company and were duly authorized, validly issued, fully paid and nonassessable.  The Ownership Interests are held of record by the Sellers, free and clear of any and all Liens or restrictions on transfer and were issued in compliance with all applicable securities and “blue sky” Laws, including the United States Securities Act of 1933, as amended, and any other applicable Law.  Except for this Agreement, there are no other rights, commitments or Contracts of any character relating to interests in the Company, or obligating either Seller, or the Company to issue or sell any units or any other interest in the equity or debt of the Company or rights to receive or to acquire, directly or indirectly, units, or equity interests in, the Company.  Without limiting the foregoing, there are no outstanding Options, and no other authorized, issued or outstanding, or commitments to issue or grant, any Options, stock appreciation right or similar right, phantom interest, profit participation, stock purchase right, preemptive right, restricted stock or similar rights with respect to the Company or its value, or any of its capital stock or equity interests (“Quasi Equity Rights”), and there are no voting trusts, proxies or other Contracts with respect to the voting of the Ownership Interest or any other equity interest of the Company.  Upon the Closing, Purchaser will acquire good, valid and marketable title to all of the issued and outstanding equity and economic interests of the Company free and clear of all Liens.

(b)          There are no claims or Proceedings pending by any Person in connection with the distribution of any payment to be made pursuant to the terms herein, and there is no basis for such claim or Proceeding.

(c)          The Company holds, directly or indirectly, one hundred percent (100%) of the membership, ownership and/or equity interests in each Company Subsidiary. Other than interests held directly or indirectly by the Company, there are no authorized, issued or outstanding, or commitments to issue or grant, any stock appreciation right or similar right, phantom interest, profit participation, stock purchase right, preemptive right, restricted stock or similar rights with respect to any Company Subsidiary or its value, or any of its capital stock or equity interests, and there are no voting trusts, proxies or other Contracts with respect to the voting of the membership, ownership and/or equity interests of any Company Subsidiary.

Section 3.08       Financial Statements.

(a)          The Company has delivered to the Purchaser (i) the Company’s audited consolidated balance sheets and related audited consolidated statements of income, changes in shareholders’ equity, and cash flow for the fiscal year ended December 31, 2018 (the “Audited Financial Statements”), (ii) the consolidated balance sheets and related consolidated statements of income, changes in shareholders’ equity, and cash flow for the 11 month period ended November 30, 2019 (such date the “Balance Sheet Date”) (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”); and (iii) the Company's unaudited and unreviewed consolidated balance sheet and statement of income for the fiscal year ended December 31, 2019 (the “Management Accounts”).

(b)          The Financial Statements (i) have been properly prepared based on the books and records of the Company, (ii) complied as to form in all respects with (and in the case of the Unaudited Financial Statements, all material respects with) applicable accounting requirements with respect thereto as of their respective dates, and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other and in compliance with the revenue recognition policy of the Company as set forth in Section 3.08(b) of the Company Disclosure Schedule, and (iv) fairly present, in all material respects, the financial condition of the Company and the Company Subsidiaries at the dates therein indicated and, when applicable, the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified.  The Management Accounts fairly present, in all material respects, the financial condition of the Company and the Company Subsidiaries at the dates therein indicated and, when applicable, the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified.

(c)          The consolidated books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent in all material respects with Applicable Law, the transactions entered therein represent bona fide transactions, and the consolidated revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

(d)          Neither the Company nor a Company Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether made in writing or to the Knowledge of the Company made orally to any director, manager, or executive officer, regarding any material deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(e)          The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Accounting Principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)          Section 3.08(f) of the Company Disclosure Schedule provides an accurate reconciliation of all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date.  Except as set forth in Section 3.08(f) of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Company Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected): (i) represent current and valid obligations arising from bona fide transactions entered into in the ordinary course of business and not in violation of Applicable Law; and (ii) are current and will be collected in full when due, without any counterclaim or set off.

(g)          Section 3.08(g) of the Company Disclosure Schedule provides an accurate and complete breakdown of all amounts (including loans, advances or other indebtedness) owed to the Company by a director, manager officer, employee or shareholder of the Company (other than travel advances made in the ordinary course of business) (the “Insider Receivables”).  All Insider Receivables (including those receivables reflected in the Financial Statements that have not yet been collected and those receivables that have arisen since the Balance Sheet Date and have not yet been collected): (i) represent valid obligations arising from bona fide transactions entered into in the ordinary course of business and not in violation of Applicable Law; and (ii) are current and will be collected in full when due, without any counterclaim or set off.  No Insider Receivables will remain outstanding as of the Closing.

(h)          The financial projections provided to the Purchaser were prepared by the Company and its management with Purchasers assistance in good faith, but neither the Company nor its management has Knowledge or assurance that such financial projections would be attained.  To the Knowledge of the Company, no facts exist which would require the Company to revise or amplify the assumptions underlying such projections and other estimates or the conclusions derived therefrom in any material respect.

Section 3.09       Absence of Certain Changes.

Since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices (except for actions taken in connection with the negotiation of this Agreement and the Transactions) and, except as set forth in Section 3.09 of the Company Disclosure Schedule, there has not been:

(a)          any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or assets of the Company or a Company Subsidiary in any material manner;

(c)          any amendment of the Organizational Documents of the Company or a Company Subsidiary;

(d)          any splitting, combination or reclassification of any membership, ownership and/or equity interests of the Company or any Company Subsidiary or any other securities or declaration thereof, setting aside or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any membership, ownership and/or equity interests in the Company or any Company Subsidiary or any other securities thereof, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any membership, ownership and/or equity interests of the Company or any Company Subsidiary or any other securities thereof;

(e)          (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any membership, ownership and/or equity interests of the Company or any Company Subsidiary or Options, or (ii) any amendment or waiver of (in each case, whether by merger, consolidation or otherwise) any term of any membership, ownership and/or equity interests of the Company or a Company Subsidiary or Options;

(f)          any incurrence of any capital expenditures or any obligations or Liabilities in respect thereof by the Company or a Company Subsidiary;

(g)          any acquisition (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, by the Company or a Company Subsidiary of any, all or substantially all, of the assets, properties or securities of any Person;

(h)          any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company or any Company Subsidiary or a membership, ownership and/or equity interests in either;

(i)          the making by the Company or a Company Subsidiary of any loans (other than in the ordinary course of business), guarantee or capital contributions to, or investments in, any other Person;

(j)          the creation of the Company or any Company Subsidiary of any Company Debt or the guarantee by the Company or a Company Subsidiary of any indebtedness formerly borrowed;

(k)          (i) the entering into of any Contract that limits or otherwise restricts in any respect the Company or any of its Affiliates or any successor thereto from engaging or competing in any line of business, in any location or with any Person;

(l)          the sale, disposition, transfer or license to any Person of any rights, including any rights to the Company or any Company Intellectual Property or other assets by the Company other than on a non-exclusive basis in the ordinary course of business consistent with past practice, or the acquisition, lease or license from any Person of any rights including any Intellectual Property or other assets other than in the ordinary course of business, or the sale, disposition of, transfer or provision of a copy of the Company’s source code;

(m)          (i) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director, manager, officer, advisor, consultant or employee of the Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, share option, restricted share or other benefit plan or arrangement covering any director, manager, officer, advisor, consultant or employee of the Company;

(n)          any change in the methods of accounting or accounting practices of the Company, except as required by concurrent changes in Accounting Principles, as agreed to by its independent public accountants;

(o)          any Proceeding initiated by or against the Company or a Company Subsidiary, or any settlement, or offer or proposal by the Company to settle: (i) any Proceeding or claim involving or against the Company, or (ii) any Proceeding that relates to the Transactions;

(p)          with respect to the Company or any Company Subsidiary, any Tax election made or materially changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any annual Tax accounting period or method of Tax accounting changed or adopted; any Tax petition, Tax complaint or administrative Tax appeal filed; any right to claim a Tax refund surrendered or foregone (which is reasonably be expected to be material to the Company); or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to, nor has any application or negotiation for or receipt of a Tax ruling or arrangement been made by the Company or a Company Subsidiary or, to the Company’s Knowledge, any Seller or on their behalf, whether or not in connection with the Transactions, except as explicitly contemplated in this Agreement;

(q)          any application for or receipt of a Governmental Grant;

(r)          any pledge or subjection to Lien of any of the assets, properties or rights of the Company or a Company Subsidiary, or a membership, ownership and/or equity interest thereof, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(s)          any material transaction or any other material action taken by the Company or a Company Subsidiary outside the ordinary course of business or inconsistent with its past practices;

(t)          any action or step to accelerate any account receivable or defer any account payable other than in ordinary course of business, consistent with past practice; or

(u)          any agreement or commitment to take any of the actions referred to in clauses (a) through (t).

Section 3.10       No Undisclosed Liabilities.

(a)          Neither the Company nor any Company Subsidiary has any Liabilities or claims of any kind, whether or not required to be reflected or reserved in financial statements in accordance with Accounting Principles, other than:

(1)          Liabilities reflected in the “liabilities” column of the Company’s Financial Statements or in the notes thereto;

(2)          accounts payable and accrued salaries that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business and consistent with past practice not exceeding US$25,000 individually or US$100,000 in the aggregate; and

(3)          Liabilities identified in Section 3.10(a) of the Company Disclosure Schedule.

(b)          Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, there is no outstanding Company Debt.

Section 3.11       Material Contracts.

(a)          Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any material Contract nor is any material Contract of the Company or any Affiliate thereof relevant or necessary to the Business or the operations or assets of the Company or any Company Subsidiary, including without limitation (a Contract responsive to any of the following categories, or which is otherwise listed in Section 3.11 of the Company Disclosure Schedule, or listed in Section 3.13(a) and Section 3.16(e) of the Company Disclosure Schedule, being hereinafter referred to as a “Material Contract”):

(1)          any lease of tangible personal or real property;

(2)          any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology, or Intellectual Property rights (including any joint development agreement, technical collaboration agreement or similar agreement), to or from the Company other than any end user license agreements for non‑exclusive “off the shelf” Software;

(3)          any Contract imposing any restriction on the right or ability of the Company, (A) to compete with any other Person, (B) to acquire any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person (including granting any grants of exclusivity, rights of first refusal or most favored nation undertakings), or (C) to develop, distribute, license, sell or transfer any Intellectual Property rights;

(4)          any Contract for the purchase of materials, supplies, goods, services, equipment or other assets under which more than US$25,000 has been paid or is committed to be paid;

(5)          any Contract (including purchase orders or a series of purchase orders) for the provision of the products or services of the Company under which more than US$25,000 of revenue has been earned, or that is with a Major Rev-Partner, a Major Supplier or a Key Counterparty;

(6)          any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities Contract;

(7)          any Contract relating to the consolidation, reorganization, acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise) or any similar transaction to which the Company is party;

(8)          any Contract relating to borrowed money;

(9)          any Contract relating to the acquisition, issuance or transfer of any securities and the voting and any other rights or obligations of a shareholder of the Company;

(10)          any Contract under which (A) any Person has directly or indirectly guaranteed any material liabilities or obligations of the Company and (B) the Company has directly or indirectly guaranteed material liabilities or obligations of any other Person;

(11)          any Contract relating to the creation of any Lien with respect to any asset, property or right of the Company or a Company Subsidiary or any membership, ownership and/or equity interest thereof;

(12)          any Contract which contains any provisions requiring the Company to indemnify any Person, other than contracts which only contain customary indemnification and liability provisions, entered into in the ordinary course of business;

(13)          any Contract of the Company with any Related Person;

(14)          any employment, severance, retention, bonus, consulting, advisory or other agreement with any current employee, officer, director, manager, advisor or consultant of the Company pursuant to which the Company has any current or future rights or obligations;

(15)          each Contract with a Governmental Authority; and

(16)          any other Contract to which the Company is a party or pursuant to which the Company has any material rights or obligations or which otherwise materially affects the Company or its assets or properties, not listed under subsections 1 through 15 of Section 3.11(a) to the Company Disclosure Schedule.

(b)          The Company has delivered to the Purchaser accurate and complete copies of all written Material Contracts required to be identified in Section 3.11(a) of the Company Disclosure Schedule, including all amendments thereto. There are no Material Contracts that are not fully in written form.

(c)          Each Material Contract is a valid and binding agreement of the party thereto, is in full force and effect, is enforceable by the Company (or Company Subsidiary, as applicable) in accordance with its terms, and the Company (or Company Subsidiary, as applicable) is not in default under or breach of, and, to the Knowledge of the Company, no other party thereto is in default under or breach of, any such Material Contract (provided that in each case which breach by such other party would be material to the Company, the Company Subsidiaries or the Business), and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in such a violation or breach of any provisions of any Material Contract by any party thereto (provided that in each case which breach by such other party would be material to the Company, the Company Subsidiaries or the Business), (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.  Neither the Company nor any Company Subsidiary has ever waived any of its rights under any Contract.

(d)          Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has never received any written notice or any other communication regarding any material violation or breach of, or default under, any Material Contract.

(e)          No Person is renegotiating any amount paid by or payable to the Company or any Company Subsidiary under any Material Contract or renegotiating any other term or provision of any Material Contract.

(f)          All Contracts concerning the sale, marketing or distribution by any Third Party of the any Company Service related thereto (including, without limitation, finder, agent or agency agreement, sales representative, or Contract of similar nature, however called), and any power of attorney, proxy or similar instrument in each case, with respect to the Company or a Company Subsidiary, are terminable by the Company (or Company Subsidiary, as applicable) at any time and for any reason, upon prior notice to the other party or holder thereof (it being acknowledged that certain non-operative provisions of such Contracts may survive the termination thereof, including confidentiality, governing law, venue and indemnification) without payment by the Company or a Company Subsidiary of any amounts or consideration of any kind, and in any event following the Closing shall not limit or restrict the Purchaser in any way in conducting the Business or impose any Liability on the Purchaser.

Section 3.12       Litigation.

(a)          Except as listed in Section 3.12(a) of the Company Disclosure Schedule, there is no pending Proceeding and no Person has threatened in writing or, to the Knowledge of the Company, other than in writing, to commence any Proceeding: (i) that involves the Company, a Company Subsidiary, the Business, any of the assets or properties owned or used by the Company or a Company Subsidiary, any Company Service; (ii) that challenges, or that may be reasonably expected to have the effect of preventing, delaying or making illegal the Transactions; or (iii) that relates to the ownership of any membership, ownership and/or equity interest of the Company or any Company Subsidiary, or any Options, or any right to receive consideration as a result of this Agreement (which, in the case of sub-paragraph (i) only, if adversely determined would be material to the Company, the Company Subsidiaries or the Business).

(b)          There is no Order issued by any Governmental Authority by which the Company, a Company Subsidiary, or any of the assets owned or used by either, is subject or which restricts in any respect the ability of the Company or a Company Subsidiary to conduct the Business.  To the Knowledge of the company, no officer, director, manager, shareholder or employee of the Company or a Company Subsidiary (in each case, in his or her capacity as such) is subject to any Order that prohibits such person from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 3.13       Properties.

(a)          Neither the Company nor any Company Subsidiary owns any real property.  Each of the Company and each Company Subsidiary has a good and valid leasehold interest in each parcel of real property that it leases or is used or required for the conduct of the Business (the “Company Leased Real Property”).  Section 3.13(a) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”).  The Company (together with the Company Subsidiaries, as applicable) has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto, subject to its respective terms.

(b)          The Company or a Company Subsidiary owns and has good and marketable title to, or a valid license or leasehold interest in, all tangible personal property and assets used by the Company or a Company Subsidiary, or used or required for the conduct of the Business (the “Assets”).  None of the Assets is subject to any Lien, except for mechanic’s, carrier’s, worker’s, material man’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business with respect to Liabilities that are not yet due and payable.

(c)          Section 3.13(c) of the Company Disclosure Schedule identifies all Assets: (i) with a book value or market value in excess of US$30,000, (ii) involving annual payments in excess of US$30,000, or (iii) that are otherwise necessary for the conduct of the Business and which are not readily replaceable on reasonable terms (including pricing and timing for replacement), including those Assets that are being licensed or leased to the Company or used or required for the conduct of their business (the “Leased Assets”).  All Leased Assets are leased pursuant to valid, binding and enforceable Contracts in accordance with their respective terms.  Neither the Company nor any Company Subsidiary is in any material default under any such Contract.

(d)          The Assets constitute all of the tangible personal property and assets used or held for use in connection with the Business and represent all of the tangible personal property and assets necessary for the conduct of the Business, and the Assets in the aggregate are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of the Business.

Section 3.14       Warranty Obligations.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth (i) a list of all warranties, guarantees and written warranty policies of the Company and each Company Subsidiary in respect of any of the Company Service, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, (ii) each of the Warranty Obligations which is subject to any dispute or, to the Knowledge of the Company, threatened dispute, and (iii) the experience of the Company and each Company Subsidiary with respect to warranties, guarantees and warranty policies of or relating to the Company Services.  True and correct copies of the Warranty Obligations have been delivered to the Purchaser prior to the execution of this Agreement.  There has not been any material deviation from the Warranty Obligations, and no salesperson, employee or agent of or on behalf of the Company is authorized to undertake any obligation to any customer or other Person in excess of such Warranty Obligations and the balance sheet included in the Financial Statements reflects adequate reserves for Warranty Obligations.

(b)          Section 3.14(b) of the Company Disclosure Schedule lists all pending warranty or indemnity claims made by any Person related to the Company Service and the general nature of such claims.  There is no pending or, to the Knowledge of the Company, threatened Proceeding for any other product liability, material 'claw-back' (i.e., the repayment of any amounts from the Company to any third party revenue partner) or , additional work, field repair or other claims by any Person (whether based on Contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (i) services rendered by the Company, (ii) the sale, distribution, or installation of Software or other products by the Company, or (iii) the operation of the businesses of the Company during the period through and including the Closing Date.

Section 3.15       Revenue Partners and Suppliers.

(a)          Section 3.15(a) of the Company Disclosure Schedule sets forth a list of (a) each of the top 10 revenue partners (i.e. purchasers of inventory/placers of advertisements on the Company's and the Company Subsidiaries' properties) of the Business by revenue (“Major Rev-Partners”), and the amount of revenues accounted for by such customers during the period from January 1, 2018, and until December 31, 2019, and (b) each of the top 4 suppliers (i.e. suppliers of traffic to the Company's and the Company Subsidiaries' for the publication by the Company and the Company Subsidiaries of advertisements) of the Company, by expenditure, and the amount of expenditures accounted for by such suppliers during the period from January 1, 2018 and until December 31, 2019 (“Major Suppliers”). No Major Rev-Partner has terminated its relationship with the Company or a Company Subsidiary or materially reduced or changed the pricing or other terms of its business with the Company or a Company Subsidiary, nor has any Major Rev-Partner indicated within the past year that it will stop purchasing or supplying products or services from or to the Company or a Company Subsidiary, or materially reduce its general volume of purchases or supplies (without regard to normal short-term fluctuations) from or to the Company or a Company Subsidiary.  No purchase order or commitment of the Company or a Company Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

(b)          Since January 1, 2018: (i) no Major Rev-Partner has required any material (individually, or in the aggregate) refund or other financial benefits due to failure of the Company Services to meet specifications or service standards; and (ii) neither the Company nor any Company Subsidiary has received any notice claiming that any Company Service is not in material conformity with applicable contractual commitments or warranties. There are no material commitments or obligations to Major Rev-Partners or Major Suppliers that are not evidenced in Material Contracts.

(c)          The Sellers have made available to the Purchaser copies of all Contracts currently outstanding between the Company and the Major Rev-Partner and all other Contracts of the Company that, in Sellers’ judgment, are materially relevant for the continuation of the Business.  With respect to contracts which are not reflected in written instruments, Section 3.15(c) sets forth a descriptive summary of such contracts and their main terms.  The Sellers have also provided the Purchaser with information regarding ongoing contacts with potential customers.

Section 3.16       Intellectual Property.

(a)          Company Services.  Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, technology systems, and service offerings, including all Software, of the Company and the Company Subsidiaries that have been or are currently sold, licensed, distributed or otherwise made available to any customers and/or revenue partners, as applicable (the “Company Services”), and identifies, for each such Company Service, whether the Company provides support or maintenance for such Company Service.

(b)          Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Registered Intellectual Property and Internet Resources owned or controlled by the Company and the Company Subsidiaries (the “Company Registered Intellectual Property”), (ii) all Registered Intellectual Property owned by third parties which is used or held for use by the Company or any Company Subsidiary in connection with the operation of the business or proposed business of the Company or any Company Subsidiary and (iii) all Intellectual Property (including, for example, software, Trademarks or Copyrights) that is not registered but that is material to the Company or any Company Subsidiary’s business, proposed business or operations.  For each listed item, Section 3.16(b) of the Company Disclosure Schedule indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is registered or in which an application for same has been filed, the registration or application number, and the filing and expiration dates thereof; and sets forth a list of all actions that are required to be taken by the Company (including the payment of any registration, maintenance or renewal fees) within 120 days of the date hereof with respect to any such items of Intellectual Property in order to avoid prejudice to, impairment or abandonment thereof.  All necessary registration, maintenance and renewal fees in connection with all Company Registered Intellectual Property have been paid and all necessary documents and articles in connection therewith have been filed with the relevant patent, copyright, trademark or other Governmental Authority for the purposes of maintaining such Company Registered Intellectual Property as of the date hereof. The Company has provided the Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Registered Intellectual Property and Internet Resources.

(c)          No Restrictions on Company-Owned IP.  All of the Company-Owned Intellectual Property is valid and subsisting and is wholly and exclusively owned by the Company free and clear of all Liens and the Company has the right to use the Company-Owned Intellectual Property without payment to any other Person.  There are no facts or circumstances that would render the Company or any Company Subsidiary-Owned Intellectual Property invalid or unenforceable.  The Company is not bound by, and none of the Company-Owned Intellectual Property is subject to, any Contract that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any such Company-Owned Intellectual Property anywhere in the world.  There is no Company-Owned Intellectual Property of which the Company is a joint owner or co-owner with another Person.

(d)          No Restrictions on Company Services.  The Company solely and exclusively owns all right, title and interest in and to the Company Services (other than the portions of the Company Services that are licensed and disclosed under Section 3.16(d) of the Company Disclosure Schedule), including all Company Source Code, free and clear of all Liens and the Company Services are fully transferable, alienable, licensable and otherwise distributable by the Company without restriction or limitation of any kind, and without payment to any Person or Governmental Authority and the Company has the right to use them without restriction or limitation of any kind and without payment to any other Person.  The Company has not sold, transferred, assigned or otherwise disposed of any rights, titles and/or interests therein or thereto.

(e)          Licensed Intellectual Property.  (1) Section 3.16(e) of the Company Disclosure Schedule lists all Material Contracts to which the Company is a party relating to (i) the license in of any third-party Intellectual Property by the Company that is used in the Company Services or is material to the operation of the Business, and (ii) the license out of the Company Intellectual Property to any Person. Each such Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Contract. The Company has provided the Purchaser with true and complete copies of all such Contracts, including all modifications, amendments and supplements thereto and waivers thereunder. (2) No Person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements and other amendments made by the Company in such Intellectual Property.  The Company is not required, obligated, or under any Liability or claim, to make any payments by way of royalties, fees or otherwise to any creator, owner, licensor of, or other claimant to any third-party Intellectual Property, or to any other Person, with respect to the ownership, use, possession, license-in, license-out, sale, exploitation, marketing, advertising or disposition, thereof or in connection with the conduct of the business of the Company as conducted and as proposed to be conducted.

(f)          Open Source.  (1) No Company Service or Company-Owned Intellectual Property incorporates or is distributed with Software which is subject to the terms of any license governing Open Source Materials.  Section 3.16(f) of the Company Disclosure Schedule lists all Open Source Materials used in the development of the Company Services, incorporated in or distributed with the Company Services in any way, and briefly describes the general manner in which such Open Source Materials were or are used.  (2) The Company-Owned Intellectual Property or Company Services: (i) do not incorporate Open Source Materials, and are not combined with Open Source Materials; (ii) are not distributed in conjunction with any Open Source Materials; or (iii) do not use Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates, or purports to create obligations for the Company with respect to Company Intellectual Property or Company Services or grant, or purport to grant, to any Person, any rights or immunities under Company-Owned Intellectual Property or Company Services (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge).  The Company’s use and distribution of each component of Open Source Materials complies with all the applicable license terms or agreements, and in no case does the use, modification or distribution of any Open Source Material gives rise, create, or purport to create obligations under such license terms or agreement, to any rights or immunities to any third parties under any Company Service or Company-Owned Intellectual Property, including without limitation, any obligation to disclose or distribute any Company Service or Company-Owned Intellectual Property in Source Code form, to license any such Company Service or Company-Owned Intellectual Property for the purpose of making derivative works, to distribute any such Company Service or Company-Owned Intellectual Property without charge or grant any license to any of the Intellectual Property embedded therein.

(g)          Created Intellectual Property Properly Transferred to the Company.  Except for the Intellectual Property licensed pursuant to the written Contracts set forth in Section 3.16(g) of the Company Disclosure Schedule, all Intellectual Property used in or necessary for the conduct of the business of the Company as presently conducted and as proposed to be conducted was created solely by either (i) employees of the Company acting within the scope of their employment or engagement who have validly and irrevocably assigned all of their rights therein, including Intellectual Property rights, to the Company or to any services company currently providing or which was providing services to the Company, or (ii) other Persons who have validly and irrevocably assigned all of their rights therein, including Intellectual Property rights, to the Company, and no other Person owns or has any rights to any portion of such Intellectual Property (other than non-exclusive end user licenses granted to the customers of the Company).  In addition, all such employees and other Persons have waived or transferred, as the case may be, the right to exercise moral rights against the Company or against any services company which provided services to the Company. No person or third party retains any right, title or interest of any kind which could conflict with or jeopardize the Company’s rights, titles or interests with respect to Intellectual Property transferred to the Company.

(h)          Non-Infringement and Sufficiency.  The operation of the business or proposed business of the Company (including, without limitation, the design, development, use, operation, import, export, manufacture, licensing, sale or other disposition of the Company Services, the use or publication of texts and/or images in connection with the Company Services, the creation, use and publication of content, the creation, execution or publication of advertising campaigns, or any other exercise of rights in the Company Intellectual Property) does not and has not breached, infringed or misappropriated the Intellectual Property rights of any Person or infringe, breach or violate (A) the rights of any Person (including rights to privacy or publicity), (B) any Contract (including terms of use) or (C) any Applicable Law.  The Company has not (i) received any notice from any Person claiming that such operation, exercise of rights or any Company Service infringes, breaches or misappropriates the Intellectual Property rights or any other rights of any Person, constitutes unfair competition or trade practices under the Applicable Laws of any jurisdiction or violates the rights of any Person (including rights to privacy or publicity) (nor, to the Knowledge of the Company, does there exist any basis therefor) and (ii) received any offer for a license of Intellectual Property or other intangible rights, including but not limited to Patent rights, implying that the operation or use of or exercise of rights by the Company or any Company Service infringes, breaches or misappropriates the Intellectual Property rights or any other rights of a third party.  The use, operation, or provision of Company Services, including the use or publication of text and/or images in connection with such Company Services did not and does not currently copy any data or information from Internet Resources in a form other than as permissible and, in any event, it does so in a legal and lawful manner and without creating any liability to the Company.  The use or operation of Company Services does not require a license of any third-party Intellectual Property which is not disclosed in Section 3.11(a)(2) of the Company Disclosure Schedule, and is not in violation of the terms of any license of any third-party Intellectual Property or any other rights of any Person.  The Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Purchaser to conduct and operate the business of the Company in the ordinary course of business, consistent with past practices, following the Closing.  The Company has not received any opinion of counsel that the provision of any Company Service or the operation of the business of the Company, as previously or currently conducted, or as currently proposed to be conducted, infringes, breaches or misappropriates any Intellectual Property rights of any Person.

(i)          No Challenges to Company Intellectual Property.  To the Knowledge of the Company, no Person is engaging, or has engaged in the past, in any activity that infringes, violates, or misappropriates the Company Intellectual Property or violates or infringes the rights of the Company or a Company Subsidiary (including rights to privacy or publicity).  There is no Proceeding pending, asserted or threatened in writing (or to the Company's Knowledge, asserted or threatened other than in writing) by or against any other Person concerning any of the foregoing.  Except for the matters described in Section 3.16(i), there is and has been no Proceeding pending, asserted or threatened by or against the Company concerning, contesting or challenging the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property (nor, to the Knowledge of the Company, does there exist any basis therefor).  No Company Intellectual Property is subject to any outstanding Order or other disposition of any Proceeding.

(j)          Source Code Protection.  None of the Company or any other Person acting on behalf of the Company has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure, license or delivery by the Company or any other Person acting on behalf of the Company to any Person of any Company Source Code.  Section 3.16(j) of the Company Disclosure Schedule identifies each Contract under which the Company has delivered, licensed, made available, deposited, or is or may be required to deposit, with an escrow agent or other third party, any Company Source Code.  Neither the execution of the Transaction Documents nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

(k)          No Adverse Consequences of Transaction.  Neither this Agreement nor the Transactions will result in (i) the Purchaser or its Affiliates or the Company granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) the Purchaser or its Affiliates or the Company being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (iii) the Purchaser or its Affiliates or the Company being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions.

(l)          Protection of Trade Secrets and Execution of Confidentiality and Invention Assignment Agreement.  The Company has taken all steps necessary to protect the confidentiality and value of all Trade Secrets, Company Source Code, Company Intellectual Property, confidential Company Intellectual Property and all other Confidential Information.  Without limiting the foregoing, (i) the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements in the form set forth on Section 3.16(l) of the Company Disclosure Schedule (the “Template PIAA”), and (ii) no Trade Secrets, Company Source Code, or material Confidential Information has been disclosed by the Company to any Person except pursuant to valid and appropriately protective non-disclosure, assignment and/or license agreements that have not been breached.  All use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.  Except as set forth in Section 3.16(l) of the Company Disclosure Schedule, all current and former employees and consultants of the Company having access to Confidential Information or proprietary information of any of its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the customers and business partners of the Company, to the extent required by such customers and business partners) in the form of the Template PIAA. The Company has disclosed to the Purchaser all information relating to any event, circumstance, condition, situation or incident that could compromise or jeopardize the value or the confidentiality of any Trade Secrets, Company Source Code, confidential Company Intellectual Property and/or any other Confidential Information.

(m)          No Government or University Funding or Involvement.  None of the Company Intellectual Property was, directly or indirectly, in whole or in part: (i) developed by, or on behalf of, or using funding, grants, or subsidies or any means or resources of, any Governmental Authority or any university, educational institution, research center or any entity affiliated with such university, educational institution or research center, (ii) developed utilizing any facilities of any Governmental Authority or any university, educational institution, research center or any entity affiliated with such university, educational institution or research center, (iii) developed by any employee, faculty or students of a Governmental Authority, university, college, other educational institution or research center, or (iv) developed by any independent contractor who was concurrently working for a Governmental Authority, university, college, other educational institution or research center.  In the event that any such funds, grants, subsidies, facilities, employees, faculty or students were used, such use will not preclude or restrict the sale, transfer, alienation and/or license of any such Company Intellectual Property to the Purchaser free and clear of all Liens.

(n)          No Material Defects.  All Company Services have been provided free from any defect or programming or documentation error, including major bugs, logic errors or failures of such software, other than those which do not materially interfere with or restrict the proper operation or use of the Company Services, and all Company Services currently operate as described in the related documentation (and in any case in accordance with any commitment or obligation under a Contract relating thereto), and materially conform to the specifications thereof.  The Company Services have been provided free of, and the software used by the Company and the Company Services do not contain any, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components which intentionally designed to, or otherwise permit, unauthorized access, to disrupt, disable or erase software, hardware or data, or to perform any other similar type of unauthorized activities. The Company has disclosed to the Purchaser all information relating to any performance or functionality problem or issue with respect to the Company Services which does, or may reasonably be expected to, materially adversely affect the value, functionality or fitness for the intended purposes of the same.  None of the Company Services contain any code or feature that: (i) intentionally disrupts the operation of any Software, firmware, hardware, computer system or network, (ii) permits any Person to access Software or data in an unauthorized manner, or (iii) deletes, damages or corrupts any personal information, data, or communications.

(o)          Compliance with Privacy Laws and Spam laws.  All information and data of any kind possessed, received, held, accessed, used or processed by the Company or a Company Subsidiary, that identifies any individual or data subject, or can be used to identify any individual or data subject (including, without limitation, any information related to the end users, website readers, consumers, customers, suppliers, service providers or partners of the Company or a Company Subsidiary or the Company’s or a Company Subsidiary’s own customers, suppliers, service providers or partners), pseudonymous data and cookies (“PII”), aggregate, de-identified, or anonymous information collected, acquired, accessed, viewed, used and/or received from or about end users, website readers, consumers, customers, suppliers, service providers or partners (“Non-PII”) and employee’s, former employees’ and applicants’ data (together with the PII and Non-PII, “Data”), has been collected, acquired, accessed, viewed, used, processed, disclosed, transferred and received by the Company or applicable Company Subsidiary (or on the Company’s or Company Subsidiary’s behalf), or obtained from any other Person, in compliance with (A) all Applicable Laws, regulations and mandatory Data processing industry standards or frameworks applicable to the Company or a Company Subsidiary, or to which the Company or a Company Subsidiary has adhered, or to which the Company or a Company Subsidiary is a party or with which the Company or a Company Subsidiary declares or purports to comply, (B) the Company's and each Company Subsidiary’s obligations under any Contract, and (C) any policy of the Company or a Company Subsidiary and any policy of the Company’s or a Company Subsidiary’s customers, suppliers, service providers, Internet Resources, or partners applicable to such Data or under which such Data was collected or is processed (each being a “Privacy Policy” and (A) to (C) being together the “Data Standards”). Further, all Data is being, and has at all times been, collected, acquired, accessed, viewed, maintained, stored, protected, processed and used by the Company and each Company Subsidiary in compliance with all Applicable Laws, Contracts, Data Standards. The Company’s Privacy Policies (and those of any Company Subsidiary, as applicable) comply with all Data Standards. The Company and each Company Subsidiary has at all times (i) complied with its published Privacy Policies, internal Privacy Policies and guidelines and all Applicable Laws relating to data privacy, data processing, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, processing and use of Data, and (ii) taken all required or necessary measures, including operational, organizational, administrative, managerial, physical and technical measures, to ensure that Data is reasonably protected against loss, damage and unauthorized and unlawful access, use, modification or other misuse and to ensure that Data is processed in accordance with Data Standards.  The Company and each Company Subsidiary has performed adequate and sufficient penetration tests regarding all the systems, databases and/or equipment related to the processing of Data or used by the Company or a Company Subsidiary to process Data. There has been no loss, damage or unauthorized or unlawful access, use, modification, processing, disclosure or other misuse of Data by the Company or a Company Subsidiary and, to the Knowledge of the Company, their suppliers, service providers, contractors, partners or customers.  No Person (including any Governmental Authority) has made any claim or commenced any action of any kind with respect to loss, damage or unauthorized access, use, processing, modification or other misuse, or illegal or unpermitted processing, of any information or data by the Company or a Company Subsidiary, or any of their employees or contractors and, to the Knowledge of the Company, there is no basis for any such claim or action.  To the Knowledge of the Company, the Company and each Company Subsidiary has no Liability or claim with respect to Data.  The execution, delivery and performance of this Agreement and the transaction contemplated hereby comply with the applicable privacy policies of the Company (and the Company Subsidiaries, as applicable), all Data Standards and does not violate any Applicable Laws or third party rights.  The consummation of the Transactions will not result in any loss, detriment or impairment or any kind related to the rights to own and use any Data, nor will such consummation require the consent of any third party, or any additional action, in respect of any Data. The Company and each Company Subsidiary has at all times made all disclosures to, and obtained any necessary Consents from, data subjects, users, customers, employees, contractors and any other Persons required by Applicable Laws or Data Standards related to data privacy, data processing, data protection and/or data security. The Company is not aware of any legal obligation or statutory requirement of any kind which is incompatible with the Business, the Company’s business model and/or the Company’s (or any Company Subsidiary’s) technology or which, if honored, complied with or implemented by Company or a Company Subsidiary, could involve, or result in, a decrease in the Company’s consolidated revenues. The Company and each Company Subsidiary has at all times complied with all Applicable Laws related to spam, unsolicited communications and/or marketing. The Company and each Company Subsidiary has started preparations for complying with the California Consumer Privacy Act (“CCPA”).

(p)          Compliance with Internet Resource Terms.  The Company, each Company Subsidiary, and the Company Services comply, and have at all times complied with all the applicable terms of use, policies, guidelines, Privacy Policies, and any other applicable terms, guidelines, conditions, community rules, and policies governing, or related to, the use, of Internet Resources that are utilized by the Company or a Company Subsidiary in the ordinary course of business or utilized by the Company or a Company Subsidiary to market the Company Services.

(q)          Compliance with Third Party Licenses.  The Company and each Company Subsidiary has a valid and enforceable license and any and all required rights and permissions to use, practice and exploit all licensed Company Intellectual Property and all in the manner in which the foregoing Intellectual Property has been used, practiced and exploited, is being used, practiced or exploited or is currently intended to be used, practiced or exploited, and the Company and each Company Subsidiary is in compliance with all licenses, policies, guidelines and agreements governing third party Intellectual Property utilized in, related to, or in connection with, the Company Intellectual Property, including the Company Services, including (i) complying with all flow-through provisions of third party licenses (e.g., a requirement to include a specific Copyright notice or disclaimer), (ii) providing adequate attribution as required by any Open Source Materials license, and (iii) any limitations on the scope of license or covenants included in such licenses, policies, guidelines or agreements.

(r)          Information Systems. Section 3.16(r) of the Company Disclosure Schedule lists all the Software, databases, platforms, equipment and information systems (“Information Systems”) owned, licensed, leased or controlled by the Company that are material to the operation of the Business.  If such Information Systems are operated or hosted by an outsourcer or other third-party provider, the identity and contact information for such third-party provider is disclosed on Section 3.16(q) of the Company Disclosure Schedule.  None of the Information Systems (other than operated or hosted by an outsourcer or other third-party provider) depend upon any technology or information of any third party (other than the Internet).  Such Information Systems are sufficient for the conduct of the business of the Company as currently conducted and as anticipated to be conducted by the Purchaser.  The Company uses all necessary means, consistent with state of the art generally available to the public, to protect the security, confidentiality and integrity of all such Information Systems.  The use by the Company of any Software or Information Systems does not exceed the scope of the rights granted to the Company with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems. The Information Systems (including the operation of the Company Services thereon and the provision of the Company Services using such Information Systems) operate and perform (x) as required by the Company in connection with the operation of its business and proposed business, and (y) in compliance with Applicable Law and Data Standards.

(s)          Industry Bodies.  Neither the Company nor any Company Subsidiary is or has been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company to grant or offer to any other Person any license or right to the Company-Owned Intellectual Property Rights.

(t)          No Restrictions on Content and Advertising Campaigns.  Except as set forth in Section 3.16(t) of the Company Disclosure Schedule, the Company solely and exclusively owns all right, title and interest in and to the content and advertising campaigns created by the Company and the Business (or on the Company’s or the Business’s behalf) prior to the Closing free and clear of all Liens and such content and advertising campaigns are fully transferable, alienable, licensable, (to the extent distributed by the Company or a Company Subsidiary) are otherwise distributable by the Company without restriction or limitation of any kind, in each case without payment to any Person, right holder, copyright collecting society or similar entity, or to any Governmental Authority and the Company has the right to use them without restriction or limitation of any kind and without payment to any other Person.  The Company has not sold, transferred, assigned or otherwise disposed of any rights, titles and/or interests therein or thereto.

(u)          Exclusivity in Certain Agreements. Section 3.16(u) of the Company Disclosure Schedule contains a list of the agreements regarding DSPs, SSPs and other advertising-related companies that include one or more exclusivity provisions. The Company and each Company Subsidiary has never breached, and is not in breach of, any of such agreements and ensures ongoing compliance with such exclusivity provisions. The Company is not aware of any basis for any claim or allegation that such exclusivity provisions or agreements have been breached by the Company, its business model or the Company Services.

Section 3.17       Insurance Coverage.

Section 3.17 of the Company Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company or its business or assets and identifies any material claims made thereunder.  The Company has delivered to the Purchaser accurate and complete copies of all insurance policies listed on Section 3.17 of the Company Disclosure Schedule, each of which is in full force and effect.  Such insurance policies provide insurance coverage for the properties, assets and operations of the Company of the kinds, in the amounts and against the risks required to comply with Applicable Law and the risks of the sort normally insured by similar businesses.  There is no claim by the Company or any Company Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies have been timely paid and the Company and the Company Subsidiaries have otherwise complied with all material terms and conditions of all such policies.  Neither the Company nor any Company Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.  Neither: (A) the execution, delivery or performance of this Agreement or any of the Transaction Documents; nor (B) the consummation of the Transactions, will (with or without notice or lapse of time): (1) result in the cancellation, invalidation or termination, or give any Person the right to cancel, invalidate or terminate, any of the insurance policies of the Company or a Company Subsidiary; (2) result in the reduction of coverage, or give any Person the right to reduce the coverage, under any such insurance policies; or (3) have any impact on the right or ability of the Company or a Company Subsidiary to make a claim under any such insurance policies in respect of or relating to events or circumstances that have occurred prior to the Closing.

Section 3.18       Tax Matters.

(a)          The Company and each Company Subsidiary has timely filed in a proper manner or caused to be filed with the appropriate Tax Authorities all material Tax Returns required to be filed under Applicable Laws in connection with the determination, assessment, or collection of any Tax concerning or attributable to such Company or Company Subsidiary by the Company or Company Subsidiary and has timely paid or caused to be paid all material Taxes due (whether or not shown on a Tax Return).  All such Tax Returns are complete, true and accurate. The Company and each Company Subsidiary has disclosed in its Tax Returns any Tax reporting position taken in any Tax Return that would reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Applicable Law. All Taxes due and owing by the Company or a Company Subsidiary whether or not required to be shown on a Tax Return have been fully paid.  With respect to any Taxes where payment is not yet due or owing, the Company and each Company Subsidiary has established in accordance with Accounting Principles an adequate accrual for all such Taxes through the end of the last period for which the Company ordinarily records items on its respective books and records.  Appropriate and sufficient accruals for Tax Liabilities as of the Closing Date are included in the Closing Working Capital.  All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and each Company Subsidiary.  The Company and each Company Subsidiary has no Liability for Taxes other than as set forth in Section 3.18(a) of the Company Disclosure Schedule.

(b)          The unpaid Taxes of the Company and each Company Subsidiary did not, as of the last date of the Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet included in the Financial Statements (rather than in any notes thereto), and (ii) will not, as of the Closing Date, exceed such reserve.  Since the last date of the Financial Statements, neither the Company nor any Company Subsidiary has incurred liability for Taxes (i) from extraordinary gains or losses within the meaning of Accounting Principles, (ii) outside the ordinary course of business, or (iii) otherwise inconsistent with past custom and practice.

(c)          There is no dispute or matters under discussion with any Tax Authority in relation to the affairs of the Company or any Company Subsidiary.  No deficiencies for Taxes with respect to the Company and each Company Subsidiary have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority.  There are no Proceedings, investigations, assessments, audits, claims or other actions for or relating to any Liability in respect of Taxes pending or threatened against the Company or any Company Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.  There are no circumstances which will or is likely to, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Tax Authority in relation to the liability of the Company or accountability for Taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company or any Company Subsidiary under or for the purpose of any provision of any legislation relating to Taxes.

(d)          The Company or each Company Subsidiary has made available to the Purchaser (i) complete and accurate copies of all material Tax Returns of the Company and each Company Subsidiary (and any predecessor thereof) for all taxable years since the last tax year that is closed for tax purposes (either by a final assessment from the Tax Authority or due to the lapse of the statute of limitations with respect thereto); (ii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary (or any predecessor thereof or issued with respect to or relating to any Taxes due from or with respect to the Company or each Company Subsidiary); (iii) any closing or settlement agreements entered into by or with respect to the Company or each Company Subsidiary with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or positions, and (v) all material written communications to, or received by the Company or each Company Subsidiary from, any Governmental Authority including Tax rulings and Tax decisions.

(e)          Neither the Company nor any Company Subsidiary (nor any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)          Neither the Company nor any Company Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company or any Company Subsidiary is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or any Company Subsidiary is or may be liable; (iii) the Company and each Company Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company or any Company Subsidiary is or may be liable.  Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including by virtue of (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any Tax related agreement or settlement concluded with any Tax Authority, including “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) with respect to a transaction occurring on or prior to the Closing Date, (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) any prepaid amount received on or prior to the Closing Date.

(g)          The Company has, since its formation, been treated as a partnership for U.S. federal and state income tax purposes, and has not made, prepared or filed any elections, designations or similar filings relating to Taxes, including pursuant to Section 301.7701-3 of the Treasury Regulations promulgated under the Code electing for the Company to be classified as an association for United States federal income Tax purposes, or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date. The Company and each Company Subsidiary, other than the Content IQ Ltd. (the "Israeli Subsidiary"), has, since its formation, been treated as a disregarded entity for U.S. federal income tax purposes.

(h)          Except as set forth in Section 3.18(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has ever been assessed by any Tax Authority and notices of assessment have not been issued to the Company or any Company Subsidiary by any Tax Authority.

(i)          No power of attorney (other than powers of attorney authorizing employees or representatives of the Company or any Company Subsidiary to act on behalf of the Company or any Company Subsidiary, respectively) with respect to any Taxes has been executed or filed with any Tax Authority, and each employee or representative of the Company who is authorized to act on behalf of the Company with respect to any Taxes, including the Partnership Representative (as such is defined in the U.S. Treasury Regulations), is identified on Section 3.18(i) of the Company Disclosure Schedule.

(j)          There are no Liens for Taxes on any assets of the Company or any Company Subsidiary.  Appropriate reserves have been established in accordance with Accounting Principles with respect to all statutory Liens for Taxes that are being contested.

(k)          Since its incorporation, no closing agreements, private letter rulings, technical advice memoranda, “taxation ruling or decision” (Hachlatat Misui) or similar agreements or rulings relating to Taxes have been received from, or entered into or issued by any Governmental Authority with or in respect of the Company or any Company Subsidiary or the holding in the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has requested or received a ruling from any Tax Authority.

(l)          Section 3.18(l) of the Company Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements or Orders applicable to the Company or any Company Subsidiary ("Tax Incentives").  The Company and each Company Subsidiary has made available to the Purchaser all material documentation relating to any Tax Incentives.  The Company and each Company Subsidiary is, and has always been, in compliance with all the conditions and requirements for any Tax Incentives (including all rulings and/or approval received by the Israeli Tax Authority).  The consummation of the actions contemplated in this Agreement will not have any adverse affect on: (i) the validity and effectiveness of any Tax Incentives; and (ii) the continued qualification for the Tax Incentives or the terms or duration thereof or require any recapture of any previously claimed incentive under such Tax Incentives. No claim or challenge has been made by any Tax Authority with respect to the Company or any Company Subsidiary’s entitlement to any Tax Incentive.

(m)          The Israeli Subsidiary has not received any cash governmental grants.

(n)          The Israeli Subsidiary is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning value added Taxes ("VAT").  Content IQ Ltd. (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) have collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit under any applicable law; and (iii) has not received a refund for input VAT for which it is not entitled under any Applicable Law. The Company and any Company Subsidiary (other than Content IQ Ltd.) (i) are not required and have never been required to be registered for VAT purposes, and (ii) have never been required to collect and remit VAT to the Israeli Tax Authority.

(o)          The Company and each Company Subsidiary duly and timely withheld and paid all Taxes and other amounts required by law to be withheld by it and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers, directors, independent contractor, creditor, shareholders of the Company or other Person, whether or not an Israeli tax resident).

(p)          The Company and each Company Subsidiary has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Law to be remitted by it.

(q)          All transactions or arrangements between any of the Company and the Company Subsidiary and/or any other companies or persons Affiliated to the Company are and were effected at arm’s length terms and have been made in compliance with applicable transfer pricing law and regulations in all material respects (including, without limitation, Section 482 of the Code and Section 85A of the Israeli Tax Ordinance and the regulations promulgated thereunder). None of the transactions between the Company and other related persons is subject to any adjustment, apportionment, allocation or recharacterization under any Law. The Company has ever entered into a cost sharing arrangement or agreement to share research and development costs and rights to any developed Intellectual Property Rights.

(r)          All records which the Company and the Company Subsidiaries are required under Applicable Law to keep for tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transaction) have been duly kept in all material aspects in accordance with all applicable requirements and are available for inspection at the premises of the Company or the applicable Company Subsidiary.

(s)          The Company and each Company Subsidiary has at all times been resident for Tax purposes in its country of incorporation.  Since its incorporation, neither the Company nor any Company Subsidiary has paid or has any liability for Taxes in any jurisdiction other than its respective country of incorporation; no claim has been made by any Tax Authority in any jurisdiction where the Company and each Company Subsidiary does not file Tax Returns that it is or may be subject to Tax by such jurisdiction; and, without limiting the foregoing does not has or has not had a fixed place of business or other nexus in any country other than its country of incorporation.  The Sellers are and have at all times since the earlier of (i) the establishment of the Company, and (ii) the commencement of the Business been resident for Tax purposes in the United States and since such time no Seller has been resident for Tax purposes in any other jurisdiction.

(t)          The Company and each Company Subsidiary is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

(u)          Neither the Company nor any Company Subsidiary has undertaken or participated or engaged in any action or transaction which is listed on, or requires or will require special reporting in accordance with, Section 131(g) of the Israeli Tax Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder or are subject to reporting obligations under Sections 131D and 131E of the Israeli Tax Ordinance Sections 67C and 67D of the Israel Value Added Tax Law of 1975. Neither the Company nor any Company Subsidiary has consummated or participated in, or is currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(v)          Neither the Company nor any Company Subsidiary has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(w)          The Company or each Company Subsidiary has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Tax, and (ii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(x)          Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by Contract or otherwise.

(y)           Neither the Company nor any Company Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(z)          Neither the Company nor any Company Subsidiary has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(aa)          Section 3.18(aa) of the Company Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company and each Company Subsidiary is a party.  Each such nonqualified deferred compensation plan to which the Company and each Company Subsidiary is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(bb)           Except as set forth in Section 3.18(bb) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company ERISA Affiliate to which the Company or any Company Subsidiary is a party that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law).  Section 3.18(bb) of the Company Disclosure Schedule lists each Person (whether U.S. or non-U.S.) who the Company reasonably believes is, with respect to the Company or any Company Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.  No securities of the Company (or any Company Subsidiary) are readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(cc)          The net operating losses and other carried forward losses of the Company and each Company Subsidiary for tax purposes as of December 31, 2018, including the year in which the related loss arose, are set forth on Section 3.18(dd) of the Company Disclosure Schedule.

(dd)          The Company has elected out of the Partnership Audit Regime for 2018 and will elect out for 2019 and the short tax year 2020 under Section 6221(b) of the Code (the “Section 6221(b) Election”). The Company and the Purchaser shall comply with the procedures for electing out of the Partnership Audit Regime as set forth in Section 6221(b) of the Code and the applicable Treasury regulations (or applicable state or local laws), including timely providing notice to the members of the Company as set forth in Treas. Reg. 301. 6221(b)-1(c)(3),  and the Company shall comply with any requirements related to such election in each such tax year.

(ee)          Each partner of the Company is an eligible partner as defined in Treas. Reg. 301.6221(b)-1(b)(3) in each of the 2018, 2019 and 2020 tax years of the Company and the Company was eligible to make the Section 6221(b) Election. No partner held their interest in a disregarded entity, S corporation, or trust.

(ff)          No election has been made to apply the Partnership Audit Regime to the Company with respect to pre 2018 tax years.

Section 3.19       Employees; Contractors and Benefit Plans.

(a)         Section 3.19(a) of the Company Disclosure Schedule lists the name of each current (i) employee (including temporary employees), and (ii) consultant, independent contractor, subcontractor, sales agent, freelancers or other service providers of the Company and the Company Subsidiaries (but other than outsourced legal advisors and financial advisors) (each such Person within this sub-section (ii) being a “Company Contractor”) and employing/engaging entity, position, seniority, department, classification as salaried or hourly, exempt or non-exempt from overtime requirements, employee or Company Contractor, physical job location, notice period, vacation entitlement, vacation accrual, sick leave entitlement, sick leave accrual, recuperation payment entitlement, start date, annual and monthly base salary, monthly overtime payment, for Israeli employees - whether such employee is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary) and the total current annual compensation payable to each such Person, including all wages, bonuses, commissions, allowances, expenses and other material benefits (other than standard entitlements determined in accordance with the criteria stated therein under the Company Benefit Plans set forth in Section 3.19(n)of the Company Disclosure Schedule).

(b)         Without derogating from any of the above representations, the Company's and each of  the Company's Subsidiaries' liability towards their employees regarding severance pay, accrued vacation and contributions to all Company Benefit Plan are fully funded or if not required by any source to be funded are accrued on the Company’s financial statements as of the date of such financial statements. The Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding all former and current employees of the Company who reside in Israel based on their full salaries and from their commencement date of employment. All amounts that the Company and each of the Company's Subsidiaries is legally or contractually required to either (A) deduct from their employees’ salaries and any other compensation or benefit or to transfer to such employees’ Company Benefit Plan or (B) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Entity as required by any Applicable Law , have been duly deducted, transferred, withheld and paid, in accordance with Applicable Law, and the Company has no outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

(c)          Neither the Company nor any Company Subsidiary employs any Person or engages any Company Contractor (other than outsourced legal advisors and financial advisors) other than those Persons listed in Section 3.19(a) of the Company Disclosure Schedule.  All wages, bonuses, commissions, or other incentive payments, allowances, expenses and any other benefits with respect to any period prior to and including the Closing Date have been fully paid to each employee and/or any Company Contractor or are otherwise included as a liability in the Closing Working Capital in accordance with the Accounting Principles.

(d)          All Persons classified as non-employees (including all Company Contractors), whether currently or formerly engaged by the Company, are and have been at all times properly classified as such, and neither the Company nor any Company Subsidiary has or will have any Liability or claim arising out of the treatment or classification of any such Person as a non-employee.  All Persons classified as fixed term employees and/or interns, whether currently or formerly employed or engaged, are and have been at all times properly classified as such.  All Persons treated as exempt from overtime requirements, whether currently or formerly employed or otherwise engaged, are and have been at all times properly treated as such.  Each employee or Company Contractor is legally permitted to work in the jurisdiction and location he or she is working in.

(e)          There are no outstanding liabilities in connection with any employee or Company Contractor whose employment or engagement with the Company or a Company Subsidiary has terminated, nor any outstanding Liabilities or claims to any current or former employee or Company Contractor of the Company or a Company Subsidiary. The Company and the Company Subsidiary is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice) or Company Contractors. There are no pending claims against the Company or Company subsidiary under any workers’ compensation plan or policy or for short or long term disability, other than routine sick leave entitlements.

(f)          None of the Company’s or a Company Subsidiary's employees or Company Contractors has provided any resignation notice or has been provided with termination notices as of the date of this Agreement.  Details of any employee or Company Contractor who has accepted an offer of employment or engagement made by the Company or a Company Subsidiary but whose employment has not yet started are contained in Section 3.19(f) of the Company Disclosure Schedule.

(g)          Section 3.19(g) of the Company Disclosure Schedule sets forth any Contract to which the Company or a Company Subsidiary is a party with any current employee or Company Contractor.  All Contracts with any current or former employees or Company Contractors are substantially on the Company's standard terms of employment or engagement (copies of all such standard terms having been made available Purchaser), including a proprietary information, confidentiality, assignment and non-compete undertaking.  Neither the Company nor any Company Subsidiary is in material default under any such Contract.  To the Knowledge of the Company, no other party to any such Contract has breached, violated or defaulted under any such Contract in any manner that would be material to the Company, and no circumstance exists that, with notice or lapse of time or both (including the Transaction), would constitute a material default by any party thereto.  Each such Contract is legally binding and enforceable against the Person in accordance with its terms, subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

(h)          The Company and each of the Company Subsidiaries is and has at all times been in compliance with all Applicable Law, codes of conduct, Contracts and binding customs and practices, in each case with respect to current and former employees (including manpower employees and outsource employees), current and former Company Contractors, and employment candidates, including but not limited to, discrimination, harassment, victimization, retaliation, wrongful discharge, unfair dismissal, wrongful dismissal, disability rights and benefits, affirmative action, terms and conditions, termination, wages, benefits and allowance, tax withholding, equal employment, meal and rest periods, employee safety and health, payment of wages, unfair competition, overtime compensation, minimum wage, plant closing, mass layoff or relocation, vacation, expenses, wage statements, working hours, overtime exemption classification, occupational safety and health, employee whistle-blowing, immigration, visa requirements, employee privacy, family, medical and other leaves, workers' compensation, unemployment insurance, employment practices, and classification of employees, consultants and independent contractors.  The Company is not, and has not been, engaged in any unfair labor practice, as defined in the National Labor Relations Act or other Applicable Law.  The Company and each of the Company Subsidiaries (i) has, with respect to current and former employees and Company Contractors, withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees and Company Contractors, (ii) is not liable for any material arrears of wages, bonuses, benefits, severance pay, pension or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).

(i)          None of the employees of the Company or any of the Company Subsidiaries, or any Company Contractor, are subject to any collective bargaining agreement or benefits thereunder, in any jurisdiction, or represented by any labor organization or trade union or any employee representative body.  The Israeli Company Subsidiary is not and no employee benefits from any extension order (tzavei harchava) except for extension orders which generally apply to all employees in Israel. The Company and each of the Company Subsidiaries is not and has never been a member of any employers’ association or organization. The Company and each of the Company Subsidiaries has not paid, been required to pay or has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There is no, and have never been, labor strike, dispute, corporate campaign, work slowdown, work stoppage or lockout actually pending or threatened or anticipated, or claims of unfair labor practices or other labor disputes, and there are no facts  circumstances, to the Knowledge of the Company, that could lead to any of those.  There has not been any effort or activity by employee(s) or a labor organization or any other employee representative body, at any time, to seek to have a labor organization represent any group or unit of employees working in any of the Company locations.

(j)          Except for the Key Person Agreements and this Agreement, neither the Company nor any Company Subsidiary has made any promise or representation to any employee or Company Contractors regarding continued employment or services after the Closing, or regarding the terms of any such employment.

(k)          Except as set forth in Section 3.19(k)(a) of the Company Disclosure Schedule, the entry into this Agreement and the Transaction Documents, and the consummation of the Transaction will not (i) result (including in combination with any other action or matter) in any payment or other benefit (including severance and the acceleration or increase in benefits) to any current or former officer or employee of the Company or any Company Subsidiary, or any current or former Company Contractor, (ii) entitle any employee of the Company or any Company Subsidiary, or any Company Contractor to give notice to terminate his contract of employment or engagement, or to any additional period of notice, (iii) to the Knowledge of the Company, result in any employee of the Company or any Company Subsidiary, or any Company Contractor giving notice to terminate his or her employment or engagement, or otherwise adversely affect the Company's employee relations, or adversely affect any rights of the Company or any Company Subsidiary under any agreement signed by any employee or Company Contractor.  Except as set forth in Section 3.19(k) of the Company Disclosure Schedule, there are no agreements that provide for severance pay other than as required by Applicable Law.

(l)          The Purchaser has been provided with true, correct and complete summaries of all (i) workers’ compensation or equivalent claims filed against the Company or any Company Subsidiary in the last three (3) years, (ii) charges, grievances, complaints or notices of violation filed with, or otherwise made by, the Occupational Safety and Health Administration or a state occupational safety and health agency, or any equivalent authority in locations outside the United States, against the Company or any Company Subsidiary, and (iii) outstanding employment-related claims, employment-related claims concluded or settled in the last three (3) years.  The Company has reported and maintained a record of all work-related injuries in accordance with, and that are required to be reported under, the Occupational Safety and Health Act, and any similar state or other Applicable Law.

(m)          To the Knowledge of the Company, there are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters, hire date, wages, benefits, severance, social security, tax, medical or family leave, classification, safety or discrimination matters involving any current or former employee and/or Company Contractors, including but not limited to, claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment, wrongful termination complaints, employee or Company Contractor misclassification, unregistered labor relationship with the Company or a Company Subsidiary, fines for incorrect registration, nor are there any grounds for any such claims.

(n)          Section 3.19(n) of the Company Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other plan, Contract or policy providing bonuses, retirement benefits, profit sharing benefits, pension benefits, compensation, deferred compensation, stock options, phantom stock, stock appreciation rights, profits interests, stock purchase rights, change in control or retention payments, fringe benefits, severance payments, post-retirement benefits, scholarships, health and welfare benefits, disability benefits, sick leave pay, vacation pay, commissions, payroll practices, retention payments or other benefits, including benefits provided by third parties (each such plan, Contract, policy, fund or arrangement is referred to herein as a “Company Benefit Plan”, and a Company Benefit Plan that is not operated by Justworks, an “In-house Company Benefit Plan” ) that the Company or any  trade or business that is treated as a single employer with the Company or a Company Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code) (each an “ERISA Affiliate”) sponsors, maintains or has or could have Liability with respect to, or has or could have any obligation to contribute to for the benefit of current or former officers, employees, directors, any other Person performing services for the Company, or any beneficiary or dependent of such Person.

(o)          There are no In-house Company Benefit Plans.

(p)          The Company has no voluntary benefit plans available to employees which are considered to be exempt from ERISA under DOL Regulation Section 2510.3-1(j).  No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

(q)          Each Company Benefit Plan maintained, contributed to or required to be contributed to by the Company was legally and properly established and has been administered in all respects in accordance with its terms and with the applicable provisions of ERISA, the Code (including the rules and regulations thereunder) and all other Applicable Law.  All contributions, deferrals, premiums and benefit payments under or in connection with the Company Benefit Plans that are due or required to have been made as of the Closing will have been (or will be) timely made on their due dates, or, if not yet due, have been accrued as a liability included in the calculation of the Closing Working Capital.

(r)          The Company and its ERISA Affiliates do not currently maintain, contribute to or participate in, nor at any time have any of them had an obligation to maintain, contribute to, or otherwise participate in or have any liability (contingent or otherwise) under any employee benefit plans that are (i) “multiemployer plans” (within the meaning of Section 3(37) of ERISA or Code Section 414(f)), (ii) “multiple employer plans” (within the meaning of Code Section 413(c)), (iii) plans that are subject to the provisions of Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (iv) a welfare plan that is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(s)          Each Company Benefit Plan satisfies the requirements of the Patient Protection and Affordable Care Act and the regulations and guidance issued thereunder (“PPACA”), such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to the PPACA that relates to such group health plan.

(t)          The Company has the requisite power to amend and/or terminate each Company benefit plan, provided by the external provider without prior notice or approval and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will impair such power.

Section 3.20       Environmental Matters.

The Company and each Company Subsidiary is, and has at all times been, in compliance in all material respects with all Applicable Law and any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances and all Governmental relating to or required by such Applicable Laws and affecting, or relating in any way to, the Business.    As of the Closing, the Company has not received any written notice of any Proceeding relating to environmental, health or safety matters, from any Person arising out of the ownership or occupation of any of its premises, or the conduct of the Business.

Section 3.21       Affiliate Transactions.

Except as set forth in Section 3.21 of the Company Disclosure Schedule, no equityholder, director, manager, officer or employee of the Company or a Company Subsidiary, or members of any of their immediate family, or any Affiliate thereof (each of the foregoing, a “Related Person”), other than in its capacity as a equityholder, director, manager, officer or employee of the Company, (i) has been involved, directly or indirectly, in any business arrangement or other material relationship with the Company or a Company Subsidiary (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Company or a Company Subsidiary or (iii) is engaged, directly or indirectly, in the conduct of the Business.  In addition, no such Related Person has an interest in any Person that competes with the Business in any market presently served by the Company or a Company Subsidiary, in each case, except as explicitly set forth in Section 3.21 of the Company Disclosure Schedule.  For purpose of this Agreement, “immediate family” of any individual shall mean spouse, parents, children and brothers and sisters of such Person.

Section 3.22       Finders’ Fees.

Except as set forth in Section 3.22 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person acting for or on behalf of the Company or a Company Subsidiary is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions contemplated by this Agreement or any other Transaction Document.

Section 3.23       Bank Accounts.

Section 3.23 of the Company Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company or any Company Subsidiary at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account.  Neither the Company nor any Company Subsidiary has any outstanding credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the disclosures set forth in the Sellers Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article IV to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Sellers, severally and not jointly, to the Purchaser under this Article IV), each Seller, severally and not jointly, represents and warrants to the Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

Section 4.01       Title to Ownership Interests.

Such Seller has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Ownership Interests set forth opposite the name of such Seller on Exhibit L, which constitute the entire issued and outstanding Ownership Interests held by such Seller, free and clear of any and all Liens.  The Seller has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the foregoing Ownership Interests.  At the Closing, Seller shall convey to the Purchaser, and the Purchaser shall acquire, good and marketable title to the respective Ownership Interests referred to above, free and clear of any Liens and from any agreement, obligation or commitments to create, grant, give or permit to maintain any Liens.  The Seller has not sold, pledged or otherwise transferred (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) any interests in the respective Ownership Interests to any person.  All of such Ownership Interests set forth above (a) have been duly authorized and validly issued, (b) are fully paid and non‑assessable, and (c) have been issued in full compliance with (i) all applicable securities laws and any other Applicable Laws and (ii) all requirements set forth in applicable Contracts.  The respective Ownership Interests constitute all of the membership, ownership and/or equity interests of the Company over which any voting or dispositive power is held by the Seller and the Seller does not own, beneficially or otherwise, directly or indirectly, any other share capital of, or other securities, equity or ownership interest in the Company (including, without limitation, any Options or similar rights).  The respective Ownership Interests are not subject to any shareholders agreement, voting agreements, proxies, trusts or other agreement or understandings relating to the voting or disposition thereof, which would continue to be binding upon the Purchaser after the Closing.  Any proxies heretofore given in respect of the respective Ownership Interests are not irrevocable, and any such proxies are or shall be revoked by the Closing.

Section 4.02       Authority; Binding Effect.

Such Seller has full right, power and authority to enter into and to perform such Seller’s obligations under each of the Transaction Documents to which such Seller is or may become a party.  Such Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party have been duly authorized by such Seller.  All organizational actions and proceedings required to be taken by or on the part of such Seller to authorize and permit the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, have been duly and properly taken. This Agreement has been, and each other Transaction Document to which such Seller is a party has been or will be, duly executed and delivered by such Seller.

Section 4.03       Binding Effect.

This Agreement constitutes the legal, valid and binding obligation of such Seller, and, assuming the due authorization, execution and delivery by the Purchaser (if party thereto), enforceable against such Seller in accordance with its terms, and upon the execution of each of the other Transaction Documents, each of such other Transaction Documents will constitute the legal, valid and binding obligation of such Seller who is a party thereto, and will be, assuming the due authorization, execution and delivery by the Purchaser (if party thereto), enforceable against such Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

Section 4.04       Non-Contravention; Consents.

Neither the execution, delivery or performance of this Agreement and any other Transaction Document by such Seller, nor the consummation of the Transactions by such Seller, will (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation or breach of any provisions of any Applicable Law, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under any Order to which such Seller is bound;

(b)          contravene, conflict with or result in a violation or breach of or a default under any provision of, or require any consent under any Contract to which such Seller is a party or by which such Seller is bound, or result in the creation of a Lien on any property or asset of such Seller or any of his Affiliates;

(c)          require to make any filing with or give any notice to, or to obtain any Consent from, any Person;

(d)          cause any option or right of pre-emption to become exercisable, except to the extent it has been waived on the date hereof;

(e)          requires or will require such party to make any filing with or give any notice to, or to obtain any Consent from, any Person and, in respect to antitrust filings or consents, in reliance on the Purchaser’s representations herein; or

(f)          cause any option, right of notification, right of first refusal or right of pre-emption applicable to the Ownership Interests, the Company or its assets, to become exercisable, except to the extent it has been waived prior to the date hereof.

Section 4.05       Capacity of Seller.

(a)          Such Seller:

(1)          is not bankrupt or insolvent and has not, at any time, (A) made or proposed a general assignment, arrangement or composition for the benefit of creditors, (B) filed, or had filed against such Seller, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantially all of such Seller’s assets, (D) admitted in writing such Seller’s inability to pay such Seller’s debts as they become due, or (E) taken or been the subject of any action that will have an adverse effect on such Seller’s ability to comply with or perform any of such Seller’s covenants or obligations under any of the Transaction Documents; or

(2)            is not subject to any Applicable Law that may have an adverse effect on such Seller’s ability to comply with or perform any of such Seller’s covenants or obligations under any of the Transaction Documents.

(b)          There is no Proceeding pending and, to such Seller’s Knowledge, no Person has threatened to commence any Proceeding that may have an adverse effect on the ability of such Seller to comply with or perform any of such Seller’s covenants or obligations under any of the Transaction Documents.  To the Knowledge of the Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or might give rise to or serve as the basis for any such Proceeding or the threat of any such Proceeding.

(c)          The consummation of the Transactions shall not constitute a fraudulent transfer by such Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Seller.

Section 4.06       Pro Rata Portion.

The Pro Rata Portion set forth herein with respect to each Seller is true and correct as of the date hereof and as of the Closing and shall be true at each date of delivery, and may be relied upon by the Purchaser (and any person acting on its behalf) and is binding and enforceable against each Seller and its respective successors, heirs, executors, and administrators.  There are no claims or Proceedings pending by any Person in connection with the distribution of any payment to be made pursuant to the terms herein in accordance with the Pro Rata Portion upon the consummation of the Transactions, and there is no basis for such claim or Proceeding.

Section 4.07       Finder’s Fees.

Except as set forth in Section 4.07 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party based on any Contract to which such Seller is a party or that is otherwise binding upon such Seller.

Section 4.08       Company Assets.

Any and all tangible and intangible assets, properties and rights, including any Intellectual Property, in which any Seller or his Affiliates has or has had at any time any interest, right or claim and which are necessary or desirable in connection with the Business, or other operations, activities or technologies of the Company as currently conducted and as proposed to be conducted, have been duly assigned and transferred by such Seller or his Affiliates to the Company, as applicable, and such Seller has no remaining right or interest in such assets, properties and rights.  In the event that, notwithstanding the foregoing, it transpires that any Seller or his Affiliates has any right or interest in any such assets, properties and rights, then such Seller or his Affiliate shall be deemed to hold such rights or interests in trust for the sole benefit of the Company and the Seller shall take any and all actions and execute any and all documents, as necessary or as otherwise deemed by the Purchaser to be desirable in order to transfer and assign such rights and interests to the Company and vest full and unrestricted title thereof in the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and the Sellers that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing:

Section 5.01       Corporate Authorization.

The Purchaser is a private company duly incorporated and validly existing under the laws of the State of Israel.  The Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement constitutes, and any other Transaction Document to which the Purchaser will be a party will constitute, the legal, valid and binding obligation of the Purchaser, and assuming the due authorization and execution thereof by the other parties thereto, shall be enforceable against the Purchaser in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

Section 5.02       Authority.

Purchaser has all requisite corporate power and authority to enter into this Agreement and any other Transaction Document to be entered into by Purchaser in connection therewith to which it is a party and to consummate the Transactions and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and any of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary for them to authorize this Agreement or to consummate the Transactions and the other transactions contemplated hereby. This Agreement and each of the Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

Section 5.03       Non Contravention.

Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents by the Purchaser, nor the consummation of the Transactions by the Purchaser, will (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of any of (i) the provisions of the articles of association or any other charter documents of the Purchaser or (ii) any Applicable Law;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which the Purchaser or any of the assets owned or used by the Purchaser is subject;

(c)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract by which the Purchaser is bound; or

except, in the case of clauses (a) through (c) above, for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or any other Transaction Document.

The Purchaser is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance by the Purchaser of this Agreement or any of the other Transaction Documents; or (y) the consummation by the Purchaser of the Transactions contemplated by this Agreement (except as required by Applicable Law and stock exchange rules).

Section 5.04       No Litigation.

There is no proceeding, or investigation pending, or to the Purchaser’s knowledge, threatened against or affecting the Purchaser that, individually or in the aggregate with similar proceedings, or investigations, is or would reasonably be expected to limit the Purchaser’s ability to consummate this Agreement or any Transaction Document or the Transaction.

Section 5.05       Finders’ Fees.

No broker, investment banker, financial advisor or other Person acting for or on behalf of the Purchaser is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions contemplated by this Agreement or any other Transaction Document.

Section 5.06       Available Funds.

The Purchaser has, and will have at the Closing and at each time upon which any payment by the Purchaser is due pursuant to the terms of this Agreement, sufficient funds to pay the Closing Payment, Additional Payments and Earnout Payments, as applicable, in each case in accordance with this Agreement.

Section 5.07       Condition of the Business.

Without derogating from any provision of Article X, or from the representations and warranties given in Article III and Article IV, Purchaser acknowledges and agrees that neither the Company nor any Seller is making any representation or warranties whatsoever, express or implied, and Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III and Article IV of this Agreement. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company and the Sellers set forth in Article III and Article IV, respectively. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Company and has had an opportunity to ask questions and receive answers in making its determination to proceed with the transaction contemplated by this Agreement. Nothing in the representations and warranties in this Section 5.07 shall be construed to limit or restrict Purchaser's right to rely on the Company's representations and warranties pursuant to Article III and on the Sellers' representations and warranties pursuant to Article IV and to seek indemnification with respect to the breach thereof in accordance with the provisions of this Agreement.

ARTICLE VI
[RESERVED]

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01       Public Announcements.

(a)          Any press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be issued with the prior written approval of the Purchaser and the Sellers’ Representative, and following the execution of this Agreement, the Purchaser shall issue a press release in the form attached hereto as Exhibit M.  Notwithstanding the foregoing, Purchaser shall be permitted at any time to make any announcement that is necessary or desirable in order for Purchaser or any of its Affiliates to comply with Applicable Law or stock exchange or market regulation rules applicable to Purchaser or any of its Affiliates.

(b)          Each Seller agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement, or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement.  In this regard, each Seller acknowledges that the common stock of Purchaser's ultimate parent company is publicly traded and that any non-public information obtained by such Seller regarding Purchaser and its Affiliates could be considered to be material non-public information within the meaning of securities laws. Accordingly, each Seller acknowledges and agrees not to engage in any transactions in the common stock of Purchaser's ultimate parent company in violation of Applicable Laws relating to securities.

(c)          This Section 7.01(a) shall survive the consummation, termination or expiration of this Agreement, the Closing and the transactions contemplated hereby.

Section 7.02       Litigation Support

After the Closing, in the event that, and for so long as, the Purchaser or the Company or any Company Subsidiary is actively contesting or defending against any Proceeding or demand in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any Company Subsidiary, the Sellers’ Representative and each Seller will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Purchaser or (at the Purchaser’s discretion) the Company or any Company Subsidiary (whether or not the Purchaser is entitled to indemnification hereunder with respect to such matter).

Section 7.03       [Reserved]

Section 7.04       Transition

The parties hereto shall cooperate in any efforts relating to the transition of the Business to the Purchaser.  The Sellers shall not take any action that is intended to have the effect of discouraging any licensor, user, customer, supplier, or other business associate of the Company or any Company Subsidiary from entering into a business relationship with the Purchaser, as sought by the Purchaser.  The Sellers shall refer all user and customer inquiries or leads (actual or potential) relating to the Company or any Company Subsidiary exclusively to the Purchaser.

Section 7.05       Employee Matters.

The Company shall use reasonable efforts to maintain and retain the employees and consultants of the Company and the Company Subsidiaries in the employ or service of the Company or Company Subsidiaries, as applicable, through the Closing, or terminate the employment or service of those employees and consultants as requested by Purchaser.  The Company will coordinate with the Purchaser prior to making or delivering any communication, whether in writing or not, to its employees and consultants, which communication shall be subject to Purchaser’s prior review and approval.

Following the Closing, Asaf shall initially join the Parent's management team (but shall not be an officer of the Parent for the purposes of the Israeli Companies Law 1999); provided however that Asaf’s continuing participation in the Parent's management team shall be at the Parent's sole discretion.

Section 7.06       Tax Matters.

(a)          Filing of Pre-Closing Tax Returns after the Closing Date.  The Company and each Company Subsidiary will timely file all Tax Returns required to be filed by or with respect to such Company or Company Subsidiary with a due date (including any applicable extensions) on or prior to the Closing Date and timely pay all Taxes shown as due on such Tax Returns.  The Purchaser shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and each Company Subsidiary that relate to Pre-Closing Tax Periods that are determined by the Purchaser to be required to be filed after the Closing Date, and each Seller shall severally pay to the Purchaser, or cause to be paid, such Seller’s Pro Rata Portion of all Taxes due with respect to such Tax Returns.  The Sellers shall make the payment due to the Purchaser under this Section 7.06(a) at least two (2) Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Returns (provided that, at its sole discretion, Purchaser may elect to instruct the Escrow Agent to release and pay to the Purchaser, in cash by wire transfer, such excess amount, from the Escrow Fund (and the Sellers’ Representative shall be deemed to have consented to such recovery and release from the Escrow Fund)).

(b)          Filing of Straddle Period Tax Returns.  The Purchaser shall prepare and file, or cause to be prepared and filed, any Tax Return of the Company or any Company Subsidiary for a Straddle Period, and each Seller shall severally pay to the Purchaser, or cause to be paid, such Seller’s Pro Rata Portion of Taxes due with respect to such Tax Returns, as determined in accordance with Section 7.06(c).  The Purchaser shall use reasonable efforts to deliver a draft of any such Tax Return, at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Return, to the Sellers’ Representative for review and comment and shall consider such comments in good faith.  No delay in providing such Tax Returns to the Sellers’ Representative within the above stated period of time shall affect the rights or obligations hereunder, unless (and then only to the extent that) the Sellers are materially prejudiced thereby. The Sellers shall make the payment due to the Purchaser under this Section 7.06(b) at least two (2) Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Returns (provided that, at its sole discretion, Purchaser may elect to instruct the Escrow Agent to release and pay to the Purchaser, in cash by wire transfer, such excess amount, from the Escrow Fund (and the Sellers’ Representative shall be deemed to have consented to such recovery and release from the Escrow Fund)).

(c)          Allocation of Straddle Period Taxes.  With respect to Taxes of the Company or any Company Subsidiary relating to a Straddle Period, the Sellers shall be liable for the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date.  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to (x) income or receipts or (y) extraordinary events or transactions outside the Company or any Company Subsidiary’s ordinary course of business, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to (x) income or receipts or (y) extraordinary events or transactions outside the Company or any Company Subsidiary’s ordinary course of business, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Taxes for Tax periods or portions thereof ending on or before the Closing Date shall be determined without regard to any items of deduction, loss or credit of the Company or any Company Subsidiary.

(d)          Cooperation.  The Sellers, the Sellers’ Representative and the Purchaser shall reasonably cooperate, and shall cause their respective Representatives and Affiliates reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(e)          Tax Contests.  The Purchaser shall promptly notify the Sellers’ Representative, and the Sellers’ Representative and Sellers shall promptly notify the Purchaser, upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events from Tax Authorities with respect to Taxes relating to a Pre-Closing Tax Period for which the Sellers would be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”), provided, however, that any failure to so notify shall not limit any of the rights or obligations hereunder (except to the extent such party shall have been materially prejudiced as a result of such failure).  The Purchaser shall have sole control and discretion with respect to handling, defending, settling or any other conduct related to all Tax Matters.  The Purchaser shall keep the Sellers’ Representative informed, from time to time, of all material developments in any Tax Matter.  The Purchaser shall have the right and authority to settle, adjust or compromise such Tax Matter (it being understood that if the Purchaser requests that the Sellers’ Representative consent to a settlement, adjustment or compromise, the Sellers’ Representative shall not unreasonably withhold or delay such consent).

(f)          Payment of Sales, Use, Transfer or Similar Taxes. All sales, use, transfer, value added, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers, and the Sellers shall file all Tax Returns in connection therewith.

(g)          The procedures pursuant to clause (e) above shall exclusively govern Tax Matters (rather than those included in Section 10.03 and Section 10.04).

(h)          If the IRS determines that the Company is ineligible to make the Section 6221(b) election or the election is otherwise invalid in 2018, 2019 or 2020, the Seller's Representative shall cause the Partnership Representative (as such is defined in the U.S. Treasury Regulations) to make the Section 6226 push out election with respect to any tax year of the Company under audit, and the Sellers' Representative shall not object to or take any action contrary to such election.

Section 7.07       Non-compete: Non-solicitation; Confidentiality.

(a)          As a material inducement for the entry by the Purchaser into this Agreement and in order to protect the value of the Company (including, without limitation, the goodwill inherent in the Company as of the Closing) and so that the Purchaser may have and enjoy the full benefit of the Company and its Business, each Seller agrees as follows (without derogating from any other obligation undertaken by any such Seller who will remain an employee or service provider of the Company or any Company Subsidiary or the Purchaser following the Closing):

(i)          During the Noncompete Period, each Seller shall not, and shall cause its respective Affiliates to not, (and shall not take any steps toward or preparations in respect of), directly or indirectly (including, without limitation, through its respective Affiliates and any director, officer, employee, agent or consultant thereof or of its respective Affiliates), either for such Seller or for any other Person, own, manage, operate, finance, join, control, participate in the ownership (except for up to 5% ownership of a publicly-traded entity), management, financing, operation, business or control of, consult to, render services for, permit his name to be used or in any other manner engage or compete, in or otherwise be involved in any way in any business or Person anywhere in the world, that (1) is engaged in or is, to the Knowledge of such Seller, at such time intended to engage in the research, developing, producing, offering, distributing, selling, marketing, maintaining or supporting of technologies, products or services similar to, substitute to,  competitive with the Business and/or the Purchaser Business, as currently conducted and as currently proposed to be conducted by Parent and its Subsidiaries, or (2) otherwise competes with or is intended to compete with the Business and/or the Purchaser  Business as currently conducted and as currently proposed to be conducted (each of the foregoing, the “Restrictive Field”); provided that each Seller may engage, either as an employee or consultant, in a competitive company in the Restrictive Field, as long as such Sellers' position is not related in any manner to the Restrictive Field in companies such as Facebook, Google, Amazon and other multinational companies of similar nature and size.  For the purposes of this Agreement, the term “participate” includes any direct or indirect interest in any Person, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership (without having board representation, or being an officer, employee or service provide thereof) of less than five (5) percent of the share capital of a publicly held entity whose shares are traded on a securities exchange or in the over the counter market.

(ii)          During the Noncompete Period, each Seller shall not, and shall cause its respective Affiliates, not to, (including, without limitation, through its respective Affiliates and any director, officer, employee, agent or consultant thereof or of its respective Affiliates) (1) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director, manager, consultant or employee of the Company or any Company Subsidiary, the Purchaser or any of their Affiliates (collectively, the “Company Group”) to leave the employ of the Company Group; (2) hire or employ any Person who is at such time, is currently or was during the then-immediately preceding six (6) month period an officer, director, manager, consultant or employee of the Company Group; (3) call on, solicit, or service any customer, supplier, distributor, reseller, licensee, licensor or other business relation of the Company Group with respect to products or services that have been provided by the Company Group, are currently being provided by the Company Group, or which the Company Group is currently in the process of developing or negotiating; or (4) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, distributor, reseller, licensee, licensor or other business relation of the Company Group to cease doing business with or reducing its business activity with the Company Group. Under no circumstance shall the Key Persons work together during the Non-Compete Period, either as partners, employers, or employees of one another or otherwise, except as employees of Purchaser or its Affiliates or as otherwise expressly agreed in writing by the Purchaser, provided that, without limitation to their obligations hereunder (including their non-compete obligations and non-solicit obligations with respect to any person other than the other Seller), solely with respect to the undertaking of Sellers not to work together, the following provisions shall apply: the Sellers undertaking not to work together shall expire at the expiration of the period of twenty four (24) months following the Closing, provided that, in the event that one of the Sellers is terminated by the Purchaser (for clarity, not by the other Seller), other than for Cause, then such Sellers undertaking not to work together shall expire at the expiration of a period of six (6) months following the effective date of such cessation of employee-employer relationship between such Seller and the Company.

(iii)          During the Noncompete Period, each Seller shall not, and shall cause its respective Affiliates not to (including through its respective Affiliates and including through any director, officer, employee, agent or consultant thereof or of their respective Affiliates, or through or with the participation of any Third Party), intentionally or negligently cause any harm to the Company Group's business or to their reputation in the market and not to make any public remarks which are negative or disparaging, about the Company Group or its respective officers, employees, directors, shareholders, products, services or business, including not stating or alleging that the technologies or products of the Company, as then conducted or proposed to be conducted, are defective, fail to perform or comply with any relevant standards, are inferior, non-competitive, or generally unsatisfactory.

(iv)          From and after the date hereof, each Seller shall not, and shall cause its respective Representatives, not to disclose, reveal, divulge or communicate to any Person, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information.  Solely for purposes of this clause (iv), “Confidential Information” does not include information that (1) is in the public domain at the Closing Date, or subsequently becomes so through no fault of any Seller; (2) is furnished to any Seller and/or each of their respective Representatives (as the case may be) by a third party having a lawful right to do so; or (3) was explicitly approved for release by written authorization of the Purchaser.  The Sellers and each of their respective Representatives shall be permitted to disclose Confidential Information if such disclosure is in response to a valid order of a court or other Governmental Authority, but only to the extent of and for the purposes of such order, provided, however, that such Seller or any of its Representatives (as the case may be) shall, to the extent legally permissible and reasonably possible, first notify the Purchaser in writing of the order, and permit the Purchaser to seek an appropriate protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements. Each Seller shall use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)          Each Seller acknowledges and represents that: (1) sufficient consideration has been given as it relates to such party’s obligations under Section 7.06(a); (2) such Seller has consulted with legal counsel of such Seller’s choosing regarding its, his or her rights and obligations under this Section 7.06(a); (3) such Seller fully understands the terms and conditions contained herein; (4) the scope of the business of the Company Group is independent of location (such that it is not practical to limit the restrictions contained in this Section 7.06(a) to a specified country, city or part thereof); (5) the restrictions and agreements in this Section 7.06(a) are reasonable in all respects and necessary for the protection of the Company and the other members of the Company Group and its confidential information and goodwill and that, without such protection, the Company Group customer and client relationship and competitive advantage would be materially adversely affected; and (6) the agreements in this Section 7.06(a) are an essential inducement to the Purchaser to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such party is party to or by which such party is bound (whether under Contract or by Applicable Law).  Each Seller that is an individual further acknowledges that the restrictions contained in this Section 7.06(a) do not impose an undue hardship on him and, since he has general skills which may be used in other industries, do not deprive Seller of his livelihood or business.

(c)          The covenants and undertakings contained in this Section 7.06(a) relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.06(a) may cause irreparable injury to the Company Group (and their successors, assigns and any third-party beneficiary), the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, the Company Group (and their its successors, assigns and any third-party beneficiary) may be entitled to seek, in addition to other rights and remedies existing in their favor under Applicable Law or in equity, an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of any provisions of this Section 7.06(a).

(d)          If at any time a court of competent jurisdiction or arbitrator’s award holds that the restrictions in this Section 7.06(a) are unreasonable under circumstances then existing, or that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.06(a) is unreasonable, arbitrary or against public policy, the parties hereto agree that the maximum period, scope or geographical area reasonable, not arbitrary, and not against public policy under such circumstances shall be substituted for the stated period, scope or area or any other relevant feature and may then be enforced against the applicable party.

Section 7.08       Waiver of Claims.

(a)          As a material inducement to the Purchaser’s willingness to enter into and perform this Agreement and to purchase the Ownership Interests for the consideration to be paid or provided to the Sellers in connection with such purchase, each Seller, on behalf of himself and on behalf of each of such Seller’s Affiliates and Representatives, hereby releases and forever discharges the Company and each of its individual, joint or mutual, past, present and future Representatives, Affiliates, shareholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Proceedings, Contracts and Liabilities relating in any way whatsoever to the Company or any Company Subsidiary, any action or omission of any such Person relating to the Company or any Company Subsidiary, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or any of its respective Representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing (but not, for the avoidance of doubt, following the Closing) or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from any Releasee, whether pursuant to their respective Organizational Documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release (i) any obligation of the Purchaser arising under this Agreement, and (ii) rights under the new employment agreements between the Company and a Seller-employee entered into simultaneously with the Closing.  Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(b)          The Sellers hereby waive any and all first refusal, first offer, notification, veto or other rights under the Organizational Documents of the Company or any Company Subsidiary or any Contract to which any of them are a party with respect to the execution of this Agreement, the Transaction Documents and the consummation of the Transactions (including any notice requirement or notice period with respect thereto) and their signature on this Agreement shall constitute their consent to, and vote in favor of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (if required), whether by law, Organizational Documents, any Contract or otherwise.

Section 7.09       [Reserved].

Section 7.10       [Reserved].

Section 7.11       Grant of Employee RSUs.

Within 75 days of the Closing Date, subject to the discretion of the board of directors of Parent, Purchaser shall procure that Parent shall grant an aggregate of $2,000,000 worth of restricted stock units under Parent's Equity Incentive Plan (as amended).

Section 7.12       Sellers' Residency Certificates.

Within 90 days of the Closing Date, each of the Sellers shall deliver to the Purchaser a residency certificate issued by the IRS confirming that such Seller is resident for tax purposes in the United States as of the date of this Agreement.

ARTICLE VIII
CONDITIONS TO THE TRANSACTIONS

Section 8.01       Conditions to the Obligations of Each Party.

The obligations of each of the Company, the Purchaser and the Sellers to consummate the Transactions are subject to the satisfaction of the following conditions:

(a)          No Injunction.  There shall be (i) no Proceedings, either temporarily or permanently, which has or could have the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining, prohibiting or preventing the consummation thereof; (ii) no temporary restraining Order, preliminary or permanent injunction or other Order issued by any Governmental Authority in effect which has or could reasonably be expected to have the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining, prohibiting or preventing the consummation thereof; and (iii) no Applicable Law enacted which could reasonably be expected to impair, prevent or prohibit the consummation of the Transactions.

Section 8.02       Conditions to the Obligations of the Purchaser

The obligations of the Purchaser to consummate the Transactions are subject to the satisfaction or waiver by the Purchaser in its sole discretion, at or prior to the Closing, of the following further conditions:

(a)          Representations and Warranties.  The representations and warranties of the Company and the Sellers set forth in this Agreement and any Transaction Document shall be true and correct on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing as though made at and as of the Closing (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects), except (i) for the Fundamental Representations which shall be true and accurate in all respects on and as of the date of this Agreement and on and as of the Closing Date; and (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as aforesaid on and as of such earlier date.

(b)          Covenants.  Each of the Company and the Sellers shall have performed and complied, in all material respects, with all covenants required to be performed or complied with by each such party prior to the Closing.

(c)          [Reserved].

(d)          Receipt of Closing Deliveries.  The Purchaser shall have received each of the documents and deliverables listed in Section 2.06(b)(1) in form and substance reasonably acceptable to the Purchaser.

(e)          Employees.  (i) All of the Key Person Agreements entered into on the date hereof with each of the Key Persons shall be in full force and effect, none of the Key Persons shall have indicated his or her intention to terminate such Key Person Agreements, and (ii) at least 70% of all employees employed by the Company and the Company Subsidiaries as of the date of this Agreement (excluding the Key Persons) shall remain employed therewith, and shall not have indicated an intent to terminate such employment

(f)          Litigation.  There shall not be: (i) pending by or before any Governmental Authority any Proceeding that (A) seeks to frustrate, prevent or restrict the consummation of the Transactions on their terms, and the conferring upon the Purchaser and the Company or any Company Subsidiary all of their respective rights and benefits, contemplated by this Agreement, or which has or could have the effect of limiting or restricting Purchaser’s ownership of the Company’s assets or conduct or operation of the Business following the Closing, (B) seeks the award of Losses, or any other remedy against, the Company or any Company Subsidiary if the Transactions are consummated, that in either case, if affirmed, would amount to a Material Adverse Effect or (C) seeks remedy to the effect that any of the Company Services, its technologies or Intellectual Property, or otherwise the business of the Company or any Company Subsidiary, infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person; or (ii) any Proceeding threatened in writing by any Person that if successful would have any of the effects described in clause (i) above.

(g)          Removal of Liens.  There shall be no Liens on any of the share capital (registered or issued) of the Company or any Company Subsidiary.

(h)          Material Adverse Effect.  There shall have occurred no Material Adverse Effect.

Section 8.03       Conditions to the Obligations of the Sellers.

The obligations of the Sellers to consummate the Transactions are subject to the satisfaction, or waiver by the Sellers’ Representative, of the following further conditions:

(a)          Representations and Warranties.  The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing as though made at and as of the Closing (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as aforesaid on and as of such earlier date.

(b)          Covenants.  The Purchaser shall have performed and complied, in all material respects, with all covenants required to be performed or complied with by the Purchaser prior to the Closing.

(c)          Budget. The Company's two (2) year budget following the Closing shall be as attached hereto as Exhibit P, which budget Purchaser currently intends to be used by the Company following the Closing, and for the avoidance of doubt may be amended from time to time following the Closing at the absolute discretion of the Purchaser and its Affiliates (“Budget”). It is hereby clarified and agreed that the Budget attached is indicative only and may not be the subject of any claims by the Sellers against the Purchaser. In addition, nothing in the Budget shall be used to interpret Exhibit B (Earnout Payments) or otherwise used in order to determine the achievements of the various targets under Exhibit B.

(d)          Receipt of Closing Deliveries.  The Sellers and the Sellers’ Representative shall have received each of the documents and deliverables listed in Section 2.06(b)(2).

(e)          Closing Payment; Escrow Payment.  The Purchaser shall have delivered to the Company an irrevocable wire instruction for the payments required to be delivered at the Closing in accordance with Section 2.02.

ARTICLE IX
[RESERVED]

ARTICLE X
INDEMNIFICATION

Section 10.01     Survival of  Representations.

(a)          Subject to Section 10.01(b) and Section 10.01(c), all representations, warranties, covenants and agreements of the parties contained herein or in any Transaction Documents shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation made by or on behalf of any party hereto or its Affiliates or the knowledge of any such party’s (or its Affiliates’) officers, directors, shareholders, managers, members, partners, employees or agents.

(b)          The representations and warranties of the parties contained in Article III, Article IV and Article V of this Agreement shall survive the Closing through April 30, 2022, other than (i) claims for Fraud which shall survive the Closing Date without a time limit, (ii) the representations and warranties set forth in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization.), Section 3.07 (Capitalization.), Section 3.08 (Financial Statements) and Section 3.18 (Tax Matters.) and the representations and warranties set forth Article IV (together the “Fundamental Representations”), all of which shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations (including all periods of extension and revisiting whether automatic or permissive) with respect to any theretofore unasserted claims arising out of or otherwise in respect thereof, or (iii) Section 3.16 (Intellectual Property), which shall survive the Closing until the date that is thirty-six (36) months following the Closing Date, provided, that claims under Section 3.16(t) (the “Publication Matters”) which shall survive the Closing until the date that is twenty-four (24) months following the Closing Date (each such period in this Section 10.01(b), as the case may be, shall be referred to as the “Survival Period”); provided, however, that the representations and warranties as to which notice was delivered in accordance with this Article X on or prior to the termination of the applicable Survival Period shall continue to survive until such matter is finally resolved.

(c)          Notwithstanding anything to the contrary contained in this Agreement, no limitation set forth herein shall apply in the case of claims involving or alleging fraud, intentional misrepresentation, willful misconduct or intentional breach (collectively, “Fraud”), whether by the Company or any Company Subsidiary, or any Seller.

Section 10.02     Indemnification by Sellers.

(a)          Indemnification.

(1)          Subject to the provisions of this Section 10.02, each Seller hereby agrees, on a several and not joint basis, to indemnify the Purchaser and its Affiliates (including the Company and the Company Subsidiaries after the Closing) and each of their respective officers, directors, stockholders, managers, members, partners, employees, consultants, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse any such Purchaser Indemnified Party for, any Loss which such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any claim involving any of the following (the following, together the items described by clauses (2)(i) through 2(iv) of this Section 10.02(a), the “Indemnifiable Matters”):

(i)          any failure of any representation or warranty made by the Company in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which specifically relate to an earlier date, which representations and warranties shall be true and correct as of such date;

(ii)          any breach of any covenant or obligation of, or agreement by, the Company or the Sellers’ Representative contained in this Agreement or in any other Transaction Document;

(iii)        (A) any Taxes of, owed or that may become owed by, the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period; and (B) any Tax liability in connection with any payment or deemed payment made by the Company or any Company Subsidiary in connection with the Transactions;

(iv)          (A) the unpaid Transaction Expenses as of the Closing, (B) any Closing Working Capital Deficiency and (C) the Company Debt as of the Closing; in each case if and to the extent not included in the Purchase Price Adjustment Amount;

(v)          relating to the allocation of any payment paid, deemed paid or due pursuant to the provisions of this Agreement (to the extent made in accordance with the terms of this Agreement and the other Transaction Documents) and the Transaction Documents, including the allocation of the Purchase Price among the Sellers and any other claim, demand or Proceeding for any portion of the Purchase Price other than that which is payable pursuant to this Agreement, by any Seller or other security holder (or person claiming to be a security holder or holder of any Quasi Equity Rights) of the Company or any Company Subsidiary related to the Transactions;

(vi)          any matter stated in the Company Disclosure Schedule to be disregarded for purposes of this Article X, including in any Proceeding relating thereto, and the defense or settlement of such matters;

(vii)          non-compliance by the Company or any Company Subsidiary with a Key Counterparty's applicable terms and conditions or any Contract with such Key Counterparty, or any 'claw-back' or repayment to such Key Counterparty of revenue previously recognized by the Company or a Company Subsidiary;

(viii)          any non-compliance by the Company or a Company Subsidiary with its exclusivity obligations under those agreements set forth in Section 3.11(a)(3);

(ix)          related to: (A) the Company's and the Company Subsidiaries' collection, acquisition, use, holding, processing and provision of 'cookies' (including any violation of Data Standards with respect thereto), or (B) any fine imposed, or claim or Proceeding brought, by a Governmental Authority arising from, or related to, a violation or breach by the Company or a Company Subsidiary of Data Standards or otherwise arising from violations of spam and marketing rules, or related to security incidents or personal data breaches;

(x)          arising out of the treatment or classification of any Person engaged by or providing services to the Company or a Company Subsidiary (whether directly, or through a manpower or consulting company) as a non-employee;

(xi)          any claim or Proceeding brought by a present or former employee, member, shareholder, consultant or contractor of the Company relating to an alleged ownership or entitlement to any membership interest, equity interest, Option or Quasi Equity Right, in the Company or a Company Subsidiary; and

(xii)          any claim or Proceeding brought by a present or former employee, member, shareholder, consultant or contractor of the Company for ownership or other rights (including any moral rights or additional remuneration rights) in respect of any Company Intellectual Property.

(2)          Subject to the provisions of this Section 10.02, each Seller, on a several and not joint basis, shall indemnify the Purchaser Indemnified Parties and hold each of them harmless from and against and pay on behalf of or reimburse any such Purchaser Indemnified Party in respect of the entirety of any Loss which such Purchaser Indemnified Party may suffer or sustain or become subject to, as a result of or arising out of any claim involving any of the following:

(i)          any failure of any representation or warranty made by such Seller in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which specifically relate to an earlier date, which representations and warranties shall be true and correct as of such date;

(ii)          any breach of any covenant or obligation of, or agreement by, such Seller contained in this Agreement or in any other Transaction Document;

(iii)          (A) any Tax liability in connection with any payment or deemed payment made to each Seller in connection with the Transactions (including any portion of the Purchase Price), (B) any failure to perform any covenant contained in this Agreement with respect to Taxes, and (C) any failure by such Seller to timely pay any and all Taxes required to be borne by it pursuant to Section 7.06 or otherwise payable in connection with the transactions contemplated hereunder; and

(iv)          any claim, demand or Proceeding by such Seller, in any capacity, or its respective Affiliates, arising out of or pertaining to matters purported to be waived or terminated pursuant to  Section 7.08.

(3)          Materiality and Knowledge standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty, covenant, agreement or obligation (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Losses with respect to such breach, default or failure to be true and correct.

(b)          Indemnification; Liability Cap.  The maximum aggregate Losses owed and payable by the Sellers shall be limited as follows, without duplication:

(1)            with respect to Indemnifiable Matters under Section 10.02(a)(1)(i) (Company Representations) (other than those which arise from any breach or inaccuracy of the Fundamental Representations), or under Section 10.02(a)(1)(x) (Misclassification of Employees), (i) with respect to any Claim Certificate submitted on or prior to (and inclusive of) the Cap Step Down Date, an amount equal to twenty percent (20%) of the Aggregate Consideration paid or due to be paid (including any Additional Payments or Earnout Payments due and payable or that, upon becoming so, become due and payable but excluding any amounts paid or payable as Realized Closing Working Capital Balance) (so if, for example, an aggregate amount of US$70,000,000 is actually paid under this Agreement, then this cap with respect to a Claim Certificate submitted on or prior to the Cap Step Down Date shall be US$14,000,000), and (ii) with respect to any Claim Certificate submitted following the Cap Step Down Date, the greater of (A)  twenty percent (20%) of the Aggregate Consideration paid on or prior to the Cap Step Down Date (disregarding any permitted set off pursuant to Section 12.11 for the purpose of determining the amount of payments of Aggregate Consideration made in this section and excluding any amounts paid or payable as Realized Closing Working Capital Balance), and (B) fifteen percent (15%) of the Aggregate Consideration paid or due to be paid (including any Additional Payments or Earnout Payments due and payable or that, upon becoming so, subsequently become due and payable but excluding any amounts paid or payable as Realized Closing Working Capital Balance);

(2)          with respect to Indemnifiable Matters to the extent they arise from: (i) any breach or inaccuracy of the representations and warranties of the Company contained in Section 3.16 (Intellectual Property), or (ii) under Section 10.02(1)(vii) (Key Counterparty Contracts) or Section 10.02(a)(ix) (Cookies and Data Standards Fines)(1)(viii) thirty-five percent (35)% of the Aggregate Consideration paid or due to be paid (including any Additional Payments or Earnout Payments due and payable or that, upon becoming so, become due and payable but excluding any amounts paid or payable as Realized Closing Working Capital Balance);) minus any amounts paid under sub-Section 10.02(b)(1);

(3)           with respect to all Indemnifiable Matters, collectively with any other indemnification the recovery for which is limited pursuant to this Section 10.02(b), one hundred percent (100%) of the Purchase Price paid or due to be paid (including any Additional Payments or Earnout Payments due and payable or that become due and payable but excluding any amounts paid or payable as Realized Closing Working Capital Balance), provided, however, that the liability of any Seller who committed or was aware of Fraud shall not be limited in amount.

(c)          Notwithstanding anything to the contrary contained herein, nothing shall prevent or restrict a Purchaser Indemnified Party from seeking (A) injunctive or other equitable relief to enjoin the breach, or threatened breach, of any provision of this Agreement or any Transaction Document, (B) specific performance of the provisions of this Agreement or any Transaction Document, and (C) declaratory relief with respect to this Agreement or any Transaction Document.

(d)          Allocation of Losses.  Indemnification by the Sellers will be several and not joint, and, other than pursuant to Section 10.02(a)(2), shall be allocated among the Sellers in accordance with each such Seller’s Pro Rata Portion.  Indemnification of a specific Seller pursuant to Section 10.02(a)(2) shall be borne solely by such Seller, provided that a Purchaser Indemnified Party shall be entitled to deduct the full amount of Loss indemnified under Section 10.02(a)(2) from the Escrow Funds, regardless of the allocation of such Losses between the Sellers.

(e)          Basket.  Notwithstanding anything to the contrary contained herein, the Sellers shall not be liable for any Losses arising under Section 10.02(a)(1)(i) (other than in respect of Fundamental Representations or Fraud) or Section 10.02(a)(ii) unless and until the aggregate amount of such Losses exceeds $350,000; provided, that for Losses arising from Publication Matters, such figure shall be $200,000 (collectively the “Basket”), and if the aggregate amount of any Losses exceeds the Basket, the Purchaser Indemnified Parties shall be entitled to indemnification for all such Losses, disregarding the Basket, from the first dollar.

(f)          Except in the case of set off permitted hereunder (which shall be permitted as otherwise provided herein notwithstanding that there is a balance in the Escrow Fund available with respect to such indemnification obligations), the Escrow Fund will be the Purchaser's first recourse with respect to the indemnification obligations of the Sellers.

(g)          Exclusive Remedy. The parties hereto hereby agree that, except with respect to claims of Fraud, the remedies set forth by this Agreement shall be the sole and exclusive remedy of Purchaser Indemnified Parties for any matter based upon, resulting from, arising out of or in connection with this Agreement. Other remedies or recourse of any kind or nature, in contract, tort or otherwise, are hereby irrevocably waived.

(h)          None of Purchaser Indemnified Parties shall be indemnified more than once for the same Losses suffered regardless, of whether such Loss may be attributed to more than one indemnity, breach of several paragraphs of the representations and warranties or the breach of the default in connection with several covenants or obligations herein.

Section 10.03     Claims and Procedures.

(a)          Claim Certificate.  If any Purchaser Indemnified Party may be entitled to indemnification, or if it becomes aware of any facts or circumstances which may reasonably be expected to result in indemnification, compensation or reimbursement pursuant to this Article X, the Purchaser may deliver to the Sellers’ Representative and the Escrow Agent (to the extent the Losses are to be sought from the Escrow Fund) a notice (a “Claim Certificate”). The Claim Certificate shall, to the extent possible (solely based upon the information then known to Purchaser), contain a good faith non-binding, preliminary estimate of the amount of Losses (the aggregate amount of such estimate, as it may be modified by Purchaser Indemnified Party from time to time, being referred to as the “Claimed Amount”) and a reasonably detailed description of the material facts giving rise to such claim. No delay in providing such Claim Certificate within the applicable Survival Period shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Parties are materially prejudiced thereby.

(b)          Retained Amounts.

(1)          Notwithstanding the foregoing, if a Purchaser Indemnified Party seeks indemnification for Losses (or any other amount due to Purchaser) prior to the expiration of the Escrow Period, the Purchaser Indemnified Party may recover such Losses from the Escrow Fund in accordance with the terms of the Escrow Agreement.  Such portion of the Escrow Fund as may be necessary to satisfy any unresolved or unsatisfied claims for Losses specified in any Claim Certificate delivered prior to expiration of the Escrow Period (“Unresolved Claims”) shall remain in the Escrow Fund until such claims for Losses have been resolved or satisfied.  The remaining applicable portion of the Escrow Fund, if any, shall be released by the Escrow Agent for payment to the Sellers no later than five (5) Business Days following the expiration of the Escrow Period or after the final resolution of such Unresolved Claim as applicable. At such time, the Escrow Agent shall (and, if necessary, Purchaser and the Seller Representatives shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to act accordingly) release from the Escrow Fund to each Seller the applicable portion thereof according to its Pro Rata Portion.

(2)          Notwithstanding anything to the contrary herein, in the case of any Claimed Amount relating to a Third Party Claim has been retained in the Escrow Fund pursuant to Section 10.03(b)(1), or has been set off by the Purchaser and that (i) has not become the subject of an actual Proceeding by such Third Party, and (ii) has not been the subject of written correspondence (actually received by a party to this Agreement) from the third party initiating such Third Party Claim (or such third party’s attorney or representative) for a period of twenty-four (24) months, then either the Purchaser or the Seller Representative shall at such time be entitled to (x) seek a declaratory judgment against such third party with respect to the Third Party Claim, and/or (y) refer such matter to arbitration under Section 12.05 for the purposes of determining the amount that may reasonably be retained in the  Escrow Fund with respect to such Third Party Claim (and provided that any such determination under this sub-clause (y) shall relate solely to the reasonableness of retaining monies in the Escrow Fund and shall not release or reduce the liability of the Sellers with respect to the applicable Third Party Claim itself).

(c)          Dispute Procedure.  During the thirty (30) day period commencing upon the date that notice is deemed duly given to the Sellers’ Representative of a Claim Certificate (the “Dispute Period”), the Sellers’ Representative may deliver to the Purchaser and the Escrow Agent (to the extent the Losses are to be sought from the Escrow Fund) a written response (the “Response Notice”) in which the Sellers’ Representative: (i) agrees that the full Claimed Amount is owed to the Purchaser Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Purchaser Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owing to the Purchaser Indemnified Party.  Any part of the Claimed Amount that is not agreed to be owing to the Purchaser Indemnified Party pursuant to the Response Notice shall be the “Contested Amount”.  The Escrow Agent will be authorized to disburse out of the Escrow Fund to the Purchaser Indemnified Parties such amounts specified in one or more Claim Certificates for which no Response Notice has been timely received by the Escrow Agent (regardless of whether such disbursement would reduce the Escrow Fund to an amount less than the amount subject to all Response Notices which have been timely received by the Escrow Agent).

(d)          Payment of Claimed Amount.  If the Sellers’ Representative delivers a Response Notice agreeing that the full Claimed Amount or the Agreed Amount is owed to the Purchaser Indemnified Parties, then such Claimed Amount or the Agreed Amount, as the case may be, shall be released by the Escrow Agent to the respective Purchaser Indemnified Party from the Escrow Fund, and the Escrow Agent shall be entitled to conclusively rely on the Response Notice and shall make delivery of cash to the Purchaser Indemnified Parties from the Escrow Fund. In the event that the amounts deposited in the Escrow Fund are insufficient, and indemnification hereunder is not limited to the Escrow Fund, each Seller shall within ten (10) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, pay such Seller’s Pro Rata Portion of the Claimed Amount or the Agreed Amount, as the case may be, to the Purchaser Indemnified Parties, in excess of the recovery from the Escrow Fund.

(e)          Resolution between the Parties.  If the Sellers’ Representative delivers a Response Notice indicating that there is a Contested Amount, the Sellers’ Representative and the Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Purchaser and the Sellers’ Representative resolve such dispute, such resolution shall be binding on the Sellers’ Representative, the Sellers and the Purchaser and a settlement agreement stipulating the amount owed to the Purchaser Indemnified Parties (the “Stipulated Amount”) shall be signed by Purchaser and the Sellers’ Representative, and the provisions of sub-Section (d) above relating to release and payment of the Agreed Amount shall apply to the Stipulated Amount. If within forty five (45) days after receipt by the Purchaser of such Sellers' Response Notice, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Losses set forth in a Claim Certificate, either the Purchaser Indemnifying Party or the Sellers Representative may submit any such dispute for resolution pursuant to the provisions of Section 12.05 hereof.

Section 10.04     Defense of Third-Party Claims.

In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which any Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Purchaser Indemnified Party pursuant to this Article X (a “Third Party Claim”), the Purchaser shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own.  If the Purchaser so proceeds with the defense of any such Third Party Claim:

(a)          each Seller and the Sellers’ Representative shall make available to the Purchaser any documents, materials and other information in their possession or control that may be necessary to the defense of such claim or Proceeding; and

(b)          the Purchaser shall control the defense of each Third Party Claim, and the Sellers’ Representative shall be entitled to participate at the expense of the Sellers in any litigation, negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim. In connection with such participation by the Sellers Representation, (A) Purchaser shall use commercially reasonable efforts to notify, keep informed, consult, cooperate with and provide regular updates to the Sellers Representative in respect of all material steps taken and developments relating to such Third Party Claim; and (B) Purchaser shall afford the Seller Representative and its advisors and representatives, reasonable access to any documents or other information relating to the Third Party Claim for purposes of the Sellers’ Representative’s participation in the Third Party Claim; provided that the Sellers and any such advisors and representatives shall, if requested by the Purchaser, first execute the Purchaser’s standard confidentiality agreement in favor of the Purchaser and its Affiliates, which shall contain an undertaking to maintain strict confidentiality regarding any relevant document or information, and provided further that the Purchaser shall not be required to share or provide any information if such provision would result in the loss of any privilege in respect of such information.  Notwithstanding the foregoing, the Purchaser shall have the right, at its sole discretion, to settle, adjust or compromise any such Third Party Claim and to consent to the entry of any judgement; provided, however, that if the Purchaser settles, adjusts, compromises or consents to any Third Party Claim without the prior written consent of the Sellers’ Representative (which shall not be unreasonably withheld or delayed), then such settlement, adjustment or compromise shall not be determinative of the amount of Losses incurred by the Purchaser Indemnified Party in connection with such claim or Proceeding (it being understood that if the Purchaser requests that the Sellers’ Representative consent to a settlement, adjustment or compromise, the Sellers’ Representative shall not unreasonably withhold or delay such consent) and (ii) any amount of such settlement in excess of amounts consented to by the Sellers’ Representative shall be deemed Contested Amounts.

(c)          The Purchaser shall give the Sellers’ Representative, a prompt notice of the commencement of any Third Party Claim against any Purchaser Indemnified Party and provide information reasonably requested by the Sellers’ Representative and not subject to attorney‑client privilege of the Purchaser or Purchaser’s Indemnified Parties relating to such claim.  If the Purchaser does not elect to proceed with the defense of any such Proceeding, the Sellers’ Representative or the Sellers may proceed with the defense of such claim or Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Sellers’ Representative or the Sellers may not settle, adjust or compromise any such Proceeding without the prior written consent of the Purchaser (which consent, may not be unreasonably withheld or delayed in respect of any settlement for damages only, where such damages, together with the aggregate value of all Claimed Amounts at such time, do not exceed the amount of the Escrow Fund available at such time).

Section 10.05     No Contribution.

No Seller shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or any Company Subsidiary in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

Section 10.06     Tax Impact.

The parties hereto agree to treat any indemnity payment made pursuant to this Article X or as an adjustment to the Purchase Price for Tax purposes.

Section 10.07     Additional Provisions.

(a)          The representations, warranties, covenants and obligations of the Company and the Sellers, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser Indemnified Parties or any of their Representatives.

(b)          The Sellers’ liability for Losses shall not be increased to take account of any Tax incurred (grossed up for such increase) by the Purchaser Indemnified Party(ies) arising from the receipt of indemnity hereunder, or proceeds from any other Person, and neither shall the Losses incurred by any Purchaser Indemnified Party take account of or be reduced by any present or future tax benefit or reduction attributable to such Losses, or the matter underlying such Losses.

ARTICLE XI
 SELLERS’ REPRESENTATIVE

Section 11.01     Appointment of Sellers’ Representative; Power and Authority.

(a)          By virtue of the execution of this Agreement, each Seller hereby irrevocably agrees, constitutes and appoints the Sellers’ Representative, and by the execution of this Agreement, the Sellers’ Representative as of the date hereof hereby accepts his/its appointment, as the true, exclusive and lawful agent and attorney-in-fact of each of the Sellers: (i) to act as a Sellers’ Representative under this Agreement and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Sellers’ Representative shall deem necessary, appropriate or advisable in connection with, or related to, this Agreement and the Transactions, (ii) to act in the name, place and stead of each Seller in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and in any Proceeding involving this Agreement, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the Transactions (including any Transaction Document).  This power of attorney is coupled with an interest and is irrevocable.  All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers.  Each of the Sellers acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Sellers’ Representative, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents.

(b)          Without derogating from the generality of the foregoing, as of the date hereof the Sellers’ Representative shall have the right, power and authority to:

(1)          act for the Sellers with regard to all matters set forth in this Agreement and the other Transaction Documents;

(2)          execute and deliver all amendments, waivers, ancillary agreements, share powers, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(3)          do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in his/its sole discretion relating to the subject matter of this Agreement and the other Transaction Documents as fully and completely as the Sellers could do if personally present;

(4)          deliver and receive all notices or other communications or documents given or to be given to or from the Sellers’ Representative by the Purchaser pursuant to this Agreement and the other Transaction Documents;

(5)          receive service of process on behalf of any Seller in connection with any claims under this Agreement and the other Transaction Documents;

(6)          negotiate, undertake, compromise, settle, consent, defend, object, resolve and settle any suit, Proceeding, claim or dispute under this Agreement and the other Transaction Documents on behalf of the Sellers, including authorize deliveries or set off to the Purchaser Indemnified Parties of payment in satisfaction of claims asserted by the Purchaser Indemnified Parties (including by not objecting to such claims) and comply with Orders with respect thereto;

(7)          engage counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Transaction Documents;

(8)          agree to any modification or amendment of, or supplements to, or waiver relating to this Agreement and the other Transaction Documents in accordance with Section 12.02 and execute and deliver an agreement of such modification, amendment, supplement or waiver; and

(9)          take all such other actions as the Sellers’ Representative may deem necessary, appropriate or advisable to carry out the intents and purposes of this Section 11.01, in each case without having to seek or obtain the consent of any Seller under any circumstance.

(c)          Notwithstanding anything herein to the contrary, the Seller Representative shall not be entitled to, and shall not, take any action that would or could (A) cause any Seller's liability hereunder to exceed its respective portion of the Purchase Price due and payable (B) result in the amounts payable hereunder to any Seller being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement, or (C) result in an increase of any Seller's indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Seller’s prior written consent.

(d)          The Sellers’ Representative shall be replaced as agent as mutually agreed by the Sellers, to the extent each is available to consult on such matters, subject to Purchaser's prior written consent (which consent shall not be unreasonably withheld or delayed), immediately if (a) the then presiding Sellers’ Representative is unable to reasonably perform his duties as a Sellers’ Representative hereunder, (b) any proceeding, whether voluntary or involuntary, is instituted by or against the then presiding Sellers’ Representative seeking to adjudicate it (as applicable) bankrupt or insolvent or dissolved, or seeking liquidation, winding up, arrangement with creditors, protection, or relief of it or its debts under any law or statute of any jurisdiction, or seeking the entry of an Order for relief or the appointment of a temporary or permanent receiver, liquidator, custodian trustee, or other similar official for it or for a material portion of its assets; (c) if the Sellers’ Representative is a natural person - upon his death or incapacity; (d) if the Sellers’ Representative is an entity - the Sellers’ Representative makes an assignment of all or a material portion of its assets; (e) the Sellers’ Representative admits its inability to pay its debts generally; (f) if the Sellers’ Representative is an entity - the transaction of the business of the Sellers’ Representative is suspended, substantially curtailed or ceased for a period longer than 30 days; or (g) if the appointment is terminated or withdrawn in accordance with applicable Laws or Order.  Any new or successor Sellers’ Representative appointed as aforesaid shall be deemed for all purposes as an agent under this Agreement having the powers and authorities set forth herein.

(e)          The Sellers’ Representative may resign at any time only upon a thirty (30) days’ prior written notice of such decision to resign and the appointment of a successor Sellers’ Representative as described above.

(f)          No bond shall be required of the Sellers’ Representative and the Sellers’ Representative shall not receive compensation for service in such capacity.

(g)          Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers and shall be final, binding and conclusive upon the Sellers.  The Purchaser, the Purchaser Indemnified Parties, the Company, the Company Subsidiaries, the Escrow Agent, and any other Person may conclusively and absolutely rely, without inquiry, upon any notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers’ Representative in all matters referred to herein and each of the foregoing is hereby relieved from any liability to any Person for any acts done by the Sellers’ Representative and any acts done by the any of the foregoing in accordance with any decision, act, consent or instruction of the Sellers’ Representative. The Seller Representative shall not be liable to the Sellers for any act done or omitted hereunder as Seller Representative in the absence of gross negligence or willful misconduct on the part of the Seller Representative.

Section 11.02          Reimbursement

Each Seller shall be responsible for and shall, severally, reimburse the Sellers' Representative upon demand for all such Seller’s Pro Rata Portion of any reasonable expenses, disbursements and advances incurred or made by the Sellers' Representative in accordance with any of the provisions of this Agreement or any other documents executed in connection herewith or therewith, including the costs and expense of receiving advice of counsel according to this Agreement.

Section 11.03          Liability; Indemnification.

Each Seller hereby releases the Sellers’ Representative and each Seller agrees, severally, to indemnify, defend and hold harmless the Sellers’ Representative, in accordance with such Seller’s Pro Rata Portion (including any losses incurred, as such losses are incurred) for, arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder or any action taken or not taken by him in his capacity as such agent (including the legal costs and expenses of defending the Sellers’ Representative against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof)) in connection with, caused by or arising out of, directly or indirectly, the performance of the Sellers’ Representative’s duties hereunder, except for the liability of the Sellers’ Representative to a Seller for loss which such holder will suffer from a Fraud of the Sellers’ Representative in carrying out the Sellers’ Representative’s duties hereunder.  In all questions arising under this Agreement, the Sellers’ Representative may rely on the advice of counsel, and the Sellers’ Representative will not be liable to a Seller for anything done, omitted or suffered by the Sellers’ Representative based on such advice.

ARTICLE XII
MISCELLANEOUS

Section 12.01          Entire Agreement.

This Agreement and the Transaction Documents constitute and represent the entire agreement between the Purchaser and the Sellers with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral (with no concession being made as to the existence of any such agreements and understandings), between the Sellers and the Purchaser with respect to the subject matter of this Agreement (including without limitation any prior proposal, term sheet, letter of intent, memorandum of terms or expression of interest).

Section 12.02          Amendments and Waivers.

(a)          This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, on the one hand, and the Company or, following the Closing, the Sellers’ Representative, on the other hand.  Any amendment executed in accordance with the foregoing shall be binding upon all holders of Ownership Interests, and all of the parties and their respective successors and assigns.

(b)          No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)          No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 12.03          Assignment; No Third Party Beneficiaries.

(a)          No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of (in the case of the Sellers or the Company) the Purchaser, or (in case of the Purchaser) the Company or, following the Closing, the Sellers’ Representative, except that the Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time, provided that in case of an assignment prior to the Closing, the Purchaser shall remain liable for all of its obligations hereunder, and (ii) after the Closing Date, to an acquirer of all or substantially all the Company or any Company Subsidiary's shares or any line of business or products involving the Company or any Company Subsidiary's lines of business or products (whether by sale, merger, sale of assets or otherwise), assuming the obligations hereunder.

(b)          Subject to sub-Section (a) above, the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the  parties hereto and their respective successors, assigns, heirs, executors, and administrators.  This Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 12.04          Governing Law.

This Agreement, including any question regarding its existence, validity or termination, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 12.05          Dispute Resolution.

Subject to the arbitration proceedings referred to in Section 2.02(d), any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be exclusively referred to and finally resolved by arbitration in Tel Aviv. The arbitration will be before a senior partner in one of the 5 largest law firms in Israel who is experienced in international M&A transactions and has practiced M&A in the United States for at least 2 years (the "Arbitrator Parameters"). The identity of the arbitrator will be agreed by the Purchaser and the Sellers’ Representative from among candidates meeting the Arbitrator Parameters, and if they cannot agreed in sixty (60) days from a notice in writing requesting such appointment sent by one party to the other, then , then the arbitrator will be appointed (based on the Arbitrator Parameters) by the President of the Center for Arbitration and Dispute Resolution (CADR) in Tel Aviv. The process for the nomination by the President of the CADR shall be as follows: the President shall submit to both Parties a list of five potential arbitrators, each of whom meets the Arbitrator Parameters and is willing, conflict free, and available to serve as arbitrator. Each Party shall have 10 days to strike two potential arbitrators, and rank the remaining three potential arbitrators from the most desirable (3 points) to the least desirable (1 point).  The President shall appoint the potential arbitrator who received the highest point ranking. If more than one arbitrator received the highest point ranking, the President shall appoint the arbitrator with the lower Israeli bar number. The arbitration will be conducted in accordance with the Rules of the CADR in effect at such time.

Section 12.06          Notices.

All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon electronic confirmation of full receipt when transmitted by facsimile transmission or electronic mail or (if transmitted and received on a non-Business Day or during non-business hours in the place of recipient) on the first Business Day following transmission and electronic confirmation of full receipt, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, confirmation of delivery requested, or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to the Purchaser or to the Company following the Closing Date, to:

Maoz Sigron, CFO
1 Azrieli Center, Building A, 4th Floor
26 HaRokmim Street, Holon, Israel 5885849
Attention: Maoz Sigron, CFO
E-mail: Maozs@perion.com;
with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Silver Rd., Ramat Gan 5250608, Israel
Attention:	Ronen Bezalel, Adv.
Jonathan Atha, Adv.
Telephone No.:	+972-3-6103850
Facsimile No.:	+972-3-6103851
E-mail:	rbezalel@meitar.com
jonathanana@meitar.com

if to the Sellers’ Representative and to any Seller, to:

Content IQ LLC
WeWork 135 Madison Ave Floor 12, New York, NY 10016
Attention: Asaf Katzir
E-mail: asaf@contentiq.com

with a copy (which shall not constitute notice) to:

Meitar NY Inc.
149 5th Ave 9th Floor, New York, NY 10010
Attention:	Tomer Shani, Adv.
Telephone:	+1-917-864-4350
E-mail:	tomerny@meitar.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto in accordance with this Section 12.06.

Section 12.07          Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, ITS NEGOTIATION OR THE TRANSACTION.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.07.

Section 12.08          Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.09          Remedies.

All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 12.10          Specific Performance.

It is agreed that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 12.11          Set-off.

Subject to the limitations set forth in Article X, the Purchaser Indemnified Parties shall be entitled to offset from any payment due and payable to any Seller (including Additional Payments and/or Earnout Payments) under this Agreement, or otherwise in accordance with any Transaction Document, the following amounts (i) the amount of Losses that are indemnifiable from any Seller under this Agreement or any Transaction Document, and (ii) the aggregate of all Claimed Amounts existing at the time of such payment, provided that if all or any portion of a Claimed Amount is a Contested Amount, then to the extent that such Contested Amount remains a Contested Amount (i.e. it has not become an Agreed Amount or a Stipulated Amount, and has not otherwise been determined to be payable to a Purchaser Indemnified Party pursuant to Section 12.05), on the date that is five (5) months following any such set-off and no claim pursuant to Section 12.05 below has been commenced by a Purchaser Indemnified Party, the Purchaser shall deposit such Contested Amount with the Escrow Agent pending final determination with respect to such Contested Amount (the “Final Amount”). Following determination on the Final Amount, the Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to transfer the applicable portion thereof required to cover the Final Amount to the Purchaser, with the remaining amount to be released to the Sellers in accordance with their Pro Rata Portions.

Section 12.12          Expenses.

Whether or not the Closing occurs, and except as specifically and expressly provided otherwise in this Agreement, all costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transactions, shall be paid by the party incurring such cost or expense. This Section 12.12 shall survive the consummation, termination or expiration of this Agreement, the Closing and the transactions contemplated hereby.

Section 12.13          Interpretation.

Each of the parties acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by this Agreement and each Transaction Document to which it is a party, and that it was represented by legal counsel in the negotiation, execution and delivery of the Transaction Documents.

Section 12.14          Conflict of Interest.

Each party to this Agreement acknowledges that (i) Meitar Liquornik Geva Leshem Tal, Law Offices (“Meitar”) is representing the Purchaser in connection with this Agreement, (ii) Meitar NY, Inc., an affiliate of Meitar (“Meitar NY”) is representing the Company and the Sellers in connection with this Agreement, (iii) Meitar is an affiliate of Meitar NY, and that (iv) Meitar has in the past performed and may continue to perform legal services for the Purchaser and certain of its Affiliates in matters unrelated to the transactions described in this Agreement. Accordingly, each party to this Agreement hereby (a) acknowledges that it has had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Meitar’s representation of the Purchaser in connection with this Agreement and the Transaction, and to Meitar NY’s representation of the Company and the Sellers in connection with this Agreement and the Transaction. In case of any arbitration or court proceedings between the parties following the Closing, both Meitar and Meitar NY may each assist and consult any chosen litigator hired by the their respective relevant party (Sellers or Purchaser) in any such dispute; and each party gives its informed consent to such consultations.

Section 12.15          Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise), including by electronic transmission (in PDF format or the like), signature by electronic means (such as DocuSign, Esign or the like) or by facsimile transmission shall be binding as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this MEMBERSHIP INTEREST PURCHASE AGREEMENT as of the date first written above.

CONTENT IQ LLC

By:	/s/ Asaf Katzir
Name:	Asaf Katzir
Title:	Co-CEO

IN WITNESS WHEREOF, the parties hereto have executed this MEMBERSHIP INTEREST PURCHASE AGREEMENT as of the date first written above.

PERION NETWORK LTD.
By:	/s/ Maoz Sigron
Name:	Maoz Sigron
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this MEMBERSHIP INTEREST PURCHASE AGREEMENT as of the date first written above.

ASAF KATZIR, as SELLERS’ REPRESENTATIVE

By:	/s/ Asaf Katzir
Name:	Asaf Katzir
Title:	Co-CEO

IN WITNESS WHEREOF, the parties hereto have executed this MEMBERSHIP INTEREST PURCHASE AGREEMENT as of the date first written above.

/s/ Asaf Katzir
ASAF KATZIR

/s/ Ziv Yirmiyahu
ZIV YIRMIYAHU

EXHIBIT B

ADDITIONAL PAYMENTS AND EARNOUT PAYMENTS

Part 1

1.	Additional Payment - Additional Condition Only.

(a)          Asaf.  Subject to Asaf satisfying the Additional Condition at all times from the date hereof and until the expiration of such period, an Additional Payment of US$1,080,000 (less, in each case, the applicable Additional Escrow Amount) shall be payable to Asaf on the expiration of each of (i) the 12 month period following the Closing, and (ii) the 24 month period following the Closing.

(b)          Ziv.  Subject to Ziv satisfying the Additional Condition at all times from the date hereof and until the expiration of such period, an Additional Payment of US$920,000 (less, in each case, the applicable Additional Escrow Amount) shall be payable to Ziv on the expiration of each of (i) the 12 month period following the Closing and (ii) the 24 month period following the Closing.

2.	Additional Payment – Tech KPI.

(a)	2020 Earnout Period.

(i)          Subject to Asaf satisfying the Additional Condition at all times from the date hereof and until the expiration of such period, an Additional Payment, in an amount equal to the product of $810,000 multiplied by the 2020 Tech KPI Percentage (less the applicable Additional Escrow Amount), shall be payable to Asaf on the KPI Determination Date with respect to the 2020 Earnout Period; and

(ii)          Subject to Ziv satisfying the Additional Condition at all times from the date hereof and until the expiration of such period, an Additional Payment, in an amount equal to the product of $690,000 multiplied by the 2020 Tech KPI Percentage (less the applicable Additional Escrow Amount), shall be payable to Ziv on the KPI Determination Date with respect to the 2020 Earnout Period.

(b)	2021 Earnout Period.

(i)          Subject to Asaf satisfying the Additional Condition at all times from the date hereof and until the expiration of such period, an Additional Payment, in an amount equal to the product of $810,000 multiplied by the 2021 Tech KPI Percentage (less the applicable Additional Escrow Amount), shall be payable to Asaf on the KPI Determination Date with respect to the 2021 Earnout Period; and

(ii)          Subject to Ziv satisfying the Additional Condition at all times from the date hereof and until the expiration of such period, an Additional Payment, in an amount equal to the product of $690,000 multiplied by the 2021 Tech KPI Percentage (less the applicable Additional Escrow Amount), shall be payable to Ziv on the KPI Determination Date with respect to the 2021 Earnout Period.

(c)	Provisions Relating to the Additional Payment – Tech KPI.

(i)          Solely for the purposes of this Paragraph 2 (Additional Payment – Tech KPI), Asaf or Ziv, as applicable, shall be deemed to have satisfied the Additional Condition in the event of their death provided that such Seller had satisfied the Additional Condition immediately prior to his death (or the circumstances leading to his death).

(ii)          The following terms as used in this Paragraph 2 (Additional Payment – Tech KPI) shall have the following meanings:

"2020 Tech KPI Achieved Item" is an item of "KPI" identified in the table in Part 5A of this Exhibit B that has been achieved during the 2020 Earnout Period, pursuant to the 'Success Criteria' associated with such item (the "2020 KPI Target"), as determined in good faith by Parent. In the case of an item of “KPI” identified in such table as “Y/N,” such determination shall be made on an “all-or-nothing” basis. In the case of an item of “KPI” identified in such table as “>70%”, the item shall be treated as having been achieved if Parent concludes in such determination that at least 70% of the 2020 KPI Target has been satisfied.

“2020 Tech KPI Aggregate Achievement” means the sum, expressed as a percentage, of the “Weight” assigned in the table in Part 5A of this Exhibit B to each 2020 Tech KPI Achieved Item; provided that (i) if any item of KPI marked with an “X” in the “Must” column of such table is not a 2020 Tech KPI Achieved Item, then the amount of the “weight” assigned to such item, multiplied by two (2), shall be reduced from the sum, and (ii) if Parent has determined in good faith that the 2020 KPI Target with respect to any item of KPI identified on such table as “>70%” has been satisfied only in part, the “weight” of such item shall be multiplied by the percentage determined by Parent to have been completed (being between 70%-100%), and then added to such sum (in lieu of the full “weight” assigned to such item on the table).

“2020 Tech KPI Percentage" means the 2020 Tech KPI Aggregate Achievement multiplied by two (2); provided that if the 2020 Tech KPI Aggregate Achievement is greater than 50%, the 2020 Tech KPI Percentage shall be 100% and the excess of the 2020 Tech KPI Aggregate Achievement over 50% shall be the “2020 Tech KPI Carryover.”

"2021 Tech KPI Achieved Item" is an item of "KPI" identified in the table in Part 5B of this Exhibit B that has been achieved during the 2021 Earnout Period, pursuant to the 'Success Criteria' associated with such item (the "2021 KPI Target"), as determined in good faith by Parent. In the case of an item of “KPI” identified in such table as “Y/N,” such determination shall be made on an “all-or-nothing” basis. In the case of an item of “KPI” identified in such table as “>70%”, the item shall be treated as having been achieved if the Parent concludes in such determination that at least 70% of the 2021 KPI Target has been satisfied.

“2021 Tech KPI Aggregate Achievement” means the sum, expressed as a percentage, of the “Weight” assigned in the table in Part 5B of this Exhibit B to each 2021 Tech KPI Achieved Item; provided that (i) if any item of KPI marked with an “X” in the “Must” column of such table is not a 2021 Tech KPI Achieved Item, then the amount of the “weight” assigned to such item, multiplied by two (2), shall be reduced from the sum, and (ii) if Parent has determined in good faith that the 2021 KPI Target with respect to any item of KPI identified on such table as “>70%” has been satisfied only in part, the “weight” of such item shall be multiplied by the percentage determined by Parent to have been completed (being between 70%-100%), and then added to such sum (in lieu of the full “weight” assigned to such item on the table).

“2021 Tech KPI Percentage" means the 2021 Tech KPI Aggregate Achievement plus the 2020 Tech KPI Carryover, with such sum multiplied by two (2).

(iii)          It is hereby clarified that the Tech KPIs are intended to relate to the development of the Company's technology, Information Systems, and Intellectual Property relating to the Business as currently conducted and to the extent that a KPI relates to a supplier of traffic to the Company, as it relates to the Major Suppliers. For the avoidance of doubt, it will not apply to future products, activities or plans.

3.	Additional Payment – EBITDA Condition.

(a)          Asaf.  Subject to Asaf satisfying the Additional Condition at all times from the date hereof and until the expiration of such period, an Additional Payment of US$2,160,000 shall be payable to Asaf on the expiration of the 24 month period following the Closing provided that the aggregate amount of (i) Earnout EBIDTA for the 2020 Earnout Period  and (ii) Earnout EBIDTA for the 2021 Earnout Period, was at least 70% of the aggregate of (x) the Earnout EBIDTA Basic 2020 Target, and (y) the Earnout EBIDTA Basic 2021 Target (such terms as defined in Part 2 of this Exhibit B).

(b)          Ziv.  Subject to Asaf satisfying the Additional Condition at all times from the date hereof and until the expiration of such period, an Additional Payment of US$1,840,000 shall be payable to Ziv on the expiration of the 24 month period following the Closing provided that the aggregate amount of (i) the Earnout EBIDTA for the 2020 Earnout Period, and (ii) the Earnout EBIDTA for the 2021 Earnout Period, was at least 70% of the aggregate of (x) the Earnout EBIDTA Basic 2020 Target, and (y) the Earnout EBIDTA Basic 2021 Target (such terms as defined in Part 2 of this Exhibit B).

Part 2

Earnout Provisions

1.	Milestones and Thresholds

(a)          2020 Milestone.  The “2020 Milestone” shall be considered achieved, and Earnout Payments relating to the 2020 Earnout Period shall only be payable if both of the following conditions are satisfied:

(i)          the amount of Organic Revenues for the 2020 Earnout Period are at least 70% of the Earnout Revenues Basic 2020 Target; and

(ii)          the amount of Organic EBITDA for the 2020 Earnout Period is at least 70% of the Earnout EBIDTA Basic 2020 Target.

(b)          2021 Milestone. The “2021 Milestone” shall be considered achieved, and Earnout Payments relating to the 2021 Earnout Period shall only be payable if both of the following conditions are satisfied:

(i)          the amount of Organic Revenues for the 2021 Earnout Period are at least 70% of the Earnout Revenues Basic 2021 Target; and

(ii)          the amount of Organic EBITDA for the 2021 Earnout Period is at least 70% of the Earnout EBIDTA Basic 2021 Target.

(c)          2020 Over Achievement Milestone.  The “2020 Over Achievement Milestone” shall be considered achieved, and Over Achievement Earnout Payments relating to the 2020 Earnout Period shall only be payable if both of the following conditions are satisfied:

(i)          the amount of Over Achievement Earnout Revenues for the 2020 Earnout Period are at least 100% of the Earnout Revenues Basic 2020 Target; and

(ii)          the amount of Earnout EBITDA for the 2020 Earnout Period is at least 100% of the Earnout EBIDTA Basic 2020 Target.

(d)          2021 Over Achievement Milestone. The “2021 Over Achievement Milestone” shall be considered achieved, and Over Achievement Earnout Payments relating to the 2021 Earnout Period shall only be payable if both of the following conditions are satisfied:

(i)          the amount of Over Achievement Earnout Revenues for the 2021 Earnout Period are at least 100% of the Earnout Revenues Basic 2021 Target; and

(ii)          the amount of Earnout EBITDA for the 2021 Earnout Period is at least 100% of the Earnout EBIDTA Basic 2021 Target.

2.	Earnout Payments for the 2020 Earnout Period

If the 2020 Milestone is achieved, Earnout Payments shall be payable to the Sellers in respect of the 2020 Earnout Period in accordance with one or more of the following provisions, as applicable:

(a)          2020 Basic Revenues Payment.

(iii)          If Earnout Revenues for the 2020 Earnout Period are at least the Earnout Revenues Basic 2020 Target, then an Earnout Payment of US$6,181,000 shall be payable to the Sellers.

(iv)          If Earnout Revenues for the 2020 Earnout Period are less than the Earnout Revenues Basic 2020 Target, but at least 70% of the Earnout Revenues Basic 2020 Target, then an Earnout Payment shall be payable to the Sellers in an amount that is the product of US$6,181,000, multiplied by a fraction, the numerator of such fraction being Earnout Revenues for the 2020 Earnout Period, and the denominator of such fraction being the Earnout Revenues Basic 2020 Target.

(b)          2020 Over Achievement Revenues Payment.  Subject to the satisfaction of the 2020 Over Achievement Milestone:

(i)          If the Over Achievement Earnout Revenues for the 2020 Earnout Period are at least the Earnout Revenues Over Achievement 2020 Target, then an Earnout Payment of US$6,081,000 shall be payable to the Sellers.

(ii)          If the Over Achievement Earnout Revenues for the 2020 Earnout Period are less than the Earnout Revenues Over Achievement 2020 Target, but at least the Earnout Revenues Basic 2020 Target, then an Earnout Payment shall be payable to the Sellers in an amount that is the product of US$6,081,000 multiplied by a fraction, the numerator of such fraction being the difference between Over Achievement Earnout Revenues for the 2020 Earnout Period and the Earnout Revenues Basic 2020 Target, and the denominator of such fraction being the difference between the Earnout Revenues Over Achievement 2020 Target and the Earnout Revenues Basic 2020 Target.

(c)          2020 Basic EBIDTA Payment.

(i)          If Earnout EBIDTA for the 2020 Earnout Period is at least the Earnout EBIDTA Basic 2020 Target, then an Earnout Payment of US$6,181,000 shall be payable to the Sellers.

(ii)          If Earnout EBIDTA for the 2020 Earnout Period is less than the Earnout EBIDTA Basic 2020 Target, but at least 70% of the Earnout EBIDTA Basic 2020 Target, then an Earnout Payment shall be payable to the Sellers in an amount that is the product of US$6,181,000 multiplied by a fraction, the numerator of such fraction being Earnout EBIDTA for the 2020 Earnout Period and the denominator of such fraction being the Earnout EBIDTA Basic 2020 Target.

(d)          2020 Over Achievement EBIDTA Payment. Subject to the satisfaction of the 2020 Over Achievement Milestone:

(i)          If the Earnout EBIDTA for the 2020 Earnout Period is at least the Earnout EBIDTA Over Achievement 2020 Target, then an Earnout Payment of US$6,081,000 shall be payable to the Sellers.

(ii)          If the Earnout EBIDTA for the 2020 Earnout Period is less than the Earnout EBIDTA Over Achievement 2020 Target but at least the Earnout EBIDTA Basic 2020 Target, then an Earnout Payment shall be payable to the Sellers in an amount that is the product of US$6,081,000 multiplied by a fraction, the numerator of such fraction being the difference between Earnout EBIDTA for the 2020 Earnout Period and the Earnout EBIDTA Basic 2020 Target, and the denominator of such fraction being the difference between the Earnout EBIDTA Over Achievement 2020 Target and the Earnout EBIDTA Basic 2020 Target.

3.	Earnout Payments for the 2021 Earnout Period

Regardless of any Earnout Payment payable with respect to the 2020 Earnout Period, if the 2021 Milestone is achieved, Earnout Payments shall be payable to the Sellers in respect of the 2021 Earnout Period in accordance with one or more of the following provisions, as applicable:

(a)          2021 Basic Revenues Payment.

(i)          If Earnout Revenues for the 2021 Earnout Period are at least the Earnout Revenues Basic 2021 Target, then an Earnout Payment of US$5,681,000 shall be payable to the Sellers.

(ii)          If Earnout Revenues for the 2021 Earnout Period are less than the Earnout Revenues Basic 2021 Target, but at least 70% of the Earnout Revenues Basic 2021 Target, then an Earnout Payment shall be payable to the Sellers in an amount that is the product of US$5,681,000 multiplied by a fraction, the numerator of such fraction being Earnout Revenues for the 2021 Earnout Period and the denominator of such fraction being the Earnout Revenues Basic 2021 Target.

(b)          2021 Over Achievement Revenues Payment. Subject to the satisfaction of the 2021 Over Achievement Milestone:

(i)          If the Over Achievement Earnout Revenues for the 2021 Earnout Period are at least the Earnout Revenues Over Achievement 2021 Target, then an Earnout Payment of US$5,581,000 shall be payable to the Sellers.

(ii)          If the Over Achievement Earnout Revenues for the 2021 Earnout Period are less than the Earnout Revenues Over Achievement 2021 Target, but at least the Earnout Revenues Basic 2021 Target, then an Earnout Payment shall be payable to the Sellers in an amount that is the product of US$5,581,000 multiplied by a fraction, the numerator of such fraction being the difference between the Over Achievement Earnout Revenues for the 2021 Earnout Period and the Earnout Revenues Basic 2021 Target, and the denominator of such fraction being the difference between the Earnout Revenues Over Achievement 2021 Target and the Earnout Revenues Basic 2021 Target.

(c)          Basic EBIDTA Payment.

(i)          If Earnout EBIDTA for the 2021 Earnout Period is at least the Earnout EBIDTA Basic 2021 Target, then an Earnout Payment of US$5,681,000 shall be payable to the Sellers.

(ii)          If Earnout EBIDTA for the 2021 Earnout Period is less than the Earnout EBIDTA Basic 2021 Target, but at least 70% of the Earnout EBIDTA Basic 2021 Target, then an Earnout Payment shall be payable to the Sellers in an amount that is the product of US$5,681,000 multiplied by a fraction, the numerator of such fraction being Earnout EBIDTA for the 2021 Earnout Period and the denominator of such fraction being the Earnout EBIDTA Basic 2021 Target.

(d)          Over Achievement EBIDTA Payment. Subject to the satisfaction of the 2021 Over Achievement Milestone:

(i)          If the Earnout EBIDTA for the 2021 Earnout Period is at least the Earnout EBIDTA Over Achievement 2021 Target, then an Earnout Payment of US$5,581,000 shall be payable to the Sellers.

(ii)          If the Earnout EBIDTA for the 2021 Earnout Period is less than the Earnout EBIDTA Over Achievement 2021 Target, but at least the Earnout EBIDTA Basic 2021 Target, then an Earnout Payment shall be payable to the Sellers in an amount that is the product of US$5,581,000 multiplied by a fraction, the numerator of such fraction being the difference between Earnout EBIDTA for the 2021 Earnout Period and the Earnout EBIDTA Basic 2021 Target, and the denominator of such fraction being the difference between the Earnout EBIDTA Over Achievement 2021 Target and the Earnout EBIDTA Basic 2021 Target.

(e)          Maximum Earnout Payments.  Notwithstanding any other provision of this Agreement (i) the Earnout Payments payable with respect to the 2020 Earnout Period shall not exceed US$24,525,000, (ii) the Earnout Payment payable with respect to the 2021 Earnout Period shall not exceed US$22,525,000, and (iii) the Earnout Payments payable hereunder shall not in any event exceed US$47,050,000.

4.	Definitions and Basis of Determination of Revenue and EBIDTA

(1)          Definitions.

“2020 Earnout Period” means the period from Closing until (and including) December 31, 2020.

“2021 Earnout Period” means the period from January 1, 2021 until (and including) December 31, 2021.

“Capped Organic Revenues” means, in respect of an Earnout Period, an amount of Earnout Revenues equal to (i) the Organic EBITDA for such Earnout Period, divided by (ii) eleven percent (11%).

“Earnout EBITDA” shall mean the sum of the Organic EBITDA and the Future Synergy EBITDA.

“Earnout EBIDTA Basic 2020 Target” means Earnout EBITDA of US$6,500,000.

“Earnout EBITDA Basic 2021 Target” means Earnout EBITDA of US$7,095,000.

“Earnout EBITDA Over Achievement 2020 Target” means Earnout EBITDA of US$8,250,000.

“Earnout EBITDA Over Achievement 2021 Target” means Earnout EBITDA of US$9,240,000.

“Earnout Period” means the 2020 Earnout Period or 2021 Earnout Period, as applicable.

“Earnout Revenues” means the sum of the Organic Revenues, the Future Synergy Revenues and the Publisher Revenues.

“Earnout Revenues Basic 2020 Target” means Earnout Revenues of US$57,900,000.

“Earnout Revenues Basic 2021 Target” means Earnout Revenues of US$64,500,000.

“Earnout Revenues Over Achievement 2020 Target” means Earnout Revenues of US$74,000,000.

“Earnout Revenues Over Achievement 2021 Target” means Earnout Revenues of US$84,000,000.

“Excluded Revenues” means, in respect of any Earnout Period, the portion of the Organic Revenues that exceeds the Capped Organic Revenues, if any.

“Future Synergy EBITDA” means (i) the incremental earnings before interest, tax, depreciation and amortization generated by the Purchaser and its Affiliates (other than the Company and the Company Subsidiaries) from any Future Synergy Activity, multiplied by (ii) the Allocated Proportion.

“Future Synergy Revenues” means (i) the incremental revenues generated and recognized by the Purchaser and its Affiliates (other than the Company and the Company Subsidiaries) from any Future Synergy Activity, multiplied by (ii) the Allocated Proportion.

“Non-Owned Publisher” means a Publisher that is not (and is not owned or controlled by) the Purchaser or its Affiliates (including the Company and the Company Subsidiaries).

“Organic EBITDA” means the earnings before interest, tax, depreciation and amortization generated by the Company and the Company Subsidiaries in the applicable Earnout Period, including costs and expenses incurred by Purchaser or its Affiliates (other than the Company and the Company Subsidiaries) which are: (i) of the Company and the Company Subsidiaries (even if situated technically in a separate holding within the Purchaser's group of companies) and directly related thereto, and (ii) indirectly related to the Company in accordance with the Service Principles, but excluding the cost of the 'Bonus' (as defined in Gil's Key Person Agreement).

“Organic Revenues” means revenues generated and recognized by the Company in the applicable Earnout Period.

“Over Achievement Payments” means those Earnout Payments referred to in Paragraphs 2(b) (2020 Over Achievement Revenues Payment), 2(d) (2020 Over Achievement EBITDA Payment), 3(b) (2021 Over Achievement Revenues Payment), and 3(d) (2021 Over Achievement EBITDA Payment) of this Exhibit B.

“Over Achievement Earnout Revenues” means the Earnout Revenues, minus the Excluded Revenues.

“Publisher” means a Person that owns or operates a website with unique content developed or licensed by that Person, and which publishes advertisements on such website.

“Publisher Revenues” means the revenues generated and recognized from the utilization of the Company Owned Intellectual Property by the Purchaser and its Affiliates (other than the Company and the Company Subsidiaries) in combination either with or without the allocation by the Company and the Company Subsidiaries of resources following the Closing to the development of the future service offerings set forth in the table at Part 3 of this Exhibit B and the future product offerings set forth in the table at Part 4 of this Exhibit B.

(2)          Determination of Future Synergy Revenue and Future Synergy EBITDA.

(i)          If, during the 2020 Earnout Period or the 2021 Earnout Period, the Purchaser or its Affiliates (other than the Company and the Company Subsidiaries) utilize any Company Owned Intellectual Property in generating new business or revenue (other than in a non-material manner) and such utilization is not one of the activities identified in the tables set forth in Part 3 or Part 4 of this Exhibit B, (such utilization being a “Future Synergy Activity”), then such utilization shall require the approval in writing by the Chief Executive Officer or Chief Financial Officer of the Parent.

(ii)          Following the approval referred to in sub-Paragraph (i) above, the Purchaser and the Seller Representative shall discuss in good faith (for a period not to exceed 30 days, or such other period as the Purchaser and the Seller Representative may agree) the appropriate proportion, expressed as a percentage (the “Allocated Proportion”), of: (1) the revenue recognized by the Purchaser and its Affiliates (other than the Company and the Company Subsidiaries) in respect of such Future Synergy Activity, which should be attributed to the Company, and (2) the earnings before interest, tax, depreciation and amortization generated by the Purchaser and its Affiliates (other than the Company and the Company Subsidiaries) in respect of such Future Synergy Activity, which should be attributed to the Company, with such attribution in each case intended to reflect transfer pricing principles applicable to the intra-group licensing of the technology underlying the Company Services by the Company.  In the absence of agreement in the period referred herein, the Allocated Proportion of any such approved Future Synergy Activity shall be fifty percent (50%).

(3)          All amounts of Earnout Revenues or any other revenues under this Exhibit and Earnout EBITDA or any other EBITDA under this Exhibit, shall be determined on the basis of the Purchaser's and its Affiliates' audited consolidated financial statements for the relevant Earnout Period in accordance with GAAP as consistently applied by Purchaser's Accounting Principles, but (i) excluding for the purposes of Earnout Revenue, any account receivable for which provision is made in accordance with the Purchaser's Accounting Principles, and (ii) shall be calculated net of any 'claw-back' (i.e., the repayment of any amounts from the Company, Purchaser or its Affiliates to any third party revenue partner) or other amounts that are otherwise actually repaid to a counterparty (including by way of set off against future payments to the Company, a Company Subsidiary, Purchaser or its other Affiliates), whether or not such claw-back is notified or effected during the relevant Earnout Period or otherwise.

(4)          The inclusion of Future Synergy, Future Synergy EBITDA, Publisher Revenues within the scope of Earnout Revenues and Earnout EBITDA (as applicable) are intended to (i) be allocated in part due to the allocation of resources by the Company and the Company Subsidiaries following the Closing to the development of the applicable activities and (ii) provide for the attribution of the incremental value created for the Purchaser and its Affiliates by the Company and the Company Subsidiaries, and accordingly shall not include any revenue or earnings earned or recognized due to the conduct of the Purchaser's and its Affiliates' businesses as currently conducted.

(5)          Following the Closing, the Sellers' Representative and the Purchaser shall consider whether any services allocated to the Company in accordance with the Service Principles are not, in fact, required or utilized (or anticipated to be required or utilized during any Earnout Period) by the Company or the Company Subsidiaries.  If the Sellers' Representative and the Purchaser mutually agree that any such services are not, in fact, required or utilized (or anticipated to be required or utilized during any Earnout Period) by the Company or the Company Subsidiaries), the Service Principles shall be revised, by agreement of the Sellers' Representative and the Purchaser accordingly.

Part 3

Publisher Revenues Services

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Part 4

Publisher Revenues Products

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Part 5

KPIs

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EXHIBIT K

THE SERVICE PRINCIPLES

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EXHIBIT O

THE KEY COUNTERPARTIES

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